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TABLE OF CONTENTS
TABLE OF CONTENTS

PROXY STATEMENT OF THE COMPANY

EXHIBIT (a)-(1)

January 22, 2021

Shareholders of Gridsum Holding Inc.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of Gridsum Holding Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), to be held on February 22, 2021 at 10:00 a.m. (Beijing time). The meeting will be held at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        On September 30, 2020, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Gridsum Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and Gridsum Growth Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company") and becoming a wholly-owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger (the "Plan of Merger"), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

        Merger Sub and Parent were formed solely for the purpose of the Merger. At the effective time of the Merger (the "Effective Time"), Parent will be beneficially owned by the following persons and entities: (a) Mr. Guosheng Qi, one of the co-founders, chairman and chief executive officer of the Company ("Mr. Qi"); (b) Generation Gospel Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Qi ("Generation Gospel"); (c) Fairy Spirit Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and controlled by Mr. Qi ("Fairy Spirit"); (d) Mr. Guofa Yu, one of the co-founders, director and chief operating officer of the Company ("Mr. Yu"); (e) Garden Enterprises Ltd., a business company incorporated under the laws of British Virgin Islands and wholly owned by Mr. Yu. ("Garden Enterprises", together with Mr. Qi, Generation Gospel, Fairy Spirit and Mr. Yu, the "Rollover Securityholders"); and (f) Kang Bo Si Nan (Beijing) Technology Co., Ltd., a company with limited liability incorporated under the laws of the People's Republic of China and an affiliate of Mr. Qi ("Beijing SPV"). As of the date of the accompanying proxy statement, the Rollover Securityholders collectively beneficially own 10,777,005 ordinary shares (including shares represented by ADSs) of the Company ("Rollover Shares", together with Company Options (as defined below) and Company RSUs (as defined below) held by the Rollover Securityholders, the "Rollover Securities"), which represent approximately 30.5% of the Company's issued and outstanding ordinary shares, par value US$ 0.001 per share (each, a "Share") and 67.8% of the voting rights of the Company. Parent, Merger Sub, Rollover Securityholders, Beijing SPV and Gridsum Group Limited, a direct wholly-owned subsidiary of Beijing SPV ("Holdco") are collectively referred to herein as the "Buyer Group." If the

Merger is completed, the Company will continue its operations as a privately-held company and will be beneficially owned by the Buyer Group, and, as a result of the Merger, the Company's American depositary shares ("ADSs"), each representing one class B ordinary share of the Company (the "Class B Ordinary Shares"), will no longer be listed on the NASDAQ Global Select Market (the "NASDAQ") and the American depositary shares program for Shares will terminate.

        Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than (a) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub, the Company (as treasury shares, if any) or any of their direct or indirect wholly-owned subsidiaries; (b) Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Options and/or Company RSUs; (c) Shares (including such Shares represented by ADSs), Company Options and Company RSUs held by the Rollover Securityholders immediately prior to the Effective Time; and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the "Cayman Islands Companies Law"), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law (collectively, the "Dissenting Shares") (Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$2.00 (the "Per Share Merger Consideration") and each issued and outstanding ADS (other than ADSs representing the Rollover Shares) will represent the right to surrender one ADS in exchange for US$2.00 (the "Per ADS Merger Consideration) (less a US$0.05 per ADS cash distribution fee pursuant to the terms of the deposit agreement dated September 28, 2016 (as amended) among the Company, CITIBANK, N.A. (the "ADS Depositary") and the holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement")), in each case, in cash, without interest and net of any applicable withholding taxes.

        At the Effective Time, each option to purchase Shares granted under the Company's Stock Option Plan and Equity Incentive Plan (together, the "Company Incentive Plans") (each a "Company Option") (other than any Company Option that is a Rollover Security) that is vested and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder of such vested Company Option to receive cash in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price per Class B Ordinary Share under such Company Option and (y) the number of Class B Ordinary Shares subject to such Company Option (the "Vested Company Option Consideration"), provided that if the exercise price per Class B Ordinary Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any consideration payable in respect thereof.

        At the Effective Time, each Company Option that is unvested and outstanding immediately as of the Effective Time will be cancelled as of the Effective Time automatically and without any action on the part of the holders thereof, for no consideration.

        At the Effective Time, each restricted share unit of the Company granted under the Company Incentive Plans (each a "Company RSU") (other than any Company RSU that is a Rollover Security) outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Company RSU, provided that if a Company RSU is unvested, it shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time.

        Notwithstanding the foregoing, if the Merger is completed, pursuant to the terms of the support agreement (the "Support Agreement"), dated as of September 30, 2020, by and among the Rollover Securityholders and Parent, each of the Company Options and Company RSUs that is a Rollover Security under the Support Agreement shall be cancelled at the Effective Time.

        A special committee (the "Special Committee") of the board of directors of the Company (the "Board"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group, (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        At a meeting on September 30, 2020, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Qi and Mr. Yu, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval.

        The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        In considering the recommendation of the Special Committee and the Board, you should be aware that Mr. Qi, the chairman of the Company, and Mr. Yu, a director of the Company, have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of the accompanying proxy statement, the Rollover Securityholders collectively beneficially own approximately 30.5% of the total number of issued and outstanding Shares, which represents approximately 67.8% of the total voting rights in the Company. The Rollover Securityholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the

United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares or ADSs that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution representing an affirmative vote of shareholders representing two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the "Shareholder Approval"). Given the Buyer Group's ownership as described above and assuming it complies with its voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding on February 8, 2021, the record date for voting Shares at the extraordinary general meeting (the "Share Record Date"), the special resolutions to be proposed at the extraordinary general meeting can be approved by Shares held by Rollover Securityholders.

        Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is February 20, 2021 at 10:00 a.m. (Beijing time). Each holder has one vote for each Class B Ordinary Share and ten votes for each class A ordinary share of the Company, in each case held as of the close of business in the Cayman Islands on the Share Record Date.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Upon the timely receipt of voting instructions from ADS holders as of the close of business in New York City on January 27, 2021 (the "ADS Record Date") in the manner specified by the ADS Depositary, the ADS Depositary will, as the registered holder of the Shares represented by the ADSs, endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS

Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting, or that the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on February 8, 2021, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on February 4, 2021 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A.—Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, International Corporation Services Ltd., to issue and mail a certificate to your attention (by email to icsl.gridsum@tta.lawyer). If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

v

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON FEBRUARY 12, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Shares, please contact Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1 917 412 3333 or by email at tfleming@christensenir.com.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
Lee Cheuk Yin Dannis Chairman of the Special Committee	Guosheng Qi Chairman of the Board

        The accompanying proxy statement is dated January 22, 2021, and is first being mailed to the Company's shareholders and ADS holders on or about February 1, 2021.

 GRIDSUM HOLDING INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
February 22, 2021

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Gridsum Holding Inc. (referred to herein alternately as "the Company," "us," "we" or other terms correlative thereto), will be held on February 22, 2021 at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China.

        Only registered holders of class A ordinary shares of the Company, par value US$0.001 per share (each, a "Class A Ordinary Share"), and class B ordinary shares of the Company, par value US$0.001 per share (each, a "Class B Ordinary Share", and together with the Class A Ordinary Shares, the "Shares"), at the close of business in the Cayman Islands on February 8, 2021 (the "Share Record Date") or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

  THAT the Agreement and Plan of Merger, dated as of September 30, 2020 (the "Merger Agreement"), among the Company, Gridsum Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and Gridsum Growth Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub") (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the "Plan of Merger") required to be filed with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a Surviving Company and becoming a wholly-owned subsidiary of Parent (the "Merger"), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger, be and are hereby authorized and approved;

  THAT each of directors of the Company be and is hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  if necessary, as an ordinary resolution:

  THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company's shareholders will be available at its principal executive office at South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of a special committee (the "Special Committee") of the board of directors of the Company (the "Board"), composed solely of directors who are unaffiliated with any member of the Buyer Group (as defined below) or any member of the management of the Company, the Board (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders and holders of the Company's American depositary shares, each representing one Class B Ordinary Share ("ADSs"), other than shareholders and ADS holders who are affiliates of the Company or members of the Buyer Group (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires the affirmative vote of shareholders representing two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Merger Sub and Parent were formed solely for the purpose of the Merger. If the Merger is completed, at the effective time of the Merger (the "Effective Time"), Parent will be beneficially owned by the following persons and entities: (a) Mr. Guosheng Qi, one of the co-founders, chairman and chief executive officer of the Company ("Mr. Qi"); (b) Generation Gospel Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Qi ("Generation Gospel"); (c) Fairy Spirit Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and controlled by Mr. Qi ("Fairy Spirit"); (d) Mr. Guofa Yu, one of the co-founders, director and chief operating officer of the Company ("Mr. Yu"); (e) Garden Enterprises Ltd., a business company with limited liability incorporated under the laws of British Virgin Islands and wholly owned by Mr. Yu. ("Garden Enterprises", together with Mr. Qi, Generation Gospel, Fairy Spirit and Mr. Yu, the "Rollover Securityholders"); and (f) Kang Bo Si Nan (Beijing) Technology Co., Ltd., a company incorporated with limited liability under the laws of the People's Republic of China and an affiliate of Mr. Qi ("Beijing SPV"). Parent, Merger Sub, Rollover Securityholders, Beijing SPV and Gridsum Group Limited, a direct wholly-owned subsidiary of Beijing SPV ("Holdco"), are collectively referred to herein as the "Buyer Group."

        Pursuant to a support agreement dated as of September 30, 2020 among Parent and the Rollover Securityholders, the Rollover Securityholders have agreed to vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by them in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of the accompanying proxy statement, the Rollover Securityholders collectively beneficially own

10,777,005 ordinary shares (including shares represented by ADSs) of the Company, which represent approximately 30.5% of the total number of the issued and outstanding Shares and approximately 67.8% of the total voting rights in the Company.

        If you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices (to the attention of: Ravi Sarathy at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China no later than February 20, 2021 at 10:00 a.m. (Beijing Time). The proxy card is the "instrument of proxy" and the "instrument appointing a proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has ten votes for each Class A Ordinary Share or one vote for each Class B Ordinary Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If, as a shareholder, you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted "FOR" the proposals as described above, unless such shareholders appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by their proxy card will be voted (or not submitted for voting) as the proxy determines.

        If you own ADSs as of the close of business in New York City on January 27, 2021 (the "ADS Record Date") (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the CITIBANK, N.A. (the "ADS Depositary"), in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on February 16, 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on February 8, 2021, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on February 4, 2021 together with (a) delivery instructions for the corresponding Shares (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the deposit agreement dated as of September 28, 2016 among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the "Deposit Agreement")) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

        Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote for the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY NO VOTING INSTRUCTIONS HAVE BEEN OR WILL BE GIVEN TO THE ADS DEPOSITARY AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON FEBRUARY 12, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

x

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Shares, please contact Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1-917 412 3333 or by email at tfleming@christensenir.com.

        The Merger Agreement, the Plan of Merger and the Transactions are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

  1.
  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the extraordinary general meeting may at his discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

  5.
  Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at its principal executive office at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China, Attention: Ravi Sarathy, before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
Guosheng Qi
Chairman of the Board
January 22, 2021

 PROXY STATEMENT

Dated January 22, 2021

SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares or ADSs of Gridsum Holding Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, which is also attached as Annex F to the accompanying proxy statement, so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

        If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of each of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        If your ADSs are registered in the name of a broker, bank or other nominee:    check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

        If your ADSs are registered in your name:    submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the shares represented by your ADSs.

        If you submit your ADS voting instructions card without indicating how you wish to vote, you will be deemed to have instructed the ADS to vote "For" the unmarked item.

        If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1 917 412 3333 or by email at tfleming@christensenir.com.

 SUMMARY TERM SHEET

        This "Summary Term Sheet" and the "Questions and Answers About the Extraordinary General Meeting and the Merger" highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 117. In this proxy statement, the terms "the Company," "us," "we" or other terms correlative thereto refer to Gridsum Holding Inc. All references to "dollars" and "US$" in this proxy statement are to U.S. dollars, and all references to "RMB" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China.

The Parties Involved in the Merger

The Company

        The Company is a leading provider of sophisticated data analysis software for multinational and domestic enterprises and government agencies in China.

        The Company is an exempted company incorporated under the laws of the Cayman Islands. Its principal executive office is located at South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China. Its telephone number at this address is (86-10) 8261-9988.

        For a description of the Company's history, development, business and organizational structure, see its annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the United States Securities and Exchange Commission (the "SEC") on June 2, 2020, which is incorporated herein by reference. See "Where You Can Find More Information" beginning on page 117 for a description of how to obtain a copy of its annual report.

Beijing SPV

        Kang Bo Si Nan (Beijing) Technology Co., Ltd. ("Beijing SPV") is a company incorporated with limited liability under the laws of the People's Republic of China. Beijing SPV is the sole shareholder of Holdco (as defined below). Its principal business is technology development, technology consulting, software development, market research, enterprise management consulting. The registered office of Beijing SPV is Room 206-34, 2nd Floor, Building No.3, No. 81 Zi Zhu Yuan Road, Haidian District, Beijing, People's Republic of China and its telephone number is +86-10-8286-3684.

Holdco

        Gridsum Group Limited ("Holdco") is a private company with limited liability incorporated under the laws of Hong Kong. Holdco is the sole shareholder of Parent. Holdco was formed solely for the purpose of consummating certain transactions in connection with the merger. The registered office of Holdco is located at the 9/F MW Tower, No. 111 Bonham Strand, Sheung Wan, Hong Kong and its telephone number is +86-10-8286-3684.

Parent

        Gridsum Corporation is an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"). Parent is the sole shareholder of Merger Sub. Parent was formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the "Transactions"), including the Merger. The registered office of Parent is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is +86-10-8286-3684.

Merger Sub

        Gridsum Growth Inc. ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. The registered office of Merger Sub is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is +86-10-8286-3684.

Mr. Qi

        Mr. Guosheng Qi ("Mr. Qi") is one of the co-founders and the chairman of the board of directors (the "Board") and chief executive officer of the Company. He has served as the chairman of the Board and chief executive officer since our inception in 2005. Mr. Qi is a citizen of People's Republic of China. During the last five years, Mr. Qi has not been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Qi from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. His business address is South Wing, High Technology Buildings, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, the People's Republic of China, and his telephone number is +86-10-8286-3684.

Generation Gospel Limited

        Generation Gospel Limited ("Generation Gospel") is a business company with limited liability incorporated under the laws of the British Virgin Islands. Its principal business is investment holding. Generation Gospel is wholly owned by Mr. Qi. Its registered address is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-8286-3684.

Fairy Spirit Limited

        Fairy Spirit Limited ("Fairy Spirit") is a business company with limited liability incorporated under the laws of the British Virgin Islands. Its principal business is investment holding. Fairy Spirit is owned by certain key employees of the Company, including Michael Yang Xu, and controlled by Mr. Qi. Its registered address is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-8286-3684.

Mr. Yu

        Mr. Guofa Yu ("Mr. Yu") is one of the co-founders, one of the directors and chief operating officer of the Company. He has served as the director and chief operating officer since 2005. Mr. Yu is a citizen of the People's Republic of China. During the last five years, Mr. Yu has not been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Yu from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. His business address is South Wing, High Technology Buildings, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, the People's Republic of China, and his telephone number is +86-10-8286-3684.

Garden Enterprises Ltd.

        Garden Enterprises Ltd. ("Garden Enterprises", together with Mr. Qi, Generation Gospel, Fairy Spirit and Mr. Yu, the "Rollover Securityholders") is a business company with limited liability incorporated under the laws of British Virgin Islands. Its principal business is investment holding. Garden Enterprises is wholly owned by Mr. Yu. Its registered address is Geneva Place, Waterfront Drive, PO Box 3469, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-8286-3684.

Zhangjiagang Zhixinggewu Enterprise Management Center (Limited Partnership)

        Zhangjiagang Zhixinggewu Enterprise Management Center (Limited Partnership) ("Zhixinggewu") is a limited liability partnership organized under the laws of the People's Republic of China. Its principal business is enterprise management consulting and equity investment. Mr. Qi is the general partner of Zhixinggewu which is a shareholder of Beijing SPV. Its principal business address is Room 101, No. 259 Nanjing West Road, Tangqiao Town, Zhangjiagang City, Jiangsu Province, People's Republic of China and its telephone number is +86-10-8286-3684.

Wuxi Zhihe Enterprise Consulting Partnership (Limited Partnership)

        Wuxi Zhihe Enterprise Consulting Partnership (Limited Partnership) ("Wuxi Zhihe") is a limited liability partnership organized under the laws of the People's Republic of China. Its principal business is equity investment. Mr. Qi is the general partner of Wuxi Zhihe which is a shareholder of Beijing SPV. Its principal business address is Room 1601-40, No.8 Financial 2nd Street, Binhu District, Wuxi, Jiangsu Province, People's Republic of China, and its telephone number is +86-10-8286-3684.

        Throughout this proxy statement, Beijing SPV, Holdco, Parent, Merger Sub and Rollover Securityholders are collectively referred to herein as the "Buyer Group."

The Merger (Page 87)

        The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of September 30, 2020 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving company (the "Surviving Company"). You are being asked to vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger (the "Plan of Merger") required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar") in connection with the Merger, and the Transactions, including the Merger.

        Following completion and as a result of the Merger, the Company, as the Surviving Company, will become a wholly-owned subsidiary of Parent and will continue to do business under the name "Gridsum Holding Inc." In addition, the Company's American depositary share ("ADS") program for the class B ordinary share of the Company, par value US$0.001 per share (each, a 'Share') will be terminated and ADSs will cease to be listed on the NASDAQ Global Select Market (the 'NASDAQ'), and price quotations with respect to sales of ADSs in the public market will no longer be available;

        Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 88)

        Under the terms of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, in exchange for the right to receive US$2.00 (the "Per Share Merger Consideration") and each issued and outstanding ADS will represent the right to surrender one ADS in exchange for US$2.00 (the "Per ADS Merger Consideration"), in each case, in cash, without interest and net of any applicable withholding taxes.

        The holders of ADSs will bear any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to holders of ADSs, including applicable ADS cash distribution fees (US$0.05 per ADS held) pursuant to the terms of the Deposit Agreement. Notwithstanding the foregoing, if the Merger is consummated, the following Shares (including Shares represented by ADSs) (collectively, the "Excluded Shares"), will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding paragraph:

  (a)
  Shares (including Shares represented by ADSs) owned by Parent, Merger Sub, the Company (as treasury shares, if any) or any of their direct or indirect wholly-owned subsidiaries, which will be cancelled without payment of any consideration or distribution therefor;

  (b)
  Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Options (as defined below) and/or Company RSUs (as defined below), which will be cancelled without payment of any consideration or distribution therefor;

  (c)
  Shares (including such Shares represented by ADSs), Company Options and Company RSUs held by the Rollover Securityholders immediately prior to the Effective Time, which will be cancelled without payment of any consideration or distribution therefor; and

  (d)
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "Cayman Islands Companies Law"), which will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law (collectively, the "Dissenting Shares").

        At the Effective Time, each ordinary share, par value US$1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share, of the Surviving Company. Such conversion will be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company.

Treatment of Company Options (Page 88)

        At the Effective Time, each option to purchase Shares granted under the Company's Stock Option Plan and Equity Incentive Plan (together, the "Company Incentive Plans") (each a "Company Option") (other than any Company Option that is a Rollover Security) that is vested and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder of such vested Company Option to receive cash in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price per Class B Ordinary Share under such Company Option and (y) the number of Class B Ordinary Shares subject to such Company

Option (the "Vested Company Option Consideration"), provided that if the exercise price per Class B Ordinary Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any consideration payable in respect thereof.

        At the Effective Time, each Company Option that is unvested and outstanding immediately as of the Effective Time will be cancelled as of the Effective Time, automatically and without any action on the part of the holders thereof, for no consideration.

        Notwithstanding the foregoing, if the Merger is completed, pursuant to the terms of the support agreement (the "Support Agreement"), dated as of September 30, 2020, by and among the Rollover Securityholders and Parent, each of the Company Options that is a Rollover Security (as defined below) under the Support Agreement shall be cancelled at the Effective Time.

Treatment of Restricted Share Units (Page 88)

        At the Effective Time, each restricted share unit of the Company granted under the Company Incentive Plans (each a "Company RSU") (other than any Company RSU that is a Rollover Security) outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Company RSU, provided that if a Company RSU is unvested, it shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time.

        Notwithstanding the foregoing, if the Merger is completed, pursuant to the terms of the Support Agreement, each of the Company RSUs that is a Rollover Security under the Support Agreement shall be cancelled at the Effective Time.

Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 81)

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        As of the date of this proxy statement, the Buyer Group beneficially owns an aggregate of 10,777,005 Shares (including Shares represented by ADSs), which represent approximately 30.5% of the entire issued and outstanding Shares and approximately 67.8% of the total voting rights in the Company. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 111 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Assuming the Rollover Securityholders comply with its voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by Shares held by Rollover Securityholders.

Support Agreement (Page 64)

        Concurrently with the execution and delivery of the Merger Agreement, the Rollover Securityholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, at the Closing, Shares (including shares represented by ADSs) (the "Rollover Shares"), Company Options and Company RSUs held by the Rollover Securityholders (collectively, the "Rollover Securities") will be cancelled for no consideration. Immediately prior to the Closing, each Rollover Securityholder will subscribe, or will cause its affiliate to subscribe, and Parent shall issue to such Rollover Securityholder or its affiliate, as the case may be, for consideration of par value for the number of ordinary shares of Parent set forth in the Support Agreement.

        Pursuant to the terms of the Support Agreement, the Rollover Securities and all other Shares acquired by the Rollover Securityholders after the date of the Support Agreement will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company.

Purposes and Effects of the Merger (Page 57)

        The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders and ADS holders other than the holders of Excluded Shares will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. See "Special Factors—Buyer Group's Purposes of and Reasons for the Merger" beginning on page 57 for additional information.

        ADSs representing Class B Ordinary Shares are currently listed on the NASDAQ under the symbol "GSUM." It is expected that, immediately following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Following the completion of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate. See "Special Factors—Effects of the Merger on the Company" beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 62)

        After the Effective Time, the Buyer Group anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. See "Special Factors—Plans for the Company after the Merger" on page 62 for additional information.

Recommendations of the Special Committee and the Board (Page 32)

        A special committee of the Board (the "Special Committee"), composed solely of directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company including members of the Buyer Group, (such shareholders and ADS holders are referred to herein as the "the Unaffiliated Security Holders"), (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (c) recommended that the Board approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Qi and Mr. Yu, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE DIRECTORS OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

        For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the Transactions, including the Merger, and in determining that the Merger is fair to and in the best interest of the Company and the Unaffiliated Security Holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 and "Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 59. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 38)

        Each member of the Buyer Group believes that the Merger is substantively and procedurally fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 38.

Financing of the Merger (Page 63)

        The Company and the Buyer Group estimates that the total amount of funds necessary to complete the Transactions, including the Merger, will be approximately US$57,380,000 (assuming no exercise of dissenters' rights by holders of Shares of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Securities, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes (i) the cash to be paid to the Company's unaffiliated shareholders and holders of the ADSs, vested Company Options, vested Company RSUs and unvested Company RSUs (except for any Company share awards held by the Rollover Securityholders), and (ii) the related costs and expenses, in connection with the Merger and related transactions. The Merger is expected to be funded by equity contributions contemplated by the equity commitment letter (the "Equity Commitment Letter"), by and between Parent, Holdco and Beijing SPV. Under the terms and subject to the conditions of the Equity Commitment Letter, Beijing SPV will contribute equity financing in an aggregate amount of $115,000,000 to Holdco (to fund or cause to be funded through Parent or Merger Sub). Such funds are to be used for the purpose of completing the Merger and repayment of FutureX Note (as defined below).

Opinion of the Special Committee's Financial Advisor (Page 46)

        The Special Committee retained Houlihan Lokey (China) Limited ("Houlihan Lokey") to act as its financial advisor in connection with the Merger. On September 30, 2020, Houlihan Lokey orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing by delivery on the same date of Houlihan Lokey's written opinion addressed to the Special Committee) as to the fairness, from a financial point of view, of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares in the Merger pursuant to the Merger Agreement and the Plan of Merger (other than holders of the Excluded Shares and ADSs representing the Excluded Shares), as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Consideration to be received by the holders of the Shares pursuant to the Merger Agreement (other than holders of the Excluded Shares and ADSs representing the Excluded Shares), as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or holder of ADSs or any other person as to how to act with respect to any matter relating to the Merger. See "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 46 for additional information.

Interests of the Company's Executive Officers and Directors in the Merger (Page 66)

        In considering the recommendations of the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders and ADS holders generally. These interests include, among others:

  •
  the potential enhancement or decline of share value for Parent, of which each of Mr. Qi and Mr. Yu will be one of the beneficial owners upon the completion of the Merger, as a result of the Merger and future performance of the Surviving Company;

  •
  the beneficial ownership of equity interests in Parent by Mr. Qi and Mr. Yu as a result of the Merger (if approved and consummated);

  •
  the cash-out of certain vested Company Options and vested Company RSUs held by certain of the Company's directors and executive officers as well as certain unvested Company RSUs held by the Company's directors and executive officers;

  •
  continued indemnification rights and directors' and officers' liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

  •
  the compensation at a rate of US$15,000 per month to the chairman of the Special Committee and US$10,000 per month to each other member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the Closing or the Special Committee's or the Board's recommendation of the Merger); and

  •
  the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for additional information.

No Solicitation (Page 97)

        The Merger Agreement restricts our ability, until the Effective Time, or if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding an acquisition proposal. See and read carefully "The Merger Agreement—No Solicitation" beginning on page 97.

Conditions to the Merger (Page 100)

        The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver of the following conditions:

  •
  the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement being approved by a special resolution representing an affirmative vote of shareholders representing two-thirds or more (by voting power) of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the "Shareholder Approval");

  •
  no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of enjoining, restraining, prohibiting or making the Merger illegal; and

  •
  all PRC Required Approvals (as defined in the section entitled "The Merger Agreement—Conditions to the Merger") in relation to the transaction contemplated by the Merger Agreement having been obtained.

        The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing, subject to certain qualifications;

  •
  the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

  •
  since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect;

  •
  the Company having delivered to Parent a certificate signed by an executive officer of the Company confirming the above conditions have been satisfied.

        The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing, subject to certain qualifications;

  •
  Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Closing; and

  •
  the Company having received a certificate signed by an executive officer of Parent confirming the above conditions have been satisfied.

Termination of the Merger Agreement (Page 101)

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written consent of Parent and the Company;

  •
  by either Parent or the Company (provided that, in the case of the Company it has not breached its non-solicitation obligations under the Merger Agreement), provided that this termination right is not available to a party if the failure to consummate the Merger by such date was primarily caused by such party's breach of the Merger Agreement, if:

  •
  the Merger is not consummated by 11:59 p.m., Hong Kong time, on March 31, 2021 (such date as may be extended, the "End Date"), provided that if the PRC Required Approvals have not been obtained, satisfied or waived by the End Date, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the Company or Parent may extend the End Date to (i) June 30, 2021 by giving written notice of such extension to the other parties to the Merger Agreement for the purpose of satisfying any such condition, or (ii) such other date mutually agreed by the Company and Parent if further extension beyond June 30, 2021 is required;

  •
  any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the Merger Agreement, which shall have become final and non-appealable, or there is any law that makes the consummation of the Merger illegal or prohibited; or

  •
  the Merger Agreement is not approved by Shareholder Approval at the extraordinary general meeting or any adjournment thereof.

  •
  by the Company:

  •
  upon a "Parent and Merger Sub Breach Termination Event", "Superior Proposal Termination Event" or "Parent and Merger Sub Failure to Close Termination Event" (each as defined in the section entitled "The Merger Agreement—Termination of the Merger Agreement"); or

    •
    if the Board or the Special Committee has effected a company adverse recommendation change and Parent has not timely exercised the shareholder vote option under the Merger Agreement.

  •
  by Parent:

  •
  upon a "Company Breach Termination Event" or "Change in the Company Recommendation Termination Event" (each as defined in the section entitled "The Merger Agreement—Termination of the Merger Agreement").

Litigation Related to the Merger (Page 70)

        We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Market Price of the ADSs (Page 77)

        The closing price of ADSs on the NASDAQ on April 30, 2020, the last trading date immediately prior to the Company's announcement on May 1, 2020 that it had received a revised going-private proposal, was US$0.63 per ADS. The consideration of US$2.00 per ADS to be paid in the Merger represents a premium of approximately 217.5% over that closing price.

 QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:    Why am I receiving this proxy statement?

A:
On September 30, 2020, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:    What is the Merger?

A:
The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company's shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will continue its operations as a privately-held company beneficially owned solely by the Buyer Group and, as a result of the Merger, ADSs will no longer be listed on the NASDAQ and the ADS program for the ADS for Class B Ordinary Shares will terminate.

Q:    What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:
If you own Shares immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, with respect to the Merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

  If you own ADSs immediately prior to the Effective Time and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive the Per ADS Merger Consideration (less applicable ADS Depositary fees (US$0.05 per ADS cash distribution fee)) in cash, without interest and net of any applicable withholding taxes, for each ADS you continue to own when the merger consideration is paid out by the ADS Depositary. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including applicable ADS cash distribution fees.

Q:    After the Merger is completed, how will I receive the Merger consideration for my Shares?

A:
If you are a registered holder of Shares immediately prior to the Effective Time and are not a member of the Buyer Group, promptly after the Effective Time, a paying agent appointed by Parent will mail you (a) a form of letter of transmittal for the purpose of specifying how the delivery of the Merger consideration to you is to be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits in lieu of share certificates) in exchange for the Per Share Merger Consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificates in exchange for the cancellation of your share certificates after completion of the Merger. If you hold your Shares in book-entry form (that is, without a share certificate), unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the Merger.

  In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the merger consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or its agent) of such transferee's entitlement to such Shares and evidence that any applicable share transfer taxes have been paid or are not applicable.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.

Q:    After the Merger is completed, how will I receive the Merger consideration for my ADSs?

A:
If you are not a member of the Buyer Group and you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity for loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for the Per ADS Merger Consideration, without interest and net of the applicable ADS cash distribution fee (US$0.05 per ADS held) and any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the Merger. If you are not a member of the Buyer Group and you hold your ADSs in un-certificated form (that is, without an ADR), unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the Effective Time, the ADS Depositary will automatically send you a check for the Per ADS Merger Consideration, without interest and net of the applicable ADS cash distribution fee (US$0.05 per ADS held) and any applicable withholding taxes, in exchange for the cancellation of all of your ADSs after the completion of the Merger. You will pay any applicable fees, charges and expenses of the ADS Depositary in connection with the distribution of the merger consideration to you, including ADS cash distribution fees.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

  The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the Merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the Per ADS Merger Consideration (net of any applicable ADS Depositary fees pursuant to the terms of the Deposit Agreement, any applicable withholding taxes and other governmental charge) to DTC (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Per ADS Merger Consideration, please contact your broker, bank or other nominee.

Q:    When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on February 22, 2021, at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China.

Q:    What vote of the Company's shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

  At the close of business in the Cayman Islands on February 8, 2021, the Share Record Date for the extraordinary general meeting, 35,298,674 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

  Pursuant to the Support Agreement, the Rollover Securityholders will vote (or cause to be voted) all of the Shares (including the Shares represented by ADSs) and other voting securities beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

  Given Rollover Securityholders' ownership and voting power as described above and assuming their compliance with their voting obligations under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by Shares held by Rollover Securityholders.

Q:    Who is entitled to vote at the extraordinary general meeting?

A:
The Share Record Date is February 8, 2021. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is January 27, 2021. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on February 4, 2021 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date (subject to certifying that no voting instructions will be given to the ADS Depositary as to the ADSs that are being presented for cancellation).

Q:    What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person, by proxy or by corporate representative, of one or more shareholders holding at least 50% of the voting power of the outstanding Shares that are entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:    When do you expect the Merger to be completed?

A:
We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the first quarter of 2021, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:    What happens if the Merger is not completed?

A:
If the Company's shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any options or restricted share units receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

  Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described in "The Merger Agreement—Termination Fee" beginning on page 103.

Q:    How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Mr. Qi, chairman of the Board, and Mr. Yu, one of the directors of the Board, have agreed to vote (or cause to be voted) all of the Shares (including Shares represented by ADSs) beneficially owned by him in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated thereby, including the Merger. As of the date of this proxy statement, Mr. Qi and Mr. Yu collectively beneficially own 10,777,005 Shares, which represent approximately 30.5% in number and 67.8% in voting rights of the Company's issued and outstanding Shares.

  In addition, our directors and executive officers (other than Mr. Qi and Mr. Yu) who beneficially own Shares have informed us that they intend, as of the date of this proxy statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger. As of the date of this proxy statement, our directors and executive officers (other than Mr. Qi and Mr. Yu) beneficially own, in the aggregate, 1.8% of the voting power of the total issued and outstanding Shares.

  See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 111 for additional information.

Q:    Do any of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the Merger that may differ from those of other shareholders. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for a more detailed discussion of how some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:    How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is February 20, 2021 at 10:00 a.m. (Beijing time).

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

  If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:    How do I vote if I own ADSs?

A:
Upon the timely receipt of voting instructions from ADS holders as the close of business in New York City on January 27, 2021 (the "ADS Record Date") in the manner specified by the ADS Depositary, the ADS Depositary will, as the holder of the Shares represented by the ADSs, endeavor to vote (or will endeavor to cause the vote of) (in person or by proxy), in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the memorandum and articles of association of the Company and the provisions of the Shares, the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions timely received (or deemed received) from holders of ADSs as of the ADS Record Date. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting, or that the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

  Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on February 4, 2021, together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A.—Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, International Corporation Services Ltd., to issue and mail a certificate to your attention (by email to icsl.gridsum@tta.lawyer). If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:
If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted.

  The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions timely received (or deemed received) from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS voting instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the ADS Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that it does not wish such proxy to be given, that substantial opposition exists to the matter to be voted on at the extraordinary general meeting or that the rights of holders of Shares may be materially adversely affected as to such matter.

Q:    May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to the Company's offices at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China, Attention: Ravi Sarathy.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Beijing time) on February 20, 2021, which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on February 16, 2021. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:    Should I send in my Share certificates or my ADRs now?

A:
No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

  If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:    What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Per Share Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important, and you are encouraged to vote.

  The ADS Record Date is the close of business in New York City on January 27, 2021. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Per ADS Merger Consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:    Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares.

  ADS holders will not have the right to exercise dissenters' rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary fees associated with the cancellation of their ADSs (US$0.05 per ADS cancelled), provide instructions for the registration of the corresponding Shares in the Company's register of members, and certify that no voting instructions have been or will be given to the ADS Depositary as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before 5:00 p.m. (New York City Time) on February 12, 2021, and become registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters' rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder would need to deposit his, her or its Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 106 as well as "Annex D—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:
If I own ADSs and seek to exercise dissenters' rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise dissenters' rights, you must deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on February 12, 2021 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting.

  You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters' rights.

Q:    Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:    Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1 917 412 3333 or by email at tfleming@christensenir.com.

        In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

 SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the Merger Agreement described in this "Background of the Merger" occurred primarily in the PRC and Hong Kong. As a result, all dates and times referenced in this "Background of the Merger" refer to China Standard Time. All dollar amounts are in U.S. dollars. The term "Consortium" used at various times refers to the consortium consisting of the Management Parties, Innovation Fund, Yutao and other parties, as applicable, as the relevant parties formed and joined the Consortium at different times described below.

        The Board and senior management of the Company periodically review the Company's long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company.

        On April 30, 2018, the Company entered into a convertible note purchase agreement (the "Note Purchase Agreement") with FutureX Innovation SPC ("FutureX "), an affiliate of FutureX Capital Limited. Pursuant to the Note Purchase Agreement, on May 5, 2018, FutureX purchased from the Company a convertible note in the principal amount of $40 million (the "FutureX Note").

        On May 8, 2018, the Board received a non-binding proposal letter from FutureX Capital Limited proposing to acquire all of the outstanding ordinary shares of the Company not already owned by FutureX Capital Limited for $8.70 in cash per ADS in a going private transaction (the "FutureX Proposal"). In the FutureX Proposal, FutureX Capital Limited stated that it intended to fund the consideration payable in its proposed transaction primarily with equity capital from FutureX Capital Limited and any additional members FutureX Capital Limited accepted into a consortium of buyers, and possibly some debt capital. FutureX Capital Limited also indicated in the FutureX Proposal that it might consider inviting certain shareholders of the Company to participate in its proposed transaction.

        On May 11, 2018, the Company issued a press release announcing that in response to the FutureX Proposal, the Board had formed a special committee (the "FutureX Special Committee") comprised of three independent directors (Mr. Peter Andrew Schloss, Mr. Xudong Gao and Mr. Thomas A. Melcher) to evaluate the FutureX Proposal and any other alternative transactions. Mr. Schloss was appointed as chairman of the FutureX Special Committee.

        On February 28, 2019, the Company entered into a share subscription agreement with Hammer Capital Private Investments Limited ("Hammer") and certain other equity investment firms. Pursuant to the share subscription agreement, the Company issued to Hammer 3,125,000 Class B Ordinary Shares for an aggregate consideration of US$10 million.

        On April 2, 2019, the Company issued a press release announcing the appointment of two new independent directors, Mr. Dannis Cheuk Yin Lee and Mr. Feng Lu, to the Board. Mr. Lee and Mr. Lu replaced Mr. Melcher and Mr. Schloss who previously resigned from the Board.

        On May 30, 2019, an affiliate of the Company entered into a loan agreement with an entity affiliated with Hammer (the "Lender"). Pursuant to the loan agreement, the Lender provided a working capital loan in the amount of RMB120 million (US$17.0 million) (the "RMB Loan") to the Company's affiliate.

        In connection with and as part of the consideration for the extension of the RMB Loan by the Lender, on May 30, 2019, the Company also issued to Hammer (the "Warrant Holder") a warrant to purchase Class B ordinary shares of the Company (the "Warrant"). Under the Warrant, the Warrant Holder may purchase Class B ordinary shares of the Company at the exercise price of $4.0261 per share (the "Warrant Price"), for up to a total number of Class B ordinary shares representing the aggregate exercise price of $14.45 million (the "Maximum Purchase Amount"). The Maximum

Purchase Amount is subject to an upward adjustment depending upon when the RMB Loan is repaid by the Company. As of the date of this Proxy Statement, the RMB Loan still is outstanding.

        On May 30, 2019, representatives of Shenzhen Qianhai Banyan Capital Investment & Management Co., Ltd, a limited liability company incorporated under the laws of the PRC ("Banyan") spoke with Mr. Qi's representatives, regarding the possibility of Banyan joining the Consortium. During the preliminary discussions at that time, however, no agreement, arrangement or understanding was reached with Mr. Qi.

        On June 12, 2019, an affiliated entity of Banyan entered into a confidentiality agreement with the Company, and subsequently started due diligence on the Company.

        On July 15, 2019, Mr. Qi, Mr. Yu and their respective affiliated entities (collectively, the "Management Parties"), and Beta Dynamic Limited ("Beta"), an affiliate of Hammer, entered into a consortium agreement (the "Consortium Agreement"), pursuant to which the Management Parties and Beta submitted to the Board a preliminary non-binding proposal (the "Proposal Letter") to acquire the Company in a going private transaction for $3.80 in cash per Share (or $3.80 in cash per ADS, on the basis that one ADS shall represent one Share), other than any Shares or ADSs beneficially held by the Management Parties that may be rolled over in connection with the proposed transaction. The Consortium Agreement provided, among other things, for coordination in (a) the evaluation of the Company, including conducting due diligence of the Company and its business, (b) discussions regarding the proposed transaction with the Company, and (c) the negotiation of the terms of definitive documentation in connection with the proposed transaction. The parties to the Consortium Agreement also agreed that they shall work exclusivity with each other to implement the transactions proposed by the Proposal Letter, and shall vote their securities in the Company against any competing proposal, and shall not transfer their securities in the Company except as expressly contemplated under the Consortium Agreement or the definitive documentation. The parties to the Consortium Agreement were interested only in the transactions proposed by the Proposal Letter, and they did not intend to sell their respective stakes in the Company. In connection with finalizing the Consortium Agreement and preparing for the proposed transaction, the Consortium retained Hogan Lovells International LLP ("Hogan Lovells") as its U.S. legal advisor.

        On July 15, 2019, the Board received the Proposal Letter from the Management Parties and Beta, proposing to acquire all of the outstanding ordinary shares of the Company not already owned by the Buyer Group or their affiliates for $3.80 in cash per ADS in a going private transaction (the "Original Proposal"). In the Original Proposal, the Consortium indicated its intention to finance the going private transaction with a combination of debt and equity capital, and they are confident that they can timely secure adequate financing to consummate the transaction.

        On July 16, 2019, the Company issued a press release announcing its receipt of the Original Proposal, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

        On July 20, 2019, the Board held a meeting to discuss the Original Proposal. Representatives of Fenwick West LLP as U.S. legal counsel to the Company, discussed with the Board the principal terms and conditions set forth in the Original Proposal and answered questions regarding the general process of a going private transaction. The Board resolved to form a Special Committee consisting of three independent directors of the Company, Mr. Dannis Cheuk Yin Lee, Mr. Xudong Gao and Mr. Feng Lu, who were neither employees of the Company, nor directly or indirectly associated or affiliated with any member of the Buyer Group or any other anticipated member of the Consortium or their respective affiliates or associates, and to appoint Mr. Lee as the chairman of the Special Committee. The Board further resolved to delegate to the Special Committee the exclusive power and authority of the Board to, among other things (i) review, evaluate, investigate and negotiate the terms and conditions of the Original Proposal and any alternative transaction; (ii) communicate concerning the terms and conditions of the Original Proposal and any alternative transaction; (iii) make such reports and recommendations to the entire Board at such times and in such manner as the Special Committee considers appropriate with respect to the matters contemplated by such resolutions of the Board; (iv) determine whether the Original Proposal or any alternative transaction is fair to, and in the best interest of, the Company and the shareholders of the Company that are not affiliated with any member of the Buyer Group, any member of the Consortium and their respective affiliates and associates; (v) respond, including on behalf of the Board and/or the Company, to any communications, inquiries or proposals, or make any other public communication or announcement, regarding the Original Proposal and any alternative transaction; (vi) initiate, engage in, continue, or otherwise participate in any negotiations or discussions with respect to any alternative transaction; (vii) retain such legal and financial advisers as the Special Committee from time to time deem necessary, appropriate or advisable; (viii) and exercise any other power that otherwise may be exercised by the Board, and take such other actions, in each case that the Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities or exercise the powers set forth in these resolutions. The Board further resolved that it would not approve the Original Proposal or any alternative transaction, or recommend the foregoing to the Company's shareholders, without a prior favorable recommendation of such action by the Special Committee that has not been revoked or withdrawn by the Special Committee.

        On July 25, 2019, the Management Parties and Beta filed with the SEC their respective Schedule 13D announcing the execution of the Consortium Agreement and the execution and the submission of the Proposal Letter to the Board.

        On August 8, 2019, the Special Committee decided to retain Orrick, Herrington & Sutcliffe LLP ("Orrick") to act as its U.S. legal counsel in connection with this proposed transaction.

        Between July 20, 2019 and September 18, 2019, members of the Special Committee held a series of calls to interview several investment banks and financial advisory firms for the purpose of selecting an independent financial advisor. On September 18, 2019, after reviewing the qualifications, experience and other characteristics of each financial advisor candidate and considering the extensive experience of Houlihan Lokey (China) Limited ("Houlihan Lokey") in advising special committees in going private transactions, its strong reputation and its significant experience in working with China-based companies in the same industry as the Company, the Special Committee decided to retain Houlihan Lokey as its independent financial advisor in connection with the review and evaluation of the Original Proposal. An engagement letter with Houlihan Lokey was then negotiated, and entered into on October 1, 2019. On October 9, 2019, the Company issued a press release announcing the engagement of Houlihan Lokey as its independent financial advisor, and later furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

        On October 8, 2019, the Special Committee convened another meeting. During the meeting, representatives of Houlihan Lokey discussed with the Special Committee the principal areas of work that they plan to undertake and explained to the Special Committee the need to conduct financial due diligence on the Company in order to evaluate the fairness of the proposed transaction from a financial point of view. The Special Committee then discussed the process, timing and scope of the financial due diligence. Thereafter, representatives of Orrick provided a summary of the purposes and roles of the Special Committee and its members' fiduciary duties. The Special Committee raised questions and discussed key issues relating to its fiduciary duties and the timing considerations of a going private transaction and negotiation strategy.

        On October 24, 2019, representatives of Hogan Lovells and Orrick had telephonic discussions on the legal matters of the proposed transaction, among others, the proposed financing structure of the merger, the timeline with respect to consummation of the Original Proposal and Hogan Lovells' plans for sending initial draft acquisition documents.

        On November 1, 2019, after careful consideration, Banyan internally decided, subject to any contractual restrictions and procedures applicable to the Consortium, to join the Consortium and participate in the proposed transaction with other members of the Consortium.

        On November 1, 2019, Mr. Qi discussed with Hogan Lovells the potential admission of new members to the Consortium. Later on the same day, Hogan Lovells prepared an adherence agreement to the Consortium Agreement in connection with the admission of new consortium members to facilitate the discussions among the members of the Consortium.

        From November 4, 2019 to November 7, 2019, Hogan Lovells discussed with various members of the Consortium issues under the adherence agreement to the Consortium Agreement.

        On November 15, 2019, Banyan joined the Consortium by executing an adherence agreement to the Consortium Agreement. Late on the same day, the Management Parties filed with the SEC the Schedule 13D/A announcing the addition of Banyan to the Consortium.

        On November 20, 2019, the Consortium decided to retain Mr. Xiangming Qu ("Mr. Qu") as its financial advisor in connection with the proposed transaction, primarily because of Mr. Qu's knowledge of and expertise in the technology, media and telecom sector in China, as well as his experience in providing financial advice in mergers and acquisitions transactions.

        Between late-November 2019 and late-April 2020, Mr. Qu received inquiries about the status of the proposed transaction from certain parties who were interested in potentially joining or financing the proposed transaction, including Trade in Service Innovation Investment Fund, a fund organized under the laws of the PRC (the "Innovation Fund"), and Hangzhou Yutao Capital Partnership (LLP), a fund organized under the laws of the PRC ("Yutao"). During the preliminary discussions at that time, however, no agreement, arrangement or understanding was reached with any of these parties.

        On December 9, 2019, FutureX served a statutory demand on the Company, under which FutureX (i) claimed that the Company owed, as of December 9, 2019, a total amount of US$41,913,498 under the FutureX Note (the "FutureX Debt"), (ii) demanded that the Company pay the FutureX Debt or secure or compound for it to FutureX's satisfaction, and (iii) stated that if payment of the FutureX Debt was not made within 21 days of the date when the statutory demand was served on the Company, the Company would be deemed to be insolvent and a winding up petition might be presented against the Company in accordance with applicable Cayman laws.

        On December 18, 2019, an affiliated entity of the Innovation Fund entered into a confidentiality agreement with the Company, and subsequently started due diligence on the Company.

        On January 3, 2020, the Board received from FutureX Capital Limited a letter in which FutureX Capital Limited stated that it was withdrawing the FutureX Proposal.

        On March 3, 2020, the Company entered into an agreement with FutureX to extend the maturity date of the FutureX Note to May 31, 2020, pay an extension fee and increase the interest rate on the FutureX Note to 24% per annum, effective January 1, 2020. In consideration of this agreement, FutureX waived the Company's prior payment default and withdrew the statutory demand served on the Company on December 9, 2019. The Company did not make the payment that was due on the May 31, 2020 maturity date.

        On March 3, 2020, Yutao entered into a confidentiality agreement with the Company, and subsequently started due diligence on the Company.

        Between late-March 2020 and late-April 2020, Mr. Qi discussed with the other members of the Consortium regarding the potential admission of new members to the Consortium.

        On May 1, 2020, Yutao joined the Consortium by executing an adherence agreement to the Consortium Agreement, as amended.

        Simultaneously with the addition of Yutao to the Consortium, the Consortium discussed the then current market conditions and the challenges the Company was facing and decided to revise the offer price to $2.00 in cash per Share (or $2.00 in cash per ADS, on the basis that one ADS shall represent one Share) in connection with the proposed transaction and submitted to the Board a revised non-binding proposal (the "Revised Proposal Letter"). In reaching the decision to revise the offer price, the Consortium considered that, among other things, (a) the global financial markets had experienced significant volatility which had negatively affected the trading price of the Company's securities; (b) the Company had experienced weaker than expected financial and operational performance; and (c) the statement given by the chairman of the Securities Exchange Commission and the chairman of the Public Company Accounting Oversight Board on April 21, 2020 warning the disclosure, financial reporting and other risks of Chinese listed companies as well as the evolving trade tension between the U.S. and China were expected to lead to lower valuation of the Company by the U.S. stock markets.

        On May 1, 2020, the Board received the Revised Proposal Letter from Mr. Qi, Mr. Yu, their respective affiliated entities, and Beta, Banyan and Hangzhou Yutao Capital Partnership (LLP), proposing to acquire all of the outstanding ordinary shares of the Company not already owned by the Buyer Group or their affiliates for $2.00 in cash per ADS in a going private transaction (the "Revised Proposal"). In the Revised Proposal, the Buyer Group asserted that global financial markets recently had experienced significant volatility and noted that the trading price of the Company's ADS had decreased significantly since the Original Proposal. Also, the Buyer Group asserted that since the Original Proposal, the Company had experienced weaker than expected financial and operational performance as identified, among others, in the Company's earnings releases since the Original Proposal and that such deterioration in the Company's business had had a significant negative impact on the value of the Company.

        On May 1, 2020, the Company issued a press release announcing its receipt of the Revised Proposal, and furnished the press release to the SEC as an exhibit to its current report on Form 6-K.

        On May 4, 2020, the Management Parties filed with the SEC the Schedule 13D/A announcing the addition of Yutao to the Consortium and the delivery of the Revised Offer Letter to the Board.

        On May 15, 2020, Innovation Fund joined the Consortium by executing an adherence agreement to the Consortium Agreement, as amended. Late on the same day, the Management Parties filed with the SEC the Schedule 13D/A announcing the addition of Innovation Fund to the Consortium.

        On May 18, 2020, Hogan Lovells delivered to Orrick an initial draft of the Merger Agreement with an offer price of $2.00 per ADS for Orrick's review.

        On May 25, 2020, the Special Committee convened a meeting with representatives of Houlihan Lokey and Orrick to consider the Revised Proposal. During the meeting, representatives of Houlihan Lokey reviewed with the Special Committee the principal terms of the Revised Proposal, including in particular the lower price offered by the Buyer Group and possible explanations, the fact that pursuant to Consortium Agreement, which document had been filed with the SEC and therefore was publicly available, the parties thereto did not intend to sell their respective stakes in the Company, the current financial condition of the Company, including its cash position and constraints, and its default on the FutureX Debt. Houlihan Lokey also discussed management's work on financial projections and due diligence undertaken by the Buyer Group's financing sources. However, at this time the terms of the Buyer Group financing had not been disclosed. The Special Committee then discussed the process, timing and scope of the financial due diligence to be conducted by Houlihan Lokey. Thereafter, representatives of Orrick reviewed with the Special Committee the process that the Buyer Group would need to follow in order to obtain approval to convert its financing, which would be in RMB, into U.S. dollars. Orrick also noted that a draft of the Merger Agreement had been provided and that they would review the draft with the Special Committee at a future meeting. The Special Committee raised questions and discussed the timing considerations of a going private transaction in light of the Revised Proposal and negotiation strategy.

        Between mid-May 2020 and mid-September 2020, the Consortium and Mr. Qu discussed the potential transaction with various potential investors who might be interested in joining the Consortium. In June 2020 and late-September 2020, Banyan and Beta separately indicated to Mr. Qi that each of them had decided not to pursue participation in a potential transaction, respectively.

        On June 19, 2020, the Special Committee convened a meeting with representatives of Houlihan Lokey and Orrick. During the meeting, representatives of Houlihan Lokey discussed with the Special Committee the principal areas of work that they had undertaken, and would continue to perform, to conduct financial due diligence on the Company in order to evaluate the fairness of the Revised Proposal from a financial point of view. Houlihan Lokey noted that the Company continued to work on developing its financial projections. The Special Committee then discussed the process, timing and scope of the financial due diligence. Representatives of Orrick reviewed with the Special Committee a timeline of the key events which would be expected to take place through the signing of a definitive Merger Agreement and the post-signing regulatory process.

        On July 6, 2020, representatives of Hogan Lovells provided to Orrick drafts of a Support Agreement and Equity Commitment Letter.

        On July 10, 2020, the Special Committee convened a meeting with representatives of Houlihan Lokey and Orrick. At the invitation of the Special Committee, Ravi Sarathy, the Company's Chief Financial Officer, made a presentation to the Special Committee concerning the Company's financial condition, results of operations, liquidity needs and various constraints that the Company faces, including those due to the fact that the Company is publicly listed. After Mr. Sarathy left the meeting, Houlihan Lokey made a presentation to the Special Committee concerning the Company's financial performance and its challenges, including declining revenue, increasing losses, diminishing available liquidity and growing debt burden. Houlihan Lokey also discussed with the Special Committee its preliminary financial analyses based on its financial due diligence on the Company to date. Houlihan Lokey called the Special Committee's attention to the Management Projections (as defined below) which had been prepared by the management of the Company and made available to Houlihan Lokey. Houlihan Lokey noted that the Management Projections were prepared by management on the assumption that the Company would remain publicly listed and noted as well that management had a prepared a forecast assuming completion of a going private transaction. Houlihan Lokey informed that Special Committee that management's belief was that the Company would be able to improve monetization of its existing data analytics intellectual property once it had gone private because management believes that the Company would have increased opportunities for its e-government and other businesses which opportunities had been limited to date by PRC regulatory requirements applicable to "foreign" companies. Further, Houlihan Lokey informed the Special Committee that management's view is that management's forecast based on this go private scenario would not be achievable so long as the Company remained publicly traded. The Special Committee engaged in a discussion with Houlihan Lokey concerning both the Management Projections and the go private forecast and determined that since the public shareholders of the Company would not have an opportunity to share in the Company's financial performance should it go private, it was appropriate for the Special Committee to disregard the go private forecasts in evaluating the Revised Proposal.

        Following the Houlihan Lokey presentation, representatives of Orrick reviewed with the directors their fiduciary duties and discussed a process for negotiating the draft Merger Agreement previously received from counsel to the Buyer Group. The Special Committee directed questions to both Houlihan Lokey and Orrick and discussed alternative responses to the Revised Proposal. The Special Committee also discussed the risk that given the Company's deteriorating financial condition, decreasing value and the likelihood that the Company could not continue for very long to operate as a going concern the Buyer Group might reduce at any time its offer of $2.00 in cash per ADS contained in its Revised Proposal or withdraw the Revised Proposal altogether. In this regard, the Special Committee noted the Company's disclosure in its recently filed Form 20-F that based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents, management believes that there is substantial doubt as to whether existing cash and cash equivalents will be sufficient to fund the Company's operations within one year from the date of such filing. The Special Committee also noted that in the audit report of the Company's independent registered accounting firm, dated June 2, 2020, with respect to the Company's financial statements included in such Form 20-F, such firm expressed its view that a substantial doubt exists about the Company's ability to continue as a going concern. Accordingly, the Special Committee viewed the alternative of the Company continuing to successfully operate on a standalone basis and improve shareholder value as remote. Nevertheless, the Special Committee determined that the Special Committee should seek an increase in the price offered by the Buyer Group and requested that Mr. Lee contact Mr. Qi for this purpose.

        On July 13, 2020, representatives of Orrick delivered markups of the Merger Agreement to Hogan Lovells, subject to the Special Committee's continued review and comment. The markups included, among other things, that the consummation of the proposed transaction under the Merger Agreement should be conditioned upon the approval by the affirmative vote of shareholders representing more than 50% of the voting rights of the public unaffiliated shares (the "majority of the minority" vote condition). And, on July 16, 2020, representatives of Orrick delivered markups of the Support Agreement and Equity Commitment Letter to Hogan Lovells, subject to the Special Committee's continued review and comment.

        On July 16, 2020, Mr. Lee and Mr. Qi spoke by telephone. Mr. Lee informed Mr. Qi that the Special Committee had reviewed the Revised Proposal and believed that an increase in the Buyer Group's offer price was warranted. After discussion, Mr. Qi responded that the Buyer Group would not agree to increase its offer of $2.00 in cash per ADS contained in its Revised Proposal.

        On July 24, 2020, Hogan Lovells delivered to Orrick revised drafts of the Merger Agreement, Support Agreement and Equity Commitment Letter for Orrick's review. In the revised Merger Agreement, the Buyer Group insisted that "majority of the minority" vote would not be a condition to the Company's obligation to consummate the Merger, and the Buyer Group kept such position in all subsequent negotiation and revised drafts of Merger Agreement.

        On July 31, 2020, the Special Committee convened a meeting with representatives of Houlihan Lokey and Orrick. Mr. Lee reported to the Special Committee on his discussion with Mr. Qi. Representatives of Orrick reviewed with the Special Committee the principal terms of the revised Merger Agreement, Support Agreement and Equity Commitment Letter received from Hogan Lovells, including the conditions to closing, required PRC approvals, deal protections, including the two-tier termination fee proposed by the Buyer Group and the reverse termination fee, treatment of options and restricted share units in the Merger and key provisions of the Support Agreement and the Equity Commitment Letter. Among other things, the Special Committee discussed with Orrick the absence of a majority of minority vote condition in the draft Merger Agreement received from Hogan Lovells. Given that (i) under the Cayman Islands law the majority of the minority vote condition was not a mandatory requirement in order to carry out their fiduciary duties, (ii) since receipt of the Original Proposal, the Special Committee had not received any indication of a third party's interest in acquiring the Company and the FutureX Proposal had been withdrawn, and (iii) the proposed offer price by the Buyer Group was above the preliminary valuation ranges Houlihan Lokey previously presented to the Special Committee, the Special Committee decided not to propose or insist on a majority of the minority vote condition. Orrick noted and discussed with the Special Committee, among other things, that although the Company would be a third party beneficiary to the Equity Commitment Letter, since the issuer of this letter would be a newly formed special purpose vehicle with no assets, the Company's right to enforce the letter would be useless should this entity refuse to honor the equity commitment letter. Orrick and the Special Committee discussed possible responses to this risk, including an escrow by the Buyer Group's funding sources for the benefit of Parent equal to the maximum termination fee payable to the Company should the Buyer Group be unable to fund the closing of the proposed transaction. Orrick and the Special Committee also discussed the FutureX Debt and the risks posed by this FutureX Debt should FutureX send a statutory demand to the Company as it had in December 2019.

        Between July 2020 and through September 2020, various representatives of the members of the Consortium met with Mr. Qi in person or telephonically to discuss various aspects of the proposed transaction and related issues, including deal structure, process related matters, and the fact that the FutureX Note has become overdue and has not been repaid by the Company and possible solutions for the FutureX Note.

        On August 3, 2020, representatives from Orrick and Hogan Lovells discussed the revised Merger Agreement, Support Agreement and Equity Commitment Letter. Among other things, Orrick raised with Hogan Lovells the Special Committee's desire that the Buyer Group's funding sources escrow for the benefit of Parent an amount equal to the maximum termination fee payable to the Company should the Buyer Group be unable to fund the closing of the proposed transaction.

        On August 3, 2020, following this discussion, representatives of Orrick delivered revised markups of the Merger Agreement to Hogan Lovells, subject to the Special Committee's continued review and comment.

        On September 18, 2020, Orrick distributed a draft of the Company Disclosure Schedules, which had been prepared by Fenwick, and Fenwick's comments on the draft Merger Agreement to Hogan Lovells.

        On September 22, 2020, representatives of Hogan Lovells provided to Orrick revised drafts of the Merger Agreement, Support Agreement and Equity Commitment Letter. Between this date and the execution of the Merger Agreement, Support Agreement and Equity Commitment Letter on September 30, 2020, Orrick and Hogan Lovells exchanged and negotiated several drafts of these documents as well as the disclosure schedule to the Merger Agreement. However, on September 26, 2020, Hogan Lovells informed Orrick that the Buyer Group was unwilling to change any positions expressed in the drafts sent on September 22, 2020 and desired to sign all documents prior to the PRC National Day holiday on October 1, 2020. Further, in the course of these negotiations, Hogan Lovells informed Orrick that the Buyer Group was unwilling to agree to the proposed escrow for the benefit of Parent of an amount equal to the largest termination fee payable to the Company.

        On September 27, 2020, the Special Committee convened a meeting with representatives of Houlihan Lokey and Orrick. Orrick reviewed with the Special Committee the structure and terms of the proposed transaction, the Merger Agreement, the Support Agreement and the Equity Commitment Letter. Orrick also discussed with the Special Committee the financing to be provide by the Buyer Group and the associated legal risks. And, Orrick discussed with the Special Committee the FutureX Debt and the lack of a clear picture from the Buyer Group as to when and how this FutureX Debt would be paid off or otherwise resolved so that FutureX could not block a transaction with the Buyer Group. The Special Committee instructed Orrick to seek from the Buyer Group a clear understanding on how they would address the FutureX Debt. Orrick also discussed with the Special Committee the fact that the Buyer Group's counsel continued to reject certain positions expressed in Orrick's markups of the draft Merger Agreement. Given the Company's deteriorating financial condition, decreasing value and the likelihood that the Company could not continue for very long to operate as a going concern and the related risk that the Buyer Group at any time might reduce its offer of $2.00 in cash per ADS contained in its Revised Proposal or withdraw the Revised Proposal altogether, the Special Committee decided that although it had the authority to reject the Revised Proposal and take the chance that no transaction would take place, the interests of the unaffiliated security holders would be better served by pursuing a transaction on the terms insisted upon by the Buyer Group in order to give shareholders the opportunity to receive $2.00 in cash per ADS.

        Between September 27, 2020 and September 29, 2020, representatives of Orrick and Hogan Lovells discussed the Buyer Group's financing and its plans to address the FutureX Debt. Ultimately, the Buyer Group agreed to provide an Equity Commitment Letter in the amount of $115,000,000, which, if funded, would be sufficient to pay, among other things, the consideration owed to the public shareholders in the Merger, and amounts owed to FutureX.

        On September 29, 2020, the composition of the Consortium and the allocation of capital contributions among the members of the Consortium were finalized. The Consortium members further reached a consensus to fund the merger and related transactions through Beijing SPV whereby the Consortium members would make equity contribution to Beijing SPV which in turn would contribute US$115,000,000 to Parent through Holdco. Mr. Qi (together with his affiliates Zhixinggewu and Wuxi Zhihe) holds approximately 40% of the equity interests of Beijing SPV. Innovation Fund, Yutao and six other funds organized under the laws of the PRC collectively hold the remaining 60% of the equity interests of Beijing SPV. On September 30, 2020, Beijing SPV delivered an equity commitment letter in an aggregate amount of US$115,000,000 to the Company. As of the date of this proxy statement, a capital contribution of US$115,000,000 in an equivalent amount in RMB has been made to fund Beijing SPV. The Consortium members acknowledged that such funds are to be used for the purpose of completing the merger and repayment of the FutureX Note.

        On September 30, 2020, at the direction of the chairman of the Special Committee, representatives of Houlihan Lokey held a telephone conversation with a representative of the lead investor for the Buyer Group's financing of the going private transaction to discuss the financing, plans for satisfying both the FutureX Debt and amounts owed to Hammer and contingencies to such financing set forth in draft documents made available to Orrick.

        In the evening of September 30, 2020, the Special Committee convened a meeting with representatives of Houlihan Lokey and Orrick. During the meeting, representatives from Houlihan Lokey presented to the Special Committee its financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire (i) the Shares (other than the Excluded Shares) at a purchase price of $2.00 in cash per Share (the "Per Share Merger Consideration") and (ii) the ADSs (other than ADSs representing the Excluded Shares) at a purchase price of $2.00 in cash per ADS (the "Per ADS Merger Consideration", together with the Per Share Merger Consideration, the "Merger Consideration"), and then rendered its oral opinion that as of September 30, 2020, the Merger Consideration to be received by the holders of the Shares in the Merger pursuant to the Merger Agreement (other than holders of the Excluded Shares and ADSs representing the Excluded Shares) is fair to them from a financial point of view, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion. Its written fairness opinion was delivered later dated the same day. The full text of the written opinion of Houlihan Lokey is attached as Annex C to this proxy statement. For additional information regarding the financial analyses performed by and the opinion rendered by Houlihan Lokey, please refer to "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 46. Representatives from Orrick then gave the Special Committee an overview of the material terms reflected in the final draft Merger Agreement, the Support Agreement, the Equity Commitment Letter and other transaction documents. Thereafter, the Special Committee members had an extensive discussion of the updated terms of the Merger Agreement, the Support Agreement, the Equity Commitment Letter and other transaction documents, as well as Houlihan Lokey's financial analyses and fairness opinion, following which the Special Committee unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its Unaffiliated Security Holders,

(b) approved and declared it advisable for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board authorize and approve the entry into by the Company of the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger. See "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 for a description of the resolutions of the Special Committee at this meeting.

        On the same day after the meeting of the Special Committee, the full Board held a meeting. Each of Mr. Qi and Mr. Yu disclosed their respective interests relating to the proposed transactions due to their participation in the Buyer Group. Thereafter, Mr. Qi and Mr. Yu recused themselves from the deliberation and the vote, and Mr. Qi recused himself from acting as chairman of the meeting. Thereafter, members of the Board (other than Mr. Qi and Mr. Yu), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval. See "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32 for a description of the resolutions of the Board at this meeting.

        On the evening of September 30, 2020, the Company, Parent and Merger Sub executed the Merger Agreement, Parent, HoldCo and the Beijing SPV executed the Equity Commitment Letter, and the Company and Mr. Qi, Mr. Yu, and their affiliates, executed the Support Agreement. The Company then issued a press release announcing the execution of the Merger Agreement. On October 1, 2020, the Company furnished the press release and the executed Merger Agreement to the SEC as exhibits to its current report on Form 6-K.

        On October 7, 2020, Mr. Qi, Mr. Yu, and their affiliates filed with the SEC amendment to their Schedule 13D announcing, among other things, the execution of the Support Agreement.

        On October 22, 2020, the Company entered into a settlement agreement (the "Settlement Agreement") in respect of the FutureX Note with FutureX, Parent, Merger Sub and the Beijing SPV. Pursuant to the Settlement Agreement, the Company shall pay or cause to be paid to FutureX a lump sum amount in cash equal to $46,000,000 (the "Settlement Amount") on the earliest of (i) the closing of the Merger or any other transaction having a similar effect, (ii) the termination of the Merger Agreement, and (iii) March 31, 2021, which may be extended to June 30, 2021 by mutual written consent of the Company and FutureX solely for the purpose of satisfying certain closing conditions set forth in the Merger Agreement (such earliest date, the "Settlement Date"). The equity commitment by Beijing SPV under the Equity Commitment Letter will be permitted to be used to fund the Settlement Amount. Upon full payment of the Settlement Amount in accordance with the Settlement Agreement, the Company will be deemed to have satisfied and discharged in full and be released from its obligations under the FutureX Note. Under the Settlement Agreement, FutureX agrees that, between October 22, 2020 and the Settlement Date, it will not initiate any arbitration proceedings in Hong Kong or serve any statutory demand on the Company in the Cayman Islands, or engage in any other punitive legal or other action against the other parties to the Settlement Agreement which would prevent the consummation of the Merger in accordance with the Merger Agreement, in each case based on any claim arising from any event of default or breach for non-payment of principal or interest under the FutureX Note.

Reasons for the Merger and Recommendation of the Special Committee and the Board

        The Special Committee and the Board believe that, as a privately-held entity, the Company's management may have greater flexibility to focus on improving the Company's long-term financial performance without the pressures created by the public equity market's emphasis on short-term period-to-period financial performance.

        In addition, as an SEC-reporting company, the Company's management and staff devote significant time and capacity to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company.

        Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and the NASDAQ compliance and reporting requirements and the related costs and expenses. The Company incurred such costs and expenses amounting to approximately US$3.1 million in 2019, including legal and compliance expenses, audit fees and financial printer and other expenses.

        At a meeting on September 30, 2020, the Special Committee, after careful deliberation and consultation with its financial advisor and legal counsel, unanimously (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is advisable, fair to, and in the best interests of, the Company, its shareholders and its Unaffiliated Security Holders, (b) approved for the Company to enter into the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger, and (c) recommended that the Board approve the Merger Agreement, the Plan of Merger, other transaction documents and the transactions contemplated thereby, including the Merger.

        At a meeting on September 30, 2020, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Qi and Mr. Yu, who abstained from the vote) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        In the course of reaching their respective determinations, the Special Committee and our Board of Directors considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and our Board of Directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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  the current and historical market prices of ADSs, and the fact that the Per Share Merger Consideration of US$2.00 and the Per ADS Merger Consideration of US$2.00 offered to the Unaffiliated Security Holders represents a premium of 217.5% to the closing price of the Company's ADSs on April 30, 2020, the last trading day prior to the Company's announcement of its receipt of a revised "going private" proposal from the Buyer Group, and a premium of 292% to the average closing price of the Company's ADSs during the 30 trading days prior to its receipt of the Revised Proposal;

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  the deteriorating financial condition of the Company and the risk that the Company may not be able to continue for very long to operate as a going concern;

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  the inability of the Company to repay the FutureX Debt and the risk that the Company would not be able to borrow funds or raise financing necessary to do so;

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  the global economic downturn induced by the COVID-19 pandemic;

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  the recognition that, as a privately-held entity, the Company's management would have greater flexibility to devise and implement the Company's long-term strategy without the pressure created by the public equity market's emphasis on short-term financial performance. That flexibility is particularly important given the Company's belief that the operating environment has changed significantly since the Company's initial public offering, and the new challenges that the Company faces, including, among other things, that (i) the Company faces increased competition in the industry; (ii) the Company is required to make substantial investments in software industry to compete in the market and strengthen its market position; and (iii) the economic slowdown in China and expected profound macroeconomic headwinds place pressure on the Company's revenue growth and other key financial and operating metrics;

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  the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of the enactment in the U.S. of the Holding Foreign Companies Accountable Act as well as any other similar newly enacted law or regulation (including rules of the SEC implementing such Act);

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  the recognition that, as an SEC-reporting company, the Company's management and staff must devote significant time to SEC reporting and compliance;

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  the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company;

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  the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group and their expressed unwillingness to sell their shares in any other transaction involving the Company, and general timing consideration, (ii) the business, competitive, industry and market risks, and (iii) the absence of any proposals made by any unsolicited potential buyers since the announcement of the proposed transaction on July 16, 2019 (the "Proposed Transaction");

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  the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

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  the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration, including the Special Committee's request that the merger consideration be higher than US$2.00 per Share and the Buyer Group's refusal to raise the price, and the Special Committee's belief that US$2.00 per Share and US$2.00 per ADS were the highest price that the Buyer Group would agree to pay;

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  the likelihood that the Merger would be consummated based on, among other things:

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  the fact that Equity Commitment Letter has been delivered, committing sufficient equity financing to complete the Merger, and the creditworthiness of the equity commitment financing sources;

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  the lack of need for the Buyer Group to obtain debt financing;

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  the absence of a financing condition in the Merger Agreement; and

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  the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of either US$300,000 or US$600,000, depending upon the circumstances (see "The Merger Agreement—Termination Fee" beginning on page 103;

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  the financial analyses conducted and discussed with the Special Committee by representatives of Houlihan Lokey, as well as the written opinion of Houlihan Lokey rendered to the Special Committee on September 30, 2020 as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by the holders of the Shares in the Merger (other than holders of the Excluded Shares and ADSs representing the Excluded Shares), as of September 30, 2020, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion (see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 46 for additional information). The Special Committee noted that, while the opinion of Houlihan Lokey addressed fairness to the holders of the Shares (other than the Excluded Shares and ADSs representing the Excluded Shares) and such group of security holders also includes security holders that are also our affiliates but are not members of the Buyer Group (such as our directors and officers other than Mr. Qi and Mr. Yu, all such security holders are receiving the same consideration in the Merger and their interests in the Merger are not materially different. Therefore, the Special Committee concluded that it could rely on Houlihan Lokey' written opinion as a basis in part for its determination as to the fairness of the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to the Unaffiliated Security Holders; and

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  between the July 16, 2019 announcement of the Proposed Transaction and the September 30, 2020 entry into the Merger Agreement, no party other than the members of the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring a competing or alternative transaction with the Company.

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

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  the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three disinterested directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee's authority;

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  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the Unaffiliated Security Holders;

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  all of the members of Special Committee during the entire process were and are disinterested directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) their receipt of Board and Special Committee compensation (which is not contingent upon the consummation of the Merger or the Special Committee's or the Board's recommendation of the Merger), (ii) their indemnification and liability insurance rights under the Merger Agreement, and (iii) their right to receive cash consideration with respect to the Company RSUs that had been granted to them under the Company Incentive Plans;

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  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Houlihan Lokey as its financial advisor and Orrick, Herrington & Sutcliffe, LLP as its legal advisor;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the Proposed Transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Proposed Transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

  •
  the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  •
  the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Proposed Transaction and related process;

  •
  the Special Committee met on multiple occasions to consider and review the terms of the Merger Agreement and the Proposed Transaction;

  •
  the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a "superior proposal" (as defined in the Merger Agreement and further explained under the section entitled "The Merger Agreement—No Solicitation" beginning on page 97) until the date the Company's shareholders vote upon and authorize and approve the Merger Agreement;

  •
  the ability of the Company to terminate the Merger Agreement in connection with a "superior proposal" (as defined in the Merger Agreement and further explained under the section entitled "The Merger Agreement—No Solicitation" beginning on page 97) subject to compliance with the terms and conditions of the Merger Agreement; and

  •
  the availability of dissenters' rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

  •
  approval of the Merger Agreement is not subject to any additional approval by the Unaffiliated Security Holders given that the Buyer Group has approximately 67.8% of the voting power of the issued and outstanding Shares;

  •
  the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

  •
  since the Company became publicly listed on the NASDAQ in September 2016, the highest historical closing price of ADSs (US$17.86 per ADS) exceeds the Per ADS Merger Consideration;

  •
  the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay Parent a termination fee of US$300,000 in connection with the termination of the Merger Agreement;

  •
  the Company's remedy in the event of breach of the Merger Agreement by Parent is limited, under certain circumstances, to receipt of a reverse termination fee of US$300,000 or US$600,000, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

  •
  the terms of the Buyer Group's participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66 for additional information); and

  •
  the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under "Special Factors—Material U.S. Federal Income tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered financial analyses presented by Houlihan Lokey as an indication of the going-concern value of the Company. These analyses included, among others, a discounted cash flow analysis and a selected public company analysis. The Special Committee noted that the financial analyses performed by Houlihan Lokey relied only on a discounted cash flows analysis and a selected public company analysis. Houlihan Lokey informed the Special Committee that Houlihan Lokey did not perform a selected transactions analysis because there were not a sufficient number of transactions involving target companies that were meaningfully comparable to the Company for the selected transactions analysis. After making inquiries of Houlihan Lokey about the availability of comparable transactions for which financial information was publicly available, the Special Committee concluded that the results derived from the selected transactions analysis would not provide a meaningful comparison to the Company. The Special Committee adopted Houlihan Lokey's financial analyses as a whole, including its determinations that the selected transactions analysis did not result in meaningful comparisons with respect to the Company and the Merger. All of the material analyses as presented to the Special Committee on September 30, 2020 are summarized below under the section entitled "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 46. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

        Neither the Special Committee nor the Board considered the liquidation value of Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling distinct operating businesses and such a process likely would be complex and time-consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process; (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize; (iii) the value realized from a liquidation first must be used to satisfy the Company's substantial obligations to its creditors, which obligations each of the Special Committee and the Board believes likely would exceed any proceeds generated from such a liquidation; (iv) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern; (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders; and (v) a liquidation value analysis does not take into account any value that may be attributed to the Company's ability to attract new business. Each of the Special Committee and the Board also believes the analyses and additional factors it reviewed provided an indication of the Company's going-concern value and that such value would exceed any such liquidation value in light of the foregoing factors.

        Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 77. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in the Shares and ADSs." Neither the Special Committee nor the Board, however, considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of June 30, 2020 was US$(2.15) (based on 34,658,013 issued and outstanding Shares as of that date).

        In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under "Special Factors—Background of the Merger," and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company's directors and shareholders, including Mr. Qi, the chairman of the Board, Mr. Yu, one of the director of the Board, and other employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company's Unaffiliated Security Holders generally, as described under the section entitled "Special Factors—Interests of Certain Persons in the Merger" beginning on page 66.

        Except as set forth under this section, the section entitled "Special Factors—Background of the Merger" beginning on page 22 and the section entitled "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 46, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of, and/or preparing a report concerning the fairness of, the Merger and other transactions contemplated by the Merger Agreement, the Plan of Merger and the other transaction documents.

        For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing "going private" transactions, each of the members of the Buyer Group is deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the Merger to the Company's Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the Unaffiliated Security Holders of the Company by virtue of its continuing interests in the Surviving Company after the consummation of the Merger. These interests are described under the section entitled "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" beginning on page 66.

        The Buyer Group believes that the interests of the Company's Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's advisors as to, the fairness of the Merger to the Company's Unaffiliated Security Holders. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company's Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not perform, or engage a financial advisor to perform, any special valuation or other analysis to assist them in assessing the substantive and procedural fairness of the merger consideration to the Company's Unaffiliated Security Holders. Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company's management regarding the Company and its business, and the factors considered by, and the conclusions of, the Special Committee and the Board discussed under the section entitled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32, the Buyer Group believes the Merger is both substantively and procedurally fair to the Company's Unaffiliated Security Holders based upon the following factors, which are not listed in any relative order of importance:

  •
  in considering the Merger with the Buyer Group, the Special Committee, which consists of three independent directors, acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such Unaffiliated Security Holders;

  •
  all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the director's receipt of board compensation in the ordinary course, (ii) Special Committee members' compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee's or Board's recommendation of the Merger), and (iii) the director's indemnification and liability insurance rights under the Merger Agreement;

  •
  the Special Committee retained and was advised by legal and financial advisors experienced in assisting committees such as the Special Committee in similar transactions;

  •
  neither the Special Committee nor the Board had any obligation to recommend authorization or approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, or any other transaction;

  •
  the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Unaffiliated Security Holders;

  •
  the current and historical market prices of the ADSs, including the fact that Per Share Merger Consideration of $2.00 and the Per ADS Merger Consideration of $2.00 representing a premium of 217.5% over the Company's closing price of $0.63 per ADS on April 30, 2019, the last trading day prior to May 1, 2020, the date that it announced that it had received a revised going-private proposal, and a premium of approximately 292% and 243% over the 30 and 60 trading day volume-weighted average trading price prior to May 1, 2020, respectively;

  •
  the Company's ADSs traded as low as $0.24 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

  •
  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per share price equal to or greater than the Per ADS Merger Consideration of $2.00, as adjusted for present value, particularly in light of (i) the trading price of the Company's ADSs prior to announcing the receipt of the going-private proposal and the revised going-private proposal, (ii) the material adverse impact on the Company's performance and operations caused by the outbreak of COVID-19 which is expected to continue throughout 2020; and (iii) the recent statement given by the chairman of the SEC and the chairman of the Public Company Accounting Oversight Board warning the disclosure, financial reporting and other risks of Chinese listed companies, as well as the evolving trade tension between the U.S. and China, which are expected to lead to lower valuation of China-based companies by the U.S. stock markets;

  •
  the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs, which amounted to approximately $3.1 million in 2019; and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company's actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

  •
  the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, Unaffiliated Security Holders and allows the Unaffiliated Security Holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

  •
  the fact that the Special Committee received from its financial advisor an opinion, dated September 30, 2020, as to the fairness, from a financial point of view and as of such date, of the Per Share Merger Consideration to be received by holders of Shares and the Per ADS Merger Consideration to be received by holders of ADSs (other than holders of Excluded Shares and ADSs representing the Excluded Shares);

  •
  the fact that, under the terms of the Merger Agreement, the Company has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a "superior proposal" (as defined in the Merger Agreement and further explained under the section entitled "The Merger Agreement—No Solicitation" beginning on page 97) until the date the Company's shareholders vote upon and authorize and approve the Merger Agreement;

  •
  the ability of the Company to terminate the Merger Agreement in connection with a "superior proposal" (as defined in the Merger Agreement and further explained under the section entitled "The Merger Agreement—No Solicitation" beginning on page 97) subject to compliance with the terms and conditions of the Merger Agreement;

  •
  the availability of dissenter rights to the shareholders, other than the Rollover Securityholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;

  •
  the fact that the authorization and approval of the Merger Agreement, the Plan of Merger and the Merger is subject to approval by the affirmative vote of two-thirds or more of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company's memorandum and articles of association;

  •
  that the Board was fully informed about the extent to which the interests of the Rollover Securityholders in the Merger differed from those of the Company's Unaffiliated Security Holders; and

  •
  the fact that none of the directors related to the Rollover Securityholders or the management of the Company participated in or sought to influence the deliberative process of the Special Committee.

        The Buyer Group did not consider the Company's net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of the Company's value as a going concern. The Buyer Group notes, however, that US$2.00 Per Share Merger Consideration receivable by the Unaffiliated Security Holders in connection with the Merger is higher than the net book value per Share as of June 30, 2020, which was $(2.15) based on 34,658,013 issued and outstanding Shares as of that date. In its consideration of the fairness of the proposed

Merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company's liquidation value for the Company's Unaffiliated Security Holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger.

        The Buyer Group did not seek to establish a pre-merger going concern value for the Company's Shares and ADSs to determine the fairness of the merger consideration to the Company's Unaffiliated Security Holders because following the Merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company's ADSs, the merger consideration represented a premium to the going concern value of the Company.

Certain Financial Projections

        The Company's management does not, as a matter of course, make available to the public future financial projections. However, in connection with Houlihan Lokey's financial analysis of the consideration to be paid in the Merger, our management provided the Company's financial projections for the fiscal years ending 2020 through 2025 (the "Management Projections") to Houlihan Lokey, as the financial advisor to the Special Committee, on May 23, 2020. See "Special Factors—Background of the Merger" beginning on page 22 for additional information. These financial projections, which were based on our management's projection of our future financial performance as of the date provided, were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles ("U.S. GAAP").

        The financial projections included in the Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding net revenues, gross profit and operating expenses. Although the Management Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company's services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

        In preparing the financial projections, the Company's management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Management Projections are:

  •
  the Company's management will be able to successfully implement its strategies to generate growth;

  •
  the growth of China's enterprise SaaS market, focused around business analytics and other areas, applied to various client and industry segments, will continue to grow in line with management's expectations;

  •
  total operating expenses as a percentage of total revenues will decrease due to economies of scale as the Company continues to grow;

  •
  research and development as a percentage of revenue will peak in 2020 as the Company completes a phase of significant investment to expand the capabilities of its core technology platforms, and thereafter, research and development expenses will decrease as a percentage of revenues due to economies of scale;

  •
  sales and marketing expenses as a percentage of total revenues will decrease due to economies of scale as the Company continues to grow;

  •
  general and administrative expenses as a percentage of total revenues will decrease due to economies of scale as the Company continues to grow;

  •
  there will be no major changes in the existing political, legal, fiscal and economic conditions in China;

  •
  there will be no changes to relevant government policies and regulations relating to the Company's corporate structure, business and industry; and

  •
  the Chinese economy will continue to recover from COVID-19 pandemic and there is no material deterioration of the COVID-19 pandemic globally.

        Additionally, in preparing the financial projections set forth in Table 2 ("Go Private Scenario"), the Company's management also made the following assumption:

  •
  The Company's management believes that there are certain China-focused growth opportunities for the Company, based on its core big data, enterprise-focused AI and advanced analytics technologies, particularly in the areas of e-government, Industrial Internet of Things and other areas that can be more directly and better addressed as a domestically owned company. On that basis, in becoming a private company in China, management believes that the Company may be better able to retain revenues and drive growth amongst such business segments.

        The Management Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In particular, the projections set forth in Table 1 ("Stay Listed Scenario") were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company's operations or strategy that may be implemented after the consummation of the Merger (including any costs incurred in connection with the Merger). In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections do not take into account the effect of any failure of completion of the Merger and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Management Projections.

        Neither our independent registered public accounting firm, Shandong Haoxin Certified Public Accountants Co. Ltd. ("Haoxin"), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Management Projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the Management Projections. The Report of Independent Registered Public Accounting Firm issued by Haoxin accompanying our audited consolidated financial statements included in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference in this proxy statement, refers exclusively to the Company's historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to Houlihan Lokey and the Buyer Group and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger or whether or not to seek appraisal for his, her or its Shares.

        The following tables show the Management Projections provided by the Company's management and considered by Houlihan Lokey in connection with the delivery of its fairness opinion dated September 30, 2020.

Table 1: Stay Listed Scenario

Inthousand	FY 2020E	FY 2021E	FY 2022E	FY 2023E	FY 2024E	FY 2025E
Income Statement
Gross Revenue	276,906	222,465	256,922	295,158	339,837	391,757
Enterprise	115,935	128,037	153,819	183,425	218,895	261,398
E-Gov. & others	160,970	94,428	103,102	111,733	120,942	130,359
Less: Business tax and surcharges	5,538	4,449	5,138	5,903	6,797	7,835
%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Net Revenue	271,367	218,015	251,783	289,255	333,041	383,922
Growth, %	–16.9%	–19.7%	15.5%	14.9%	15.1%	15.3%
	–17%		31
Cost of Goods Sold	52,612	40,044	46,246	53,128	61,171	70,516
Gross Profit	218,755	177,972	205,537	236,126	271,870	313,406
Growth, %	–12.2%	–18.6%	15.5%	14.9%	15.1%	15.3%
GP Margin, %	79.0%	80.0%	80.0%	80.0%	80.0%	80.0%
Sales and marketing expenses	114,646	89,424	64,385	73,399	82,941	92,894
as % of revenue	41.4%	40.2%	25.1%	24.9%	24.4%	23.7%
Growth %	–20.6%	–22.0%	–28.0%	14.0%	13.0%	12.0%
General and administrative expenses	213,732	85,493	72,669	61,769	52,503	44,628
as % of revenue	77.2%	38.4%	28.3%	20.9%	15.4%	11.4%
Growth %	–33.1%	–60.0%	–15.0%	–15.0%	–15.0%	–15.0%
Research and development expenses	307,311	159,802	95,881	91,087	104,750	120,462
as % of revenue	111.0%	71.8%	37.3%	30.9%	30.8%	30.7%
Growth %	–4.1%	–48.0%	–40.0%	–5.0%	15.0%	15.0%
EBIT	–416,933	–156,746	–27,398	9,872	31,676	55,422
EBIT Margin, %	–150.6%	–70.5%	–10.7%	3.3%	9.3%	14.1%
Foreign currency exchange gain / (loss)	—	—	—	—	—	—
Interest income / (expense), net	–10,000	–10,000	–10,000	–10,000	–10,000	–10,000
Other income / (expense), net	—	—	—	—	—	—
Amortization of debt discount	—	—	—	—	—	—
Gain on change in fair value of derivative liabilities	—	—	—	—	—	—
Loss before income tax	–426,933	–166,746	–37,398	–128	21,676	45,422
Income tax expense	—	—	—	—	3,251	6,813
Tax rate, %	15%	15%	15%	15%	15%	15%
Net loss	–426,933	–166,746	–37,398	–128	18,424	38,609
Less: Net loss attributable to non-controlling interests	—	—	—	—	—	—
Net loss attributable to Gridsum Holding Inc.	–426,933	–166,746	–37,398	–128	18,424	38,609

Inthousand	FY 2020E	FY 2021E	FY 2022E	FY 2023E	FY 2024E	FY 2025E
Accretion to preferred shares redemption value
Cumulative dividend to preferred shareholders
Net loss attributable to Gridsum ordinary shareholders
Share-based compensation
Cost of revenues
Sales and marketing expenses
General and administrative expenses
Research and development expenses
Total SBC	40,705	21,802	20,143	17,355	19,982	23,035
As % of Revenue	15.0%	10.0%	8.0%	6.0%	6.0%	6.0%

Table 2: Go Private Scenario

Inthousand	FY 2020E	FY 2021E	FY 2022E	FY 2023E	FY 2024E	FY 2025E
Income Statement
Gross Revenue	276,906	384,154	512,197	619,641	753,332	920,258
Enterprise	115,935	128,037	153,819	183,425	218,895	261,398
E-Gov. & others	160,970	256,116	358,377	436,215	534,437	658,860
Less: Business tax and surcharges	5,538	7,683	10,244	12,393	15,067	18,405
%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Net Revenue	271,367	376,471	501,953	607,248	738,265	901,853
Growth, %	–16.9%	38.7%	33.3%	21.0%	21.6%	22.2%
	–17%		31
Cost of Goods Sold	51,228	58,391	70,683	83,651	99,440	118,713
Gross Profit	220,140	318,079	431,270	523,596	638,825	783,140
Growth, %	–11.7%	44.5%	35.6%	21.4%	22.0%	22.6%
GP Margin, %	79.5%	82.8%	84.2%	84.5%	84.8%	85.1%
Sales and marketing expenses	112,988	127,676	152,464	179,860	215,841	260,275
as % of revenue	40.8%	33.2%	29.8%	29.0%	28.7%	28.3%
Growth %	–21.8%	13.0%	19.4%	18.0%	20.0%	20.6%
General and administrative expenses	208,736	151,237	108,891	92,557	83,301	91,631
as % of revenue	75.4%	39.4%	21.3%	14.9%	11.1%	10.0%
Growth %	–34.7%	–27.5%	–28.0%	–15.0%	–10.0%	10.0%
Research and development expenses	304,213	206,865	173,767	187,668	227,078	277,035
as % of revenue	109.9%	53.8%	33.9%	30.3%	30.1%	30.1%
Growth %	–5.1%	–32.0%	–16.0%	8.0%	21.0%	22.0%
EBIT	–405,797	–167,699	–3,852	63,512	112,604	154,198
EBIT Margin, %	–146.5%	–43.7%	–0.8%	10.2%	14.9%	16.8%
Foreign currency exchange gain / (loss)	—	—	—	—	—	—
Interest income / (expense), net	–10,000	–10,000	–10,000	–10,000	–10,000	–10,000
Other income / (expense), net	—	—	—	—	—	—
Amortization of debt discount	—	—	—	—	—	—
Gain on change in fair value of derivative liabilities	—	—	—	—	—	—
Loss before income tax	–415,797	–177,699	–13,852	53,512	102,604	144,198
Income tax expense	—	—	—	8,027	15,391	21,630
Tax rate, %	15%	15%	15%	15%	15%	15%
Net loss	–415,797	–177,699	–13,852	45,485	87,214	122,568
Less: Net loss attributable to non-controlling interests	—	—	—	—	—	—
Net loss attributable to Gridsum Holding Inc.	–415,797	–177,699	–13,852	45,485	87,214	122,568
Accretion to preferred shares redemption value
Cumulative dividend to preferred shareholders
Net loss attributable to Gridsum ordinary shareholders
Share-based compensation
Cost of revenues
Sales and marketing expenses
General and administrative expenses
Research and development expenses
Total SBC	40,705	37,647	40,156	36,435	44,296	54,111
As % of Revenue	15.0%	10.0%	8.0%	6.0%	6.0%	6.0%

        EBIT is a non-U.S. GAAP financial measure. EBIT is presented because it is utilized by Houlihan Lokey in its financial analysis of the consideration to be paid in the Merger, and, because management believes it is a useful financial indicator of the Company's performance. EBIT represents earnings before interest and taxes for a specified time period, adjusted for certain non-recurring items. Although management uses this measure to assess the performance of the Company's business compared to that of others in the industry, the use of EBIT is limited because it does not include interest and taxes that may be material in amount and is necessary to operate the Company's business. As such, this non-U.S. GAAP measure should not be relied upon as an alternative to results prepared and presented in accordance with U.S. GAAP. Such measure is not defined under U.S. GAAP and, accordingly, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and this non-GAAP financial measure as used by the Company may not be comparable measurement to results reported or forecasted by other companies.

        The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company's operating and other financial information prepared in accordance with U.S. GAAP. See "Financial Information—Selected Historical Financial Information" beginning on page 108. In addition, because non-U.S. GAAP financial measures are not determined consistently by all companies, the non-U.S. GAAP measure presented in these financial projections may not be comparable to similarly titled measures of other companies.

        For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication.

        The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 115 and "Item 3. Key Information—D. Risk Factors" included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement.

        NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE MANAGEMENT PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee's Financial Advisor

        The Special Committee retained Houlihan Lokey to act as its financial advisor in connection with the Merger, and on September 30, 2020, Houlihan Lokey rendered its oral opinion, which it subsequently confirmed in writing, to the Special Committee as to the fairness, from a financial point of view, of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares in the Merger pursuant to the Merger Agreement and the Plan of Merger (other than holders of the Excluded Shares and ADSs representing the Excluded Shares), as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares in the Merger pursuant to the Merger Agreement and the Plan of Merger (other than holders of the Excluded Shares and ADSs representing the Excluded Shares), as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or holder of ADSs, or any other person as to how to act or vote with respect to any matter relating to the Merger.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed the draft Merger Agreement dated September 29, 2020;

  •
  reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including the Management Projections;

  •
  spoke with certain members of the Company's management regarding the respective businesses, operations, financial condition, and prospects of the Company, the Merger, and related matters;

  •
  compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for the Company's publicly-traded securities, and the current and historical market prices and trading volume of the publicly-traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

  •
  reviewed certificates and/or confirmation emails addressed to Houlihan Lokey from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

  •
  conducted such other financial studies, analyses, and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        In giving its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Management Projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. In addition, the management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that all contracts between the Company and third party customers relating to the legal, audit and industrial internet of things segment of the Company were negotiated and entered into on an arm's length basis, and Houlihan Lokey expressed no opinion with respect to such assumptions. Company management has advised Houlihan Lokey, and Houlihan Lokey assumed, that the Company would run out of available cash without prospect for additional debt or equity financing. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. The credit, financial and stock markets have recently been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, and its opinion did not purport to address potential developments in any such markets. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the Merger, the Management Projections or otherwise.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal, and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey's analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration and Per ADS Merger Consideration pursuant to the Merger Agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Plan of Merger would not differ in any respect from the form attached as an annex to the Merger Agreement.

        Furthermore, in connection with such opinion, Houlihan Lokey was not requested to make and did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

        Houlihan Lokey was not requested to, and did not, (a) initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, or the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Special Committee, the Board, the Company, or any other party with respect to alternatives to the Merger. Houlihan Lokey's opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion.

        Houlihan Lokey's opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with the Special Committee's evaluation of the Merger, and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

        Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, or Parent, their respective security holders, or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form, structure, or any other portion or aspect of, the Merger or otherwise (other than the Per Share Merger Consideration and Per ADS Merger Consideration to the extent expressly specified in Houlihan Lokey's opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey's opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's, Parent's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's, Parent's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company or its security holders, Parent, or its security holders, or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness, or fair value of the Company, Parent, or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors, or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration and Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel, or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company, Parent, and their respective advisors as to all legal, regulatory, accounting, insurance, tax, and other similar matters with respect to the Company and the Merger or otherwise.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Management Projections prepared by members of the management of the Company and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the Special Committee and the Board in evaluating the proposed Merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the Per Share Merger Consideration and Per ADS Merger Consideration or of the views of the Special Committee or the Board with respect to the Merger or the Per Share Merger Consideration and Per ADS Merger Consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey's opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Board, the Company, Parent, any security holder or creditor of the Company, Parent, or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee on the one hand and the Buyer Group on the other hand, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.

Financial Analyses

        In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

Preliminary Financial Analyses.

        The following is a summary of the preliminary financial analyses performed by Houlihan Lokey in connection with the negotiation of the Merger and reviewed with the Special Committee during its meeting on July 10, 2020. The order of the analyses does not represent relative importance or weight given to those preliminary analyses by Houlihan Lokey.

        For purposes of its preliminary analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Enterprise Value—generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable, or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations, and non-controlling interests less the amount of cash and cash equivalents on its balance sheet) less the amount of its equity-method investments.

  •
  Revenue—generally, the amount of income generated by the sale of goods or services.

        Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the ADSs and the common share/ADSs of the selected companies listed below as of July 7, 2020. The estimates of the future financial performance of the Company relied upon for the preliminary financial analyses described below were based on the Management Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

        Preliminary Selected Companies Analysis.    Houlihan Lokey reviewed certain data for selected companies in its preliminary analyses, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

        The financial data reviewed included:

  •
  Enterprise value as a multiple of twelve-month ending March 31, 2020 revenue.

  •
  Enterprise value as a multiple of estimated calendar year ("CY") 2020 revenue.

  •
  Enterprise value as a multiple of estimated CY 2021 revenue.

  •
  Enterprise value as a multiple of estimated CY 2022 revenue.

        In the second half of 2019 following receipt of the 2019 Proposal, the Company entered into certain contracts with certain Chinese customers for its industrial internet of things (the "IIoT") and legal and audit segments predicated on the Company being taken private by Chinese domiciled buyers (the "2019 Contracts"). The 2019 Contracts may not be renewed if the Company is not taken private, as these contracts are likely to be impacted by Chinese policies or guidance to encourage the use of Chinese domestic software and hardware (which may result in replacement of software solutions provided by foreign-owned businesses to Chinese domestic companies). In the Management Projections, which assume the Company remains publicly listed, revenue from the 2019 Contracts are assumed to continue in CY 2020 but are lost entirely in CY 2021 and thereafter. The management of the Company indicated that expected Legal & Audit and IIoT revenue would decrease by more than 50% in CY 2020 if the 2019 Contracts did not exist in CY 2020 similar to the rest of the forecast. As such and for conservative purposes, an adjusted CY 2020 revenue of $28.7 million (the "Adjusted CY 2020 Revenue") reflecting a 50% reduction to Legal & Audit and IIoT revenue in CY 2020 was used in Houlihan Lokey's selected companies analysis.

        Houlihan Lokey took into account the Company's principal business, industry and growth prospect when it identified the selected companies. Houlihan Lokey selected two sets of selected companies, including a set of public companies that primarily engaged in data analytics business and a set of public companies that were low-growth software companies listed in China or the U.S. and were financially similar to the Company in terms of size and/or profit margins. The tables below summarize the financial data of those selected companies reviewed by Houlihan:

Selected Companies Engaging in Data Analytics Business:

		Enterprise Value to Revenue
Company Name	Enterprise Value (as of 7/7/2020) ($ in mm)	For the 12-month ending March 31, 2020	CY2020, estimated	CY2021, estimated	CY2022, estimated
Cloudera, Inc.	$3,600.7	4.41x	4.31x	3.95x	3.22x
Domo, Inc.	$1,231.0	6.79x	6.30x	5.69x	4.86x
MicroStrategy Incorporated	$613.8	1.27x	1.29x	N/A	N/A
Teradata Corporation	$2,432.8	1.30x	1.36x	1.33x	1.25x
TRS Information Technology Co., Ltd	$1,313.7	10.23x	7.71x	6.29x	5.36x
Veritone, Inc.	$288.5	5.84x	5.72x	4.91x	3.39x
Low		1.27x	1.29x	1.33x	1.25x
High		10.23x	7.71x	6.29x	5.36x
Median		5.12x	5.02x	4.91x	3.68x
Mean		4.97x	4.45x	4.43x	3.71x

Selected U.S. or China-Listed Low-Growth Software Companies:

		Enterprise Value to Revenue
Company Name	Enterprise Value (as of 7/7/2020) ($ in mm)	For the 12-month ending March 31, 2020	CY2020, estimated	CY2021, estimated	CY2022, estimated
Asure Software, Inc.	$107.1	1.49x	1.69x	1.60x	N/A
Benefitfocus, Inc.	$459.0	1.56x	1.77x	1.60x	1.37x
Digiwin Software Co.,Ltd.	$575.7	2.80x	N/A	N/A	N/A
eGain Corporation	$317.9	4.51x	4.26x	3.80x	N/A
MobileIron, Inc.	$623.3	3.01x	3.13x	2.90x	N/A
Net Element, Inc.	$55.6	0.85x	1.02x	0.82x	N/A
NetSol Technologies, Inc.	$30.8	0.51x	0.53x	0.49x	N/A
Pareteum Corporation	$98.5	0.97x	N/A	N/A	N/A
QAD Inc.	$740.7	2.41x	3.24x	2.59x	2.86x
Qiming Information Technology Co.,Ltd	$488.0	2.50x	N/A	N/A	N/A
Synacor, Inc.	$38.6	0.35x	0.45x	0.40x	0.38x
Synchronoss Technologies, Inc.	$362.7	1.22x	1.18x	1.11x	N/A
Low		0.35x	0.45x	0.40x	0.38x
High		4.51x	4.26x	3.80x	2.86x
Median		1.53x	1.69x	1.60x	1.37x
Mean		1.85x	1.92x	1.70x	1.54x

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 1.0x to 3.0x twelve-month ending March 31, 2020 revenue, 1.0x to 3.0x estimated CY 2020 revenue, 1.0x to 3.0x estimated Adjusted CY 2020 revenue, 1.0x to 3.0x estimated CY 2021 revenue and 0.5x to 2.5x estimated CY 2022 revenue to corresponding financial data for the

Company. The selected companies analysis in Houlihan Lokey's preliminary financial analyses indicated implied per ADS value reference ranges of:

  •
  $0.00 to $1.79 per ADS based on (i) the selected range of multiples of twelve-month ending March 31, 2020 revenue and (ii) the Company's revenue for the twelve-month ending March 31, 2020;

  •
  $0.00 to $1.08 per ADS based on (i) the selected range of multiples of estimated CY 2020 revenue and (ii) the Company's estimated CY 2020 revenue;

  •
  $0.00 to $0.28 per ADS based on (i) the selected range of multiples of estimated CY 2020 revenue and (ii) the Company's estimated Adjusted CY 2020 Revenue;

  •
  $0.00 to $0.47 per ADS based on (i) the selected range of multiples of estimated CY 2021 revenue and (ii) the Company's estimated CY 2021 revenue;

  •
  $0.00 to $0.37 per ADS based on (i) the selected range of multiples of estimated CY 2022 revenue and (ii) the Company's estimated CY 2022 revenue.

        Preliminary Selected Transactions Analysis.    Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

        Preliminary Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan Lokey calculated terminal values by applying a range of terminal value revenue multiples of 1.00x to 3.00x to the Company's estimated CY 2025 revenue, which was derived based on a review of the observed trading multiples of the selected companies. The net present values of the Company's projected cash flows and terminal values were then calculated using discount rates ranging from 16.0% to 20.0%, which was derived based on certain financial metrics, including betas, capital structures and tax rates for the Company and the selected companies as presented in Houlihan Lokey's discussion materials for the Special Committee, as well as risk-free rates for the U.S. and China, and size premium data as provided by third party sources. The discounted cash flow analysis indicated an implied enterprise value range that was less than the aggregate of the Company's debt (net of cash, cash equivalents and restricted cash) and other non-operating liabilities (net of non-operating assets) at both ends of the range, which implied a per ADS reference price $0.

September Financial Analyses.

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee as its meeting on September 30, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Enterprise Value—generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable, or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations, and non-controlling interests less the amount of cash and cash equivalents on its balance sheet) less the amount of its equity-method investments.

  •
  Revenue—generally, the amount of income generated by the sale of goods or services.

        Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the ADSs and the common share/ADSs of the selected companies listed below as of September 25, 2020. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

        Selected Companies Analysis.    Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

        The financial data reviewed included:

  •
  Enterprise value as a multiple of twelve-month ending June 30, 2020 revenue.

  •
  Enterprise value as a multiple of estimated CY 2020 revenue.

  •
  Enterprise value as a multiple of estimated CY 2021 revenue.

  •
  Enterprise value as a multiple of estimated CY 2022 revenue.

        In the second half of 2019 following receipt of the 2019 Proposal, the Company entered into the 2019 Contracts. The 2019 Contracts may not be renewed if the Company is not taken private, as these contracts are likely to be impacted by Chinese policies or guidance to encourage the use of Chinese domestic software and hardware (which may result in replacement of software solutions provided by foreign-owned businesses to Chinese domestic companies). In the Management Projections, which assume the Company remains publicly listed, revenue from the 2019 Contracts are assumed to continue in CY 2020 but are lost entirely in CY 2021 and thereafter. The management of the Company indicated that expected Legal & Audit and IIoT revenue would decrease by more than 50% in CY 2020 if the 2019 Contracts did not exist in CY 2020 similar to the rest of the forecast. As such and for conservative purposes, Adjusted CY 2019 Revenue of $29.5 million reflecting a 50% reduction to Legal & Audit and IIoT revenue in CY 2020 was used in Houlihan Lokey's selected companies analysis.

        Houlihan Lokey took into account the Company's principal business, industry and growth prospect when it identified the comparable companies. Houlihan Lokey utilized the same two sets of selected companies as used in the preliminary financial analysis presented to the Special Committee on July 10,

2020. The tables below summarize the financial data of those selected companies reviewed by Houlihan:

Selected Companies Engaging in Data Analytics Business:

		Enterprise Value to Revenue
Company Name	Enterprise Value (as of 9/25/2020) ($ in mm)	For the 12-month ending June 30, 2020	CY2020, estimated	CY2021, estimated	CY2022, estimated
Cloudera, Inc.	$3,246.7	3.89x	3.85x	3.52x	3.22x
Domo, Inc.	$1,270.0	6.66x	6.30x	5.58x	4.91x
MicroStrategy Incorporated	$914.6	1.92x	1.97x	N/A	N/A
Teradata Corporation	$2,742.9	1.49x	1.51x	1.47x	1.47x
TRS Information Technology Co., Ltd	$1,044.8	8.00x	6.07x	4.99x	4.15x
Veritone, Inc.	$189.1	3.75x	3.47x	3.00x	N/A
Low		1.49x	1.51x	1.47x	1.47x
High		8.00x	6.30x	5.58x	4.91x
Median		3.82x	3.66x	3.52x	3.68x
Mean		4.28x	3.86x	3.71x	3.44x

Selected U.S. or China-Listed Low-Growth Software Companies:

		Enterprise Value to Revenue
Company Name	Enterprise Value (as of 9/25/2020) ($ in mm)	For the 12-month ending June 30, 2020	CY2020, estimated	CY2021, estimated	CY2022, estimated
Asure Software, Inc.	$115.4	1.68x	1.83x	1.72x	N/A
Benefitfocus, Inc.	$573.7	2.00x	2.16x	1.98x	1.76x
Digiwin Software Co.,Ltd.	$975.9	4.72x	4.10x	3.40x	2.75x
eGain Corporation	$381.2	5.24x	5.00x	4.47x	N/A
MobileIron, Inc.	$792.5	3.69x	3.80x	3.62x	N/A
Net Element, Inc.	$53.6	0.85x	0.89x	0.79x	N/A
NetSol Technologies, Inc.	$31.3	0.52x	0.54x	0.50x	N/A
Pareteum Corporation	$108.4	1.07x	N/A	N/A	N/A
QAD Inc.	$767.4	2.52x	2.83x	2.68x	2.97x
Qiming Information Technology Co.,Ltd	$578.4	2.44x	N/A	N/A	N/A
Synacor, Inc.	$43.7	0.45x	0.53x	0.50x	0.45x
Synchronoss Technologies, Inc.	$414.6	1.40x	1.40x	1.33x	N/A
Low		0.45x	0.53x	0.50x	0.45x
High		5.24x	5.00x	4.47x	2.97x
Median		1.84x	2.00x	1.85x	2.26x
Mean		2.22x	2.31x	2.10x	1.98x

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 1.0x to 3.0x twelve-month ending June 30, 2020 revenue, 1.0x to 3.0x estimated CY 2020 revenue, 1.0x to 3.0x estimated Adjusted CY 2020 revenue, 1.0x to 3.0x estimated CY 2021 revenue and 0.5x to 2.5x estimated CY 2022 revenue to corresponding financial data for the

Company. As compared to the Per ADS Merger Consideration of $2.00, the selected companies analysis indicated implied per ADS value reference ranges of:

  •
  $0.00 to $1.49 per ADS based on (i) the selected range of multiples of twelve-month ending June 30, 2020 revenue and (ii) the Company's revenue for the twelve-month ending June 30, 2020;

  •
  $0.00 to $0.84 per ADS based on (i) the selected range of multiples of estimated CY 2020 revenue and (ii) the Company's estimated CY 2020 revenue;

  •
  $0.00 to $0.02 per ADS based on (i) the selected range of multiples of estimated CY 2020 revenue and (ii) the Company's estimated Adjusted CY 2020 Revenue;

  •
  $0.00 to $0.21 per ADS based on (i) the selected range of multiples of estimated CY 2021 revenue and (ii) the Company's estimated CY 2021 revenue;

  •
  $0.00 to $0.12 per ADS based on (i) the selected range of multiples of estimated CY 2022 revenue and (ii) the Company's estimated CY 2022 revenue.

        Selected Transactions Analysis.    Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

        Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan Lokey calculated terminal values by applying a range of terminal value revenue multiples of 1.00x to 3.00x to the Company's estimated CY 2025 revenue, which was derived based on a review of the observed trading multiples of the selected companies. The net present values of the Company's projected cash flows and terminal values were then calculated using discount rates ranging from 16.0% to 20.0%, which was derived based on certain financial metrics, including betas, capital structures and tax rates for the Company and the selected companies as presented in Houlihan Lokey's discussion materials for the Special Committee, as well as risk-free rates for the U.S. and China, and size premium data as provided by third party sources. The discounted cash flow analysis indicated an implied enterprise value range that was less than the aggregate of the Company's debt (net of cash, cash equivalents and restricted cash) and other non-operating liabilities (net of non-operating assets) at both ends of the range, which implied a per ADS reference price $0, as compared to Per ADS Merger Consideration of $2.00.

        Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services to the Special Committee, including an opinion as to the fairness from a financial point of view of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by the holders of the Shares (other than holders of the Excluded Shares and ADSs representing the Excluded Shares). The Special Committee engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to a fixed fee of US$550,000, US$320,000 of which was payable upon the execution of Houlihan Lokey's engagement letter, the remainder of which became payable upon the delivery of Houlihan Lokey's opinion. No portion of Houlihan Lokey's fee is contingent upon any conclusions set forth in Houlihan Lokey's opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates, and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold, or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

        Neither Houlihan Lokey nor any of its affiliates has in the past two years provided or is currently providing any investment banking, financial advisory and/or other financial or consulting services to the Company, Parent and their respective affiliates. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Buyer Group's Purposes of and Reasons for the Merger

        Under SEC rules governing "going private" transactions, each member of the Buyer Group is deemed to be engaged in a "going private" transaction and is required to express its reasons for the merger to the Company's Unaffiliated Security Holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100% control of the Company, in a transaction in which Unaffiliated Security Holders will be cashed out in exchange for $2.00 per Share or $2.00 per ADS, respectively, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after all of the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company's operations or acquisitions of other businesses.

        The Buyer Group believes the operating environment has changed in a significant manner since the Company's initial public offering. There is greater competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately-held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately-held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

        The Buyer Group decided to undertake the "going private" transaction at this time because it wants to take advantage of the benefits of the Company being a privately-held company as described above. In the course of considering the "going private" transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

        ADSs representing Class B Ordinary Shares are currently listed on the NASDAQ under the symbol "GSUM." It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including the NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program for Shares will terminate.

        Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares, including such Shares represented by ADSs), will represent the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Shares represented by ADSs) (other than Dissenting Shares) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holders' dissenters' rights under the Cayman Islands Companies Law. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the Rollover Securityholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company's shareholders and ADS holders, other than the Rollover Securityholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Securityholders, will not be exposed to the risk of loss in relation to their investment in the Company.

        At the Effective Time, each Company Option (other than any Company Option that is a Rollover Security) that is vested and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder of such vested Company Option to receive cash in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any consideration payable in respect thereof.

        At the Effective Time, each Company Option that is unvested and outstanding immediately as of the Effective Time will be cancelled as of the Effective Time, automatically and without any action on the part of the holders thereof, for no consideration.

        At the Effective Time, each Company RSU (other than any Company RSU that is a Rollover Security) outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Company RSU, provided that if the Company RSUs are unvested, it shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time.

        Notwithstanding the foregoing, if the Merger is completed, pursuant to the terms of the Support Agreement, each of the Company Options and the Company RSUs that is a Rollover Security under the Support Agreement shall be cancelled at the Effective Time.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

        If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the Effective Time, all references to the name "Gridsum Growth Inc." shall be amended to "Gridsum Holding Inc.", all references to the authorized share capital will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and the director indemnification clauses in the memorandum and articles of association of Merger Sub will be replaced by the director indemnification clauses in the Company's current memorandum and articles of association). In addition, the directors of Merger Sub immediately prior to the completion of the Merger (identified below in "Annex E—Directors and Executive Officers of Each Filing Person") will become the directors of the Surviving Company and the officers of the Company will remain the officers of the Surviving Company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the Merger to the Unaffiliated Security Holders include the following:

  •
  The receipt by the Unaffiliated Security Holders of US$2.00 per Share or US$2.00 per ADS in cash, representing a premium of 217.5%, 316.7% and 199.4% to the closing price on April 30, 2020, the last full trading day prior to the Company's announcement that it had received a revised going-private proposal, April 23, 2020, one week prior to the announcement, and March 30, 2020, one month prior to the announcement, respectively.

  •
  The avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

        The primary detriments of the Merger to the Unaffiliated Security Holders include the following:

  •
  Such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company's ordinary shares, if any.

  •
  In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "Special Factors—Material U.S. Federal Income Tax Consequences."

  •
  Since the Company became publicly listed in September 2016, the highest historical closing price of our ADSs (US$17.86 per ADS) exceeds the Per ADS Merger Consideration.

        The primary benefits of the Merger to the Buyer Group include the following:

  •
  If the Company successfully executes its business strategies, the value of the Buyer Group's equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent.

  •
  The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term.

  •
  The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

  •
  The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations.

  •
  There will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2019, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $3.1 million and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) directors' and officers' liability insurance. Such cost savings will directly benefit the Buyer Group following the closing, and will be recurring in nature if and for so long as the Company remains private.

        The primary detriments of the Merger to the Buyer Group include the following:

  •
  All of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group.

  •
  The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group.

  •
  An equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment.

  •
  Following the Merger, there will be no trading market for the Surviving Company's equity securities.

        The primary benefits of the Merger to the Company's directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

  •
  The continuation of service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

  •
  Continued indemnification rights, rights to advancement of fees and directors' and officers' liability insurance to be provided by the Surviving Company to former directors and officers of the Company.

  •
  The compensation of members of the Special Committee in exchange for their services in such capacity at a rate of US$15,000 per month to the chairman of the Special Committee and US$10,000 per month to each other member of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger.

  •
  The cash-out of certain in-the-money vested Company Options and vested and unvested Company RSUs held by certain of the Company's directors and executive officers.

        The primary detriments of the Merger to the Company's directors and executive officers (other than members of the Buyer Group) include, without limitation, the following:

  •
  Certain director and officers of the Company, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any.

  •
  In general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The Company's Net Book Value and Net Earnings

        The table below sets out the indirect interest in the Company's net book value and net earnings for the Buyer Group before and after the Merger, based on the historical net book value and net earnings of the Company as of and for the six months ended June 30, 2020. The indirect interest in the Company's net book value and net earnings for the Buyer Group after the Merger also reflects a shareholding adjustment among the members of the Buyer Group after the Merger contemplated by the Buyer Group.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	US$'000%		US$'000%		US$'000%		US$'000%
Mr. Qi(2)	(98.75)	0.13%	(33.97)	0.13%	(88.87)	0.12%	(30.58)	0.12%
Generation Gospel	(12,162.60)	16.36%	(4,184.44)	16.36%	(11,005.06)	14.80%	(3,786.20)	14.80%
Fairy Spirit	(7,506.84)	10.10%	(2,582.66)	10.10%	(6,756.28)	9.09%	(2,324.44)	9.09%
Mr. Yu(2)	—	—	—	—	—	—	—	—
Garden Enterprise	(2,934.56)	3.95%	(1,009.61)	3.95%	(2,641.16)	3.55%	(908.67)	3.55%
Beijing SPV	—	—	—	—	(53,868.49)	72.44%	(18,533.00)	72.44%
Total	(22,702.74)	30.53%	(7,810.69)	30.53%	(74,359.86)	100%	(25,582.88)	100%

(1)
Ownership percentages are based on 35,298,674 Shares outstanding as of the date of this proxy statement (excluding 38,394 Shares issued to the ADS Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company Incentive Plans).

(2)
Mr. Qi's and Mr. Yu's respective ownership percentage only includes their respective direct ownership in the Company (prior to the Merger) or Parent (after the Merger), as applicable, and excludes any beneficial ownership of such person through other entities.

Plans for the Company after the Merger

        After the Effective Time of the Merger, Parent anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

        Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction involving the Company's corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations;

  •
  sale or transfer of a material amount of assets; or

  •
  any other material changes in the Company's business.

        However, the Buyer Group will continue to evaluate the Company's entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange.

Alternatives to the Merger

        The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on July 20, 2019 in response to the receipt of the proposal letter from Mr. Qi, Mr. Yu, Generation Gospel, Fairy Spirit, Garden Enterprises and Beta Dynamic Limited, an affiliate of Hammer Capital Private Investments Limited on July 15, 2019.

        In light of (i) the Buyer Group's beneficial ownership of approximately 10,777,005 ordinary shares (including ordinary shares represented by ADSs), representing 67.8% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement); and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, no person other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

        The Special Committee also took into account that, the Company, subject to compliance with the terms and conditions of the Merger Agreement, (i) prior to the receipt of the Shareholder Approval, the Board (upon recommendation of the Special Committee) is permitted to change its recommendation with respect to an alternative acquisition proposal that the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a superior proposal and (ii) prior to the receipt of the Shareholder Approval, can terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal, subject to the payment of a termination fee of US$300,000 as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or could reasonably be expected to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company's shareholders).

        In addition, the Special Committee and the Board also considered other alternatives available to the Company to enhance shareholder value, including remaining as a public company. However, based on the considerations set forth in the section entitled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 32, the Special Committee and the Board have concluded that it is more beneficial to the Unaffiliated Security Holders to enter into the Merger Agreement and pursue the consummation of the transactions contemplated thereto, including the Merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger Is Not Consummated

        If the Merger Agreement is not authorized and approved by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their Shares or ADSs in connection with the Merger nor will the holders of any Company Options or Company RSUs receive payment pursuant to the Merger Agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

        Under specified circumstances in connection with the termination of the Merger Agreement, the Company may be required to pay Parent or its designees a termination fee of US$300,000. For more details, please refer to the section entitled "The Merger Agreement—Termination Fee" beginning on page 103.

        If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger is approximately $57,380,000 (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Securities, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid the Company's unaffiliated shareholders and holders of ADSs, vested Company Options, vested Company RSUs and unvested Company RSUs, except for any Company share awards held by the Rollover Securityholders, which will be cancelled pursuant to the Merger Agreement, as well as the related costs and expenses, in connection with the Merger.

        The Merger is expected to be funded by equity contribution contemplated in the Equity Commitment Letter, by and between Parent, Holdco and Beijing SPV. Under the terms and subject to the conditions of the Equity Commitment Letter, Beijing SPV will contribute equity financing in an aggregate amount of $115,000,000 to Holdco (to fund or cause to be funded through Parent or Merger

Sub). Such funds are to be used for the purpose of completing the Merger and repayment of the FutureX Note.

        Beijing SPV's commitment under the Equity Commitment Letter, in the case of funding the merger consideration pursuant to the Merger Agreement, is conditioned upon (i) the satisfaction or waiver at the Closing of all conditions precedent to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement (other than conditions by their nature are to be satisfied on closing date) and (ii) either the contemporaneous consummation of the Closing or the obtaining by the Company an order requiring Parent to cause the equity financing to be funded and to consummate the Merger in accordance with the terms of the Merger Agreement.

        Beijing SPV's commitment under the Equity Commitment Letter, in the case of funding the Parent termination fee pursuant to the Merger Agreement, is conditioned upon (i) the termination of the Merger Agreement pursuant to (1) where the Merger was not consummated by March 31, 2021 (as may be extended in accordance with the terms of the Merger Agreement) or (2) where closing conditions were satisfied but Parent and Merger Sub fail to complete the Closing within 14 days, and (ii) the Company has obtained an order requiring the payment of the Parent termination fee.

        The obligation of Beijing SPV to fund the equity commitment under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms; (b) the Closing; (c) the making of the contribution by Beijing SPV; and (d) the Company accepts all or any portion of the Parent termination fee pursuant to the Merger Agreement.

        The Company is an express third-party beneficiary of the Equity Commitment Letter to the extent of its right to seek specific performance of the equity commitment under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitment. Please see "Special Factors—Remedies" beginning on page 65 for additional information. Beijing SPV may assign or delegate all or a portion of its obligations to fund its equity commitment to any of its affiliates or any other private equity fund sponsored or managed by such affiliate.

Support Agreement

        Concurrently with the execution and delivery of the merger agreement, the Rollover Securityholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, at the Closing, the Rollover Securities will be cancelled for no consideration. Immediately prior to the Closing, each Rollover Securityholder will subscribe, or will cause its affiliate to subscribe, and Parent shall issue to such Rollover Securityholder or its affiliate, as the case may be, for consideration of par value for the number of ordinary shares of Parent set forth in the Support Agreement.

        Each Rollover Securityholder further agreed, with respect to the Rollover Securities beneficially owned by such Rollover Securityholder, to vote, (i) in favor of the authorization and approval of the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof, (ii) against any alternative acquisition proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger, (iii) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the transaction contemplated by the Merger Agreement or the performance by such Rollover Securityholder of its/his obligations under the Support Agreement, (iv) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement, or of any Rollover Securityholder contained in the Support Agreement, (v) in favor of any adjournment or postponement of the extraordinary general meeting of the Company's shareholders as may be reasonably requested by Parent, and (vi) in favor of any matters necessary for the consummation of the transactions contemplated by the Merger Agreement. Subject to applicable laws, each Rollover Securityholder irrevocably appoints Parent and any designee of Parent as its proxy and attorney-in-fact in connection with the voting of the Rollover Securities beneficially owned by such Rollover Securityholder.

        In addition, from the date of the Support Agreement until its termination, each Rollover Securityholder will not, without the prior approval of the other Rollover Securityholders, directly or indirectly, (i) sell (constructively or otherwise) or transfer any of the securities of the Company owned by such Rollover Securityholder, or enter into any contract, option or other arrangement or understanding with respect to the sale or transfer of any of the securities of the Company owned by such Rollover Securityholder, including, without limitation, through any derivative transaction that involves any of the securities of the Company owned by such Rollover Securityholder and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Securityholder's economic interest in such securities of the Company owned by such Rollover Securityholder and/or (y) grants a third party the right to vote or direct the voting of such securities of the Company owned by such Rollover Securityholder, (ii) deposit any securities into a voting trust or enter into a voting agreement or grant any voting proxy that is inconsistent with the Support Agreement, (iii) convert or exchange, or take any action which would result in the conversion or exchange, of any of the securities of the Company owned by such Rollover Securityholder, (iv) knowingly take any action that would make any representation or warranty of such Rollover Securityholder set forth in the Support Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Securityholder from performing any of its/his obligations under the Support Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).

        The Support Agreement will terminate immediately upon the earlier to occur (a) the Effective Time of the Merger, or (b) the valid termination of the Merger Agreement.

Remedies

        The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent's and Merger Sub's obligation to cause the equity financing for the Merger to be funded at the Effective Time, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent's and Merger Sub's obligations to consummate the Merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the equity financing is funded, then the Closing will occur, (iii) the equity financing has not been funded and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, and (iv) the Company has sought to terminate the Merger Agreement and collect the Parent termination fee of $600,000 but has not yet received the payment of such fee.

        Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent termination fee of $300,000 or $600,000 (as applicable) and the Company termination fee of $300,000, respectively.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company's shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Interests of the Buyer Group

        As the result of the Merger, Parent will own 100% of the equity interests in the Surviving Company and the Buyer Group will own, through its equity interests in Parent, 100% of the equity interests in Surviving Company immediately following the completion of the Merger.

        Because of Parent's equity interests in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company pursuant to the transactions contemplated by the Merger Agreement. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group's investment in the Surviving Company will be illiquid, with no public trading market for the Surviving Company's shares and no certainty that an opportunity to sell its shares in the Surviving Company at an attractive price will arise, or that dividends paid by the Surviving Company will be sufficient to recover its original investment pursuant to the Transactions.

        The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Company Options and Restricted Share Units

        If the Merger is completed, at the Effective Time, each Company Option (other than any Company Option that is a Rollover Security) that is vested and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder of such vested Company Option to receive cash in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any consideration payable in respect thereof.

        At the Effective Time, each Company Option that is unvested and outstanding immediately as of the Effective Time will be cancelled as of the Effective Time, automatically and without any action on the part of the holders thereof, for no consideration.

        At the Effective Time, each Company RSU (other than any Company RSU that is a Rollover Security) outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Company RSU, provided that if a Company RSU is unvested, it shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time.

        Notwithstanding the foregoing, if the Merger is completed, pursuant to the terms of the Support Agreement, each of the Company Options and the Company RSUs that is a Rollover Security under the Support Agreement shall be cancelled at the Effective Time.

        Under the terms of the Merger Agreement, the Company Incentive Plans and any relevant award agreements applicable to the Company Incentive Plans will be terminated at or prior to the Effective Time.

        As of the date of this proxy statement, our directors and executive officers (as set forth in "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 111) as a group hold (excluding any Rollover Securities) (a) outstanding options to purchase 511,393 Shares issued pursuant to the Company Incentive Plans with a weighted average exercise price of US$0.42 per Share, all of which have vested, and (b) outstanding Company RSUs in respect of 1,577,618 Shares issued pursuant to the Company Incentive Plans, of which Company RSUs in respect of 884,910 and 692,708 Shares have vested and are unvested, respectively. As of the date of this proxy statement, other than the Rollover Securities, none of our directors and executive officers holds any issued and outstanding Shares.

        The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares held (excluding any Rollover Securities), (b) the cash payment that will be made in respect of such Shares at the Effective Time, (c) the number of Shares underlying outstanding and unexercised Company Options granted under the Company Incentive Plans that have vested (excluding any Rollover Securities), (d) the average exercise price payable per Share for the outstanding and unexercised Company Options held by such person, (e) the cash payment that will be made in respect such Company Options at the Effective Time, (f) the number of Shares underlying outstanding Company RSUs granted under the Company Incentive Plans, whether vested or unvested (excluding any Rollover Securities), (g) the cash payment that will be made in respect of such Company RSUs at the Effective Time, and (h) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

			Vested Company Options			Company RSUs
	Shares
			Shares Underlying (Excluding Rollover Securities)			Shares Underlying (Excluding Rollover Securities)
Name of Directors and Executive Officers	Shares Held (Excluding Rollover Securities)	Cash Payment Therefor (US$)		Average Exercise Price (US$)	Cash Payment Therefor (US$)		Cash Payment Therefor (US$)	Total Cash Payments
Guosheng Qi	—	—	—	—	—	—	—	—
Guofa Yu	—	—	—	—	—	—	—	—
Herman Fong	—	—	—	—	—	925,000	1,850,000	1,850,000
Yanchun Bai	—	—	156,250	0.42	246,875	—	—	246,875
Xudong Gao	—	—	156,250	0.42	246,875	—	—	246,875
Dannis Cheuk Yin Lee	—	—	—	—	—	—	—	—
Feng Lu	—	—	—	—	—	—	—	—
Ravi Sarathy	—	—	—	—	—	622,222	1,244,444	1,244,444
John Jiyang Liu	—	—	198,893	0.42	314,251	22,222	44,444	358,695
Michael Yang Xu	—	—	—	—	—	—	—	—
Xijian Liu	—	—	—	—	—	8,174	16,348	16,348
All directors and executive officers as a group	—	—	511,393	0.42	808,001	1,577,618	3,155,236	3,963,237

        After the completion of the Merger, the maximum amount of cash payments our directors and executive officers (excluding Mr. Qi and Mr. Yu) may receive in respect of their Shares, Company

Options and Company RSUs is approximately US$4.0 million, including approximately US$0.8 million in respect of Company Options and approximately US$3.2 million in respect of Company RSUs.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, it has been agreed that:

  •
  From and after the Effective Time, the Surviving Company and its subsidiaries will (and Parent shall cause the Surviving Company and its subsidiaries to) comply with all of its obligations under the memorandum and articles of association (or comparable organizational documents) or any indemnification agreements of the Company and its subsidiaries (any of which a "Group Company") to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such officers or directors at request of the Group Company.

  •
  The memorandum and articles of association of the Surviving Company and its subsidiaries will contain provisions no less favorable with respect to any indemnification, advancement of expenses and exculpation provisions than are set forth in the memorandum and articles of association (and other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

  •
  Prior to the Effective Time, the Company will, and, if the Company is unable to, Parent will cause the Surviving Company, as of the Effective Time to, obtain and maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company's existing policy, provided that neither Parent or the Surviving Company will be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company.

The Special Committee

        On July 20, 2019, the Board established a Special Committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of three independent directors: Dannis Cheuk Yin Lee ("Mr. Lee"), Xudong Gao and Feng Lu. Mr. Lee has been appointed chairman of the Special Committee. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of the transactions contemplated thereby and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

        We compensate the members of the Special Committee in exchange for their service in such capacity at a rate of US$15,000 per month for the chairman of the Special Committee and US$10,000 per month for each member of the Special Committee (the payment of which is not contingent upon the completion of the Merger or the Special Committee's or the Board's recommendation of the Merger).

Position with the Surviving Company

        After completion of the Merger, Mr. Qi expects to continue to serve as chairman of the board of directors of the Surviving Company and chief executive officer of the Surviving Company. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

        The Company has adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of significant related party transactions for the years ended December 31, 2018 and 2019, see "Item 7. Major Shareholders and Related Party Transactions" included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 117 for a description of how to obtain a copy of our annual report.

  Transactions with members of the Buyer Group

        In July 2019, the Company entered into a financing agreement with the Beijing Zhongguancun Technology Finance Guarantee Co., Ltd., or Beijing Zhongguancun Technology, pursuant to which the Company issued a RMB20 million (US$2.8 million) corporate bond bearing interest at 6.5% per annum and having a term of 36 months. The corporate bond is guaranteed by Beijing Zhongguancun Technology. In consideration for the guarantee, certain of our executive officers, including Mr. Qi, Mr. Yu and Michael Yang Xu, provided counter-guarantees to Beijing Zhongguancun Technology.

        From January to May 2020, Dissector (Beijing) Technology Co., Ltd., a subsidiary of the Company, and Beijing Gridsum Technology Co., Ltd., or Beijing Gridsum, a consolidated affiliated entity of the Company, borrowed several RMB loans from Mr. Qi. These loans are interest-free and do not have a maturity date. The total amount of these loans is RMB17.5 million (US$2.5 million), of which RMB13.7 million (US$1.9 million) remains outstanding.

        From March to November 2020, Beijing Gridsum and Beijing Moment Everlasting Ad Co., Ltd., a consolidated affiliated entity of the Company, borrowed several RMB loans from certain financial institutions in China. These loans have one-year terms and bear interest ranging from 3.85% to 4.35% per annum, and the total amount of these loans is RMB40.0 million (US$5.7 million). Several executive officers of the Company, including Mr. Qi, Mr. Yu and Michael Yang Xu, provided guarantees for these loans.

        From July to October 2020, Gridsum Holding (Beijing) Co., Ltd., a consolidated affiliated entity of the Company, borrowed several RMB loans from Beijing SPV and certain of Beijing SPV's shareholders. These loans are interest-free and have one-year terms. The total amount of these loans is RMB189.6 million (US$26.8 million), of which RMB189.5 million (US$26.8 million) remains outstanding.

        In November 2020, Beijing Gridsum borrowed an RMB30.0 million (US$4.2 million) loan bearing interest at 12% per annum from ShineWing (Beijing) International Investment Management Co., Ltd. Mr. Qi provided guarantee for this loan.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$'000)
Financing fees and expenses and other professional fees	6,600
Legal fees and expenses	2,100
Special Committee fees	750
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	70
Total	9,520

        These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions, including the Merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled "The Merger Agreement—Termination Fee. "

Voting by the Rollover Securityholders at the Extraordinary General Meeting

        Pursuant to the Support Agreement, the Rollover Securityholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the extraordinary general meeting of the Company. As of the Share Record Date, we expect that the Rollover Securityholders will beneficially own, in the aggregate, approximately 10,777,005 outstanding Shares, which represents approximately 67.8% of the total outstanding Shares entitled to vote.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger

        Upon completion of the Merger, the Company would cease to be a publicly traded company, and the Company expects to account for the Merger at historical cost.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than the PRC Required Approvals in relation to the transactions contemplated by the Merger Agreement, the approvals, filings or notices required under the federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of Merger published in the Cayman Islands Gazette. See "Merger Agreement—Conditions to the Merger" beginning on page 100 for additional information.

Dissenters' Rights

        Shareholders who exercise dissenters' rights will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters' Rights (as described under the section entitled "Dissenters' Rights" on page 106).

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a "functional currency" other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in Holdco or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters' Rights

        The surrender by a U.S. Holder of Shares in exchange for cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters' Rights (as described under the section entitled "Dissenters' Rights"), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company" and "Controlled Foreign Corporation" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is more than one year at the Effective Time of the Merger.

        Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

        Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see "Special Factors—Material PRC Income Tax Consequences"), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty")). If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against your U.S. tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

        We believe that we were not a passive foreign investment company ("PFIC") for our taxable year ended December 31, 2019, and we do not expect to be a PFIC for our current taxable year and any subsequent taxable year. However, our PFIC status is tested each taxable year and is dependent on the composition of our assets and income and the value of our assets. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our other assets may fluctuate over time, there can be no assurance that we will not be a PFIC for the current taxable year or any subsequent taxable year.

        In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the "asset test") or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election (a "Non-Electing U.S. Holder"), then the sum of (x) any gain recognized by a U.S. Holder on the disposition of a Share and (y) the amount of the Special Dividend received by such U.S. Holder with respect to such Share ("Excess Distribution") generally would be allocated ratably to each day over such U.S. Holder's holding period for the Share. Generally, the portion of Excess Distribution allocable to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year and the portion of Excess Distribution allocable to any prior taxable year in which we were a PFIC (a "Prior-Year PFIC Period") would be subject to tax at the highest applicable marginal rate in effect for that year. Additionally, an interest charge at the rate applicable for underpayments of income taxes would be imposed on the resulting tax allocated to such Prior-Year PFIC Period.

        If we were a PFIC in any year in which a U.S. Holder held ADSs or Shares and certain conditions relating to the regular trading of the Company's ADSs were met, a U.S. Holder of ADSs may have been able to make a so-called "mark-to-market" election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the net amount of previously included income as a result of the mark-to-market election, if any).

        We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with its U.S. federal income tax return for the U.S. Holder's taxable year in which the Merger occurs. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Controlled Foreign Corporation

        The U.S. tax reform act of December 2017 (the "2017 Act") may have changed the consequences to U.S. shareholders that own, or are considered to own as a result of certain stock ownership attribution rules, 10% or more of the voting power or value of the stock of a non-U.S. corporation (a "10% U.S. Shareholder") under the U.S. Federal income tax law applicable to owners of U.S. controlled foreign corporations ("CFCs"). Prior to the 2017 Act, we did not believe we, or any of our

non-U.S. subsidiaries, were CFCs, based on our 10% U.S. Shareholders (if any) together owning less than 50% of our ordinary shares. The 2017 Act repealed Internal Revenue Code Section 958(b)(4), which, unless clarified in future regulations or other guidance, may result in our classification (or the classification of certain of our non-U.S. subsidiaries) as CFCs. This classification could cause significant and adverse U.S. tax consequences for our existing 10% U.S. Shareholders (if any). Therefore, 10% U.S. Shareholders (if any) are strongly urged to consult with their tax advisors regarding the tax consequences of the Merger in light of the 2017 Act revisions to the U.S. Federal income tax law applicable to owners of CFCs.

Information Reporting and Backup Withholding

        A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and demonstrates this fact by providing a taxpayer identification number and a properly completed IRS Form W-9 certifying that the U.S. Holder is not subject to backup withholding under the Code. Such backup withholding tax is currently imposed at the rate of 24%. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the U.S. Holder timely and properly reports the amount of the backup withholding on such U.S. Holder's tax return. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

        Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

        A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

        For U.S. federal income tax purposes, no gain or loss is expected to be recognized by the Company as a result of the Merger.

Material PRC Income Tax Consequences

        Under the PRC Enterprise Income Tax Law (the "EIT Law"), which took effect on January 1, 2008, and was amended on December 29, 2018, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, and as amended on April 23, 2019, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

        As there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

        In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015 and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises ("Bulletin 37") issued by the State Administration of Taxation of PRC, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company's non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

 MARKET PRICE OF THE COMPANY'S ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for ADSs, each representing one Class B Ordinary Share, on the NASDAQ under the symbol "GSUM" for each quarter during the past two years:

	Sales Price Per ADS (in US$)
Quarterly:	High	Low
2018
First quarter	13.99	8.021
Second quarter	8.73	3.68
Third quarter	7.00	4.93
Fourth quarter	6.60	2.01
2019
First quarter	4.69	1.29
Second quarter	3.80	2.10
Third quarter	3.19	1.32
Fourth quarter	2.50	1.19
2020
First quarter	1.632	0.237
Second quarter	1.65	0.40
Third quarter	1.38	0.632
Fourth quarter	1.88	1.58
2021
First quarter (through January 21, 2021)	1.82	1.63

        The Per ADS Merger Consideration implies a 217.5% premium over the Company's closing price of US$0.63 per ADS on April 30, 2020, the last full trading day prior to the Company's public announcement that it had received a going-private proposal, a 316.7% premium over the Company's closing price of US$0.48 per ADS on April 23, 2020, one week prior to the public announcement and a 199.4% premium over the Company's closing price of US$0.67 per ADS on March 30, 2020, one month prior to the public announcement. On January 21, 2021, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of ADSs were US$1.7899 and US$1.75, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        The Company has never paid any dividends and does not plan to declare and pay any dividends on its shares or ADSs in the near future. The Company intends to retain its available funds and any future earnings to operate and expand its business.

        Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

        In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company's ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

        The Company is a holding company incorporated in the Cayman Islands and substantially all of the Company's operations are conducted through its PRC subsidiary, its variable interest entity, and the subsidiaries of the variable interest entity. The Company relies principally on dividends from its subsidiary in China to fund its payment of dividends, if any, to its shareholders. Current PRC regulations permit our subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiary in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiary in China incur debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Furthermore, foreign-invested enterprises in China are required to allocate at least 10% of its after-tax profit based on PRC accounting standards to its statutory general reserves each year until the accumulative amount of the reserves reaches 50% of its registered capital. The Company's subsidiary, as a foreign-invested enterprise, may set aside funds for employee bonus and welfare fund from its after-tax profits each year at percentages determined at its sole discretion. These reserves are not distributable as cash dividends.

 THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on February 22, 2021, at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as special resolutions:

  THAT the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be authorized and approved;

  THAT each of the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  if necessary, as an ordinary resolution:

  THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is completed, each issued and outstanding Share and ADS, other than the Excluded Shares (including such Shares represented by ADSs), will represent the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration, respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares (other than Dissenting Shares) and ADSs representing the Excluded Shares (other than Dissenting Shares) will be cancelled without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of a Share as determined under the Cayman Islands Companies Law.

        In addition to the foregoing, at the Effective Time,

  (i)
  each Company Option (other than any Company Option that is a Rollover Security) that is vested and outstanding immediately prior to the Effective Time will be cancelled and converted into the right of the holder of such vested Company Option to receive cash in the amount equal to the Vested Company Option Consideration, provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any consideration payable in respect thereof.

  (ii)
  each Company Option that is unvested and outstanding immediately as of the Effective Time will be cancelled as of the Effective Time, automatically and without any action on the part of the holders thereof, for consideration.

  (iii)
  each Company RSU (other than any Company RSU that is a Rollover Security) outstanding and unexercised immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger

    Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Company RSU, provided that if a Company RSU is unvested, it shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time.

  (iv)
  notwithstanding the foregoing, if the Merger is completed, pursuant to the terms of the Support Agreement, each of the Company Options and the Company RSUs that is a Rollover Security under the Support Agreement shall be cancelled at the Effective Time.

  (v)
  each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company.

The Board's Recommendation

        The Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Mr. Qi and Mr. Yu, who abstained from the vote):

  •
  determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger;

  •
  authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger; and

  •
  resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is February 20, 2021 at 10:00 a.m. (Beijing time).

        If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 10:00 a.m. (New York City time) on February 16, 2021 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

        Each outstanding Share on the Share Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share Record Date, there will be 35,298,674 Shares entitled to be voted at the extraordinary general meeting. See "The Extraordinary General Meeting—Procedures for Voting" below for additional information.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy or by corporate representative, of one or more shareholders holding at least 50% of the voting power of the outstanding Shares that are entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

        Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution passed by the affirmative vote of shareholders representing two-thirds or more of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

        As of the date of this proxy statement, there are 35,298,674 Shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "The Extraordinary General Meeting—Procedures for Voting." We expect that, as of the Share Record Date, there will be 35,298,674 Shares issued and outstanding (including Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "The Extraordinary General Meeting—Procedures for Voting."

        As of the date of this proxy statement, the Rollover Securityholders own 10,777,005 Shares in total, which represents approximately 67.8% of the voting power of the entire issued and outstanding share capital of the Company. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 111 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Given the Rollover Securityholders' ownership as described above and assuming their compliance with their voting undertaking under the Support Agreement, based on the number of Shares expected to be issued and outstanding on the Share Record Date, the special resolutions to be proposed at the extraordinary general meeting can be approved by Shares held by Rollover Securityholders.

Procedures for Voting

Shares

        Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each Share carries one vote.

        Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on February 20, 2021

(Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1 917 412 3333 or by email at tfleming@christensenir.com.

ADSs

        Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on January 27, 2021 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 10:00 a.m. (New York City time) on February 16, 2021. The ADS Depositary will endeavor (or will endeavor to cause the vote of), in so far as practicable, to vote or cause to be voted (in person or by proxy) the Shares represented by ADSs in accordance with voting instructions timely received (or deemed received) from holders of ADSs. The ADS Depositary has advised us that, pursuant to Section 4.10 of the Deposit Agreement, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder except as discussed below. Accordingly, ADS holders as of the ADS Record Date whose voting instructions are timely received but fail to specify the manner in which the ADS Depositary is to vote will be deemed to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instruction. In addition, if the ADS Depositary does not receive timely voting instructions from an ADS holder as of the ADS Record Date on or before the ADS Voting Instruction deadline, such ADS holder shall be deemed, and the ADS Depositary shall deem such ADS holder, to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company to vote the Shares, in each case upon the terms of the Deposit Agreement; provided, however, that no such discretionary proxy shall be given by the ADS Depositary with respect to any matter to be voted upon at the extraordinary general meeting as to which the Company informs the ADS Depositary that (A) the Company does not wish such proxy to be given, (B) substantial opposition exists, or (C) the rights of holders of Shares may be materially adversely affected as to such matter. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on February 16, 2021 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS Depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for Citibank, N.A.—Hong Kong Branch, the custodian holding the Shares, to deliver, or cause the delivery of, the Shares represented by the ADSs so cancelled to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request our share registrar, International Corporation Services Ltd., to issue and mail a certificate to your attention (by email to icsl.gridsum@tta.lawyer). If the Merger is not completed, the Company would continue to be a public company in the United States and ADSs would continue to be listed on the NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 Registration Statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in "The Extraordinary General Meeting—Vote Required."

        Brokers, banks or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted "FOR" the proposals and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

        If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not itself vote or attempt to exercise the right to vote any Shares underlying such holder's ADSs. If, however, the ADS Depositary timely receives voting instructions from an ADS holder, which instructions fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder's ADS, the ADS Depositary will deem such holder to have instructed the ADS Depositary to vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the Merger Agreement and the Plan of Merger and the Transactions, including the Merger, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Brokers, banks and other nominees who hold ADSs in "street name" for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China , Attention: Ravi Sarathy.

  •
  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Beijing time) on February 20, 2021, which is the deadline for shareholders to lodge proxy cards.

  •
  Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 10:00 a.m. (New York City time) on February 16, 2021. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to exercise dissenters' rights and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT NO VOTING INSTRUICTIONS HAVE BEEN OR WILL BE GIVEN AS TO THEIR ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE CORRESPONDING SHARES) BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON FEBRUARY 12, 2021, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES

ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1 917 412 3333 or by email at tfleming@christensenir.com.

Solicitation of Proxies

        We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs registered in the name of such nominee holders. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

 THE MERGER AGREEMENT

        The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

        The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See "Where You Can Find More Information" beginning on page 117.

Structure and Completion of the Merger

        The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. Unless otherwise mutually agreed between the Company, Parent and Merger Sub, the Closing will take place as soon as practicable after, and in any event no later than the fourteenth business day immediately after all the closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the Closing). At the Closing, Merger Sub and the Company will execute a plan of merger (the "Plan of Merger") and register the Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the Plan of Merger.

        We expect that the Merger will be completed during the first quarter of 2021, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, the parties intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company

        Upon completion of the Merger, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association in the form attached to the Plan of Merger, which are substantively identical to the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that at the Effective Time, all references to the name "Gridsum Growth Inc." shall be amended to "Gridsum Holding Inc.", all references to the authorized share capital will be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger, and the director indemnification clauses in the memorandum and articles of association of Merger Sub will be replaced by the director indemnification clauses in the Company's current memorandum and articles of association). In addition, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company.

Merger Consideration

        Under the terms of the Merger Agreement, if the Merger is completed, at the Effective Time, each of the Company Shares, including Shares represented by the ADSs, issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be cancelled in exchange for the right to receive $2.00 in cash per Share without interest, and each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive $2.00 in cash per ADS without interest (less $0.05 per ADS cancellation fees pursuant to the terms and conditions of the Deposit Agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the Cayman Islands Companies Law. Please see "Dissenters' Rights" beginning on page 106 for additional information.

        At the Effective Time, each ordinary share, par value of $1.00 per share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of each ordinary share of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company.

Treatment of Company Options and Company RSUs

        At the Effective Time, the Company will terminate the Company Incentive Plans, terminate all relevant award agreements entered into under the Company Incentive Plans and cancel all Company Options and Company RSUs granted in accordance with the Company Incentive Plans (collectively, the "Company Share Awards") granted under the Company Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable.

        At the Effective Time, as to the Company Options that are not Rollover Securities: (a) each vested Company Option will be cancelled in exchange for the right to receive a cash amount equal to the excess of $2.00 over the applicable per share exercise price of such vested Company Option, multiplied by the number of Class B Ordinary Shares underlying such vest Company Option; and (b) each unvested Company Option will be cancelled for no consideration. The payment in connection with the treatment of applicable Company Options will be made by the Surviving Company as promptly as practicable following the Effective Time.

        At the Effective Time, as to the Company RSUs that are not Rollover Securities: (a) each vested Company RSU will be cancelled in exchange for the right to receive a cash amount equal to $2.00 multiplied by the number of Class B Ordinary Shares underlying such vested Company RSU; and (b) each unvested Company RSU will be cancelled in exchange for the right to receive a cash amount equal to $2.00 multiplied by the number of Class B Ordinary Shares underlying such unvested Company RSU, provided that if a Company RSU is unvested, it shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time. The payment in connection with the treatment of applicable Company RSUs will be made by the Surviving Company as promptly as practicable following the Effective Time.

        At the Effective Time, each vested Company Option and each Company RSU that is a Rollover Security (whether vested or unvested) will be cancelled in exchange for a right to receive certain number of Parent's shares as determined in the Support Agreement.

Exchange Procedures

        At or prior to the Effective Time, Parent will deposit with the paying agent for the benefit of the holders of the Company Shares(including Shares represented by the ADSs (not including Excluded Shares (other than Dissenting Shares))) an amount of cash equal to the aggregate consideration to which holders of the Company Shares (including Shares represented by the ADSs (not including Excluded Shares (other than Dissenting Shares))) become entitled under the Merger Agreement (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Promptly after the Effective Time, Parent and the Surviving Company shall cause the paying agent to mail (or in the case of the Depository Trust Company, deliver), to each person who was, as of immediately prior to the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration (i) a letter of transmittal in customary form specifying how the delivery of the merger consideration to registered holders of Shares (other than Rollover Securities) will be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the "Share Certificates") or affidavits in lieu of the Share Certificates, or non-certificated Shares represented by book entry (the "Uncertificated Shares"). Promptly after a dissenting shareholder has effectively withdrawn or lost his, her or its appraisal rights under the Cayman Islands Companies Law, Parent shall cause the paying agent to mail to such dissenting shareholder such letter of transmittal and instructions. Upon surrender of any Share Certificate (or affidavit in lieu of the Share Certificate) or cancellation of Uncertificated Shares, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares will receive an amount equal to (x) the number of Shares (not including Excluded Shares (other than Dissenting Shares)) represented by such Share Certificate (or affidavit in lieu of the Share Certificates) or the number of Uncertificated Shares multiplied by (y) Per Share Merger Consideration.

        Promptly after the Effective Time, the paying agent will transmit to the ADS Depositary an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) and (y) the Per ADS Merger Consideration, and the ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (including withholding taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC since January 1, 2019 and prior to the date of the Merger Agreement and a disclosure schedule delivered by the

Company to Parent and Merger Sub concurrently with the execution of the Merger Agreement, and the representations and warranties made by Parent and Merger Sub to the Company were qualified by a disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of the Merger Agreement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the businesses of the Company and its subsidiaries;

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  the furnishing by the Company to Parent of accurate memorandum and articles of association, and its compliance with the terms thereof;

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  the capitalization of the Company and the absence of preemptive or other similar rights with respect to securities of the Group Companies, or any encumbrances on Company securities that would give their holders the right to vote with the Company's shareholders;

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  the validity of Company Share Awards and the absence of any agreements (other than the Company Incentive Plans or award agreements evidencing the Company Share Awards) binding any Group Company to accelerate the vesting of such awards as a result of the transactions contemplated by the Merger Agreement;

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  the identity and capitalization of the Company's subsidiaries;

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  the absence of contracts binding the any Group Company with respect to capital contribution and voting;

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  the absence of secured creditors;

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  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

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  the required vote of the Company's shareholders to adopt the Merger Agreement;

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  the declaration of advisability and recommendation to the shareholders of the Company of the Merger Agreement, the Plan of Merger and the Merger by the Special Committee and by the Board, and the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated under the Merger Agreement, including the Merger, by the Board;

  •
  the receipt of a fairness opinion from the financial advisor to the Special Committee;

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  the absence of violations of or conflict with the governing documents of the Company, applicable laws and certain agreements of the Company as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

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  the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the Merger Agreement

  •
  compliance with applicable laws (including anti-corruption laws) and possession of licenses and permits;

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  the completeness and accuracy of the Company's SEC filings since January 1, 2019 and the financial statements included therein;

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  the accuracy of the information provided in the Schedule 13E-3 and this Proxy Statement;

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  compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ;

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  the Company's internal control over financial reporting;

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  the absence of undisclosed liabilities;

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  the absence of any "Company Material Adverse Effect" (as defined below) or certain other changes or events since December 31, 2019;

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  labor and employment matters;

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  validity of material contracts and the absence of any breach thereof which would have a Company Material Adverse Effect;

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  the absence of material litigation against any Group Company;

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  environmental matters;

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  intellectual property;

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  tax matters;

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  insurance matters;

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  real property;

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  the absence of certain transactions with the directors or officers of the Company;

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  the absence of any undisclosed broker's or finder's fees;

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  the absence of a shareholder rights plan and the inapplicability of any anti-takeover law (other than the Cayman Islands Companies Law) to the Merger;

  •
  the Company's subsidiaries incorporated under the PRC laws; and

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  the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

        Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any fact, event, circumstance, development, condition, occurrence, change or effect ("Effect") that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or the Company's ability to perform prior to the End Date (as may be extended in accordance with the Merger Agreement) its obligations under the Merger Agreement and consummate the transactions contemplated by the Merger Agreement. However, none of the following Effects will constitute a Company Material Adverse Effect itself, or will be considered when determining whether a Company Material Adverse Effect has occurred:

            (i)  changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Group Companies has business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

           (ii)  changes in GAAP, any interpretation thereof, regulatory accounting requirements or changes in Laws that are applicable to the Group Companies, in each case after the date of the Merger Agreement;

          (iii)  changes that are the result of factors generally affecting the principal industries or markets in which the Group Companies operate;

          (iv)  the negotiation, execution or public announcement of the Merger Agreement and the transactions contemplated under the Merger Agreement (including the Merger), including any transaction litigation arising therefrom and any adverse change in relationships with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Rollover Securityholders;

           (v)  changes in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the Merger Agreement, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

          (vi)  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics, pandemics (including COVID-19);

         (vii)  the failure by the Group Companies to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the Merger Agreement, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

        (viii)  any change resulting or arising from the identity of, or any facts, events, circumstances, developments, conditions, changes, occurrences or effects relating to, Parent, Merger Sub or any of their respective affiliates (other than the Group Companies);

          (ix)  actions or omissions of the Group Companies taken (x) as required by the Merger Agreement, (y) with the written consent or request of Parent, Merger Sub, or Rollover Securityholders; or

           (x)  any breach of the Merger Agreement by Parent or Merger Sub;

        provided, further, that the Effects set forth in clauses (i), (ii), (iii) and (vi) above will be taken into account in determining whether a "Company Material Adverse Effect" has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate adverse impact on the Group Companies, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Group Companies conduct their businesses.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, existence and good standing;

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  their memorandum and articles of association has been made available to the Company;

  •
  the capitalization of Parent and Merger Sub, Parent's ownership of Merger Sub and the operations of Parent and Merger Sub;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

  •
  the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub, applicable laws and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement by Parent and Merger Sub;

  •
  the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the Merger Agreement;

  •
  the absence of material legal proceedings against Parent and Merger Sub;

  •
  the delivery of the financing documents and the absence of any breach or default under the financing documents;

  •
  sufficiency of funds to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain conditions set forth in the financing documents;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  the absence of any intent to hinder, delay or defraud either present or future creditors by the Parent and Merger Sub and the solvency of the Surviving Company as of the Effective Time and immediately after the Effective Time

  •
  the non-existence of any economic interest in the Company by Parent or Merger Sub other than the Rollover Securities;

  •
  other than the Support Agreement, the Equity Commitment Letter, and any other agreements or arrangements disclosed in the Schedule 13D initially filed with the SEC by the Rollover Securityholders on July 15, 2019 and subsequently amended, and as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company, the absence of any other (a) side letters or other agreements relating to the transactions between two or more of the following persons: each of the Rollover Securityholders, Parent, Merger Sub or any of their respective Affiliates, and (b) agreements (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Group Company's management, directors, employees or shareholders, on the other, that relate to the transactions contemplated by the Merger Agreement (including the Merger), (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration, (iii) pursuant to which a shareholder agreed to vote to approve the Merger Agreement or the Merger or against any superior proposal or (iv) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger;

  •
  the acknowledgment of the Parent and Merger Sub as to their non-reliance on any estimates, forecasts, projections, plans and budgets provided by the Group Companies; and

  •
  the absence of any other representations and warranties by Parent and Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Pending the Merger

        The Company has agreed that between the date of the Merger Agreement and the Effective Time, it will conduct its business in the ordinary course, use reasonable best efforts to keep available the service of its current officers, key employees and consultants, and preserve its current relationships with customers, suppliers and any other persons with whom it has business relations.

        Other than as deemed necessary by the Company in good faith (after prior consultation with Parent) to preserve the viability of the business directly in response to pandemic conditions related to the coronavirus disease (COVID-19), from the date of the Merger Agreement until the Effective Time, without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  amend its memorandum and articles of association or equivalent organizational documents;

  •
  issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of any equity securities, or authorize, propose or agree to do the same, except for exercise or vesting of Company Share Awards existing on and on the terms in effect on the date of the Merger Agreement;

  •
  declare, set aside, establish a record for, or pay any dividend or other distribution with respect to any of its share capital (other than dividends paid by any of its subsidiary to the Company or to any other subsidiary wholly-owned by the Company), or enter into any agreement with respect to the voting of its share capital;

  •
  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other equity securities, except for the exercise or settlement of contractual rights existing on and on the terms in effect on the date of the Merger Agreement;

  •
  acquire any interest in any person or any assets, or make any loan, advance or capital contribution to, or investment in, any person, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $15 million individually and $15 million in the aggregate for all such transactions by the Group Companies;

  •
  redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness or issue any debt securities or other contracts evidencing indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, except for (i) indebtedness incurred under the Group Companies' existing credit facilities as in effect on the date of the Merger Agreement in an aggregate up to the maximum amount authorized under the contracts evidencing such indebtedness, (ii) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount up to $15 million for all such indebtedness by the Group Companies in the aggregate and (iii) indebtedness owed by any wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary; provided that any indebtedness incurred or otherwise acquired, or modified, or assumed under the Merger Agreement, shall be subject to prepayment without penalty at any time;

  •
  grant any lien on any of its assets, other than liens granted in connection with any indebtedness permitted under the Merger Agreement;

  •
  sell, transfer, lease, license, assign or otherwise dispose of any entity, business, assets, rights or properties of the Group Companies having a current value in excess of $15 million in the aggregate;

  •
  sell, transfer, assign, license, grant any other rights under, or otherwise dispose of, abandon, permit to lapse, permit to be subject to any lien, or fail to maintain or protect in full force and effect, any intellectual property exclusively owned by the Company, or disclose to any person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality agreements, and non-exclusive licenses of intellectual property granted by any Group Company to its customers in the ordinary course of business consistent with past practice);

  •
  authorize, or make any commitment with respect to, any single capital expenditure in excess of $15 million or capital expenditures for the Group Companies in excess of $15 million in the aggregate;

  •
  enter into any new line of business outside of its existing business segments;

  •
  (i) grant or announce incentive awards or change the vesting dates of outstanding Company Share Awards, (ii) increase the compensation payable by any Group Company to its employees,

    directors, shareholders or other service providers having a total annual compensation opportunity in excess of $15 million, except under certain permitted circumstances, (iii) hire any employees having a total annual compensation opportunity in excess of $15 million, (iv) pay or agree to pay any pension, severance pay, bonus or other employee benefit not required by any existing company benefit plan, or (v) adopt, renew, amend or terminate any existing company benefit plan;

  •
  communicate with employees of any Group Company regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

  •
  change the Company's methods of accounting, except as required by concurrent changes in GAAP or applicable law;

  •
  change any method of tax accounting, make or change any material tax election, adopt or change any material accounting method, file any amended material tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund, fail to pay any material taxes as due, or take any other similar action relating to the filing of material tax return or the payment of material tax;

  •
  settle, release, waive or compromise any pending or threatened action of or against any Group Company (i) for an amount in excess of $15 million in the aggregate, (ii) entailing the incurrence of any liability of any Group Company in excess of such amount, or obligations that would impose material restrictions on the business of the Group Companies, or (iii) that is brought by or on behalf of any holder of securities of the any Group Company relating to the Merger or other transactions contemplated by the Merger Agreement;

  •
  enter into, terminate or materially amend any material contract, VIE Contract or contract that would have been a material contract if in effect on the date of the Merger Agreement, or waive any material default under, or release, settle or compromise any material claim against any Group Company or liability or obligation owing to any Group Company under any material contract or VIE contract;

  •
  fail to maintain in full force and effect material insurance policies covering the Group Companies and their properties, assets and businesses in a form and amount consistent with past practice;

  •
  adopt or enter into a plan of liquidation, merger or reorganization of any Group Company (other than the Merger or any merger or consolidation among wholly-owned subsidiaries of the Company);

  •
  take any action that would result in failure of any condition to the Merger or that would reasonably be expected to prevent, delay or impair the Company's ability to consummate the Merger prior to the End Date; or

  •
  knowingly commit, authorize or agree to do any of the foregoing.

Shareholders' Meeting

        As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and proxy statement filed in connection with the transactions contemplated by the Merger Agreement, the Company will, subject to certain exceptions, take all action reasonably necessary to duly call, give notice of, set a record date for and convene an extraordinary general meeting of its shareholders for the purpose of obtaining the Shareholder Approval, which meeting shall be held within 45 days after the date on which this Proxy Statement is mailed to the shareholders.

        Unless the Board has (i) changed its recommendation to the shareholders of the Company to approve the Merger Agreement, the Plan of Merger and the transactions contemplated under the Merger Agreement in this Proxy Statement in a manner adverse to Parent or Merger Sub (the "Company Recommendation"), (ii) approved any acquisition proposal, (iii) failed to publicly recommend against any acquisition proposal, or failed to publicly reaffirm the Company Recommendation, in each case within two business days after Parent so requests in writing, (iv) failed to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a solicitation/recommendation statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, (v) failed to include the recommendation to the shareholders of the Company to approve the Merger Agreement, the Plan of Merger and the transaction contemplated under the Merger Agreement in this Proxy Statement, (vi) entered into any letter of intent, contract, memorandum or similar document with respect to any acquisition proposal, or authorized the Company to enter into a definitive agreement with respect to such proposal, or (vii) taken any other action or made any other public statement that is inconsistent with its recommendation to the shareholders of the Company relating to the approval of the Merger (any action described in above (i) through (vii), a "Company Adverse Recommendation Change"), in each case, in accordance with the Merger Agreement, the Board will (a) make a recommendation to the shareholders to approve the Merger Agreement, the Plan of Merger and the Merger, and include such recommendation in this Proxy Statement and (b) take all lawful actions to solicit the Shareholder Approval and publicly reaffirm the Company Recommendation within two business days after any request by Parent. Even if the Board has effected any Company Adverse Recommendation Change, the Merger Agreement will nevertheless be submitted to shareholders for approval unless it is validly terminated pursuant to its terms.

        The Company may adjourn or postpone the extraordinary general meeting of its shareholders for up to 10 business days (but in any event no later than five business days prior to the End Date), (i) if as of the time for which the extraordinary general meeting of its shareholders is originally scheduled (as set forth in this Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business of the extraordinary general meeting of its shareholders or (y) voting in favor of approval of the Merger and the transactions contemplated by the Merger Agreement, to obtain the shareholder approval, (ii) in order to allow reasonable additional time for (x) the filing and mailing of, at the reasonable request of any party to the Merger Agreement, any supplemental or amended disclosure and (y) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the extraordinary general meeting of its shareholders, in which event the Company shall, in each case, cause the extraordinary general meeting of its shareholders to be adjourned or postponed in accordance with Parent's request, (iii) to the extent required by the applicable laws or any court of competent jurisdiction, or (iv) if the Company has provided a written notice to Parent that the Board intends to make a Company Adverse Recommendation Change or the Company intends to enter into any alternative acquisition agreement relating to an acquisition proposal in accordance with the Merger Agreement and in either case the notice period under the Merger Agreement has not yet expired.

No Solicitation

        From the date of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement, the Company will not, will instruct and cause its subsidiaries and their respective representatives not to:

  •
  initiate, solicit, propose, knowingly encourage or take any action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

  •
  engage in, continue or otherwise participate in discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiary to any person relating to, any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal. or provide any non-public information or data concerning the Group Companies to any person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement arrangement if it is reasonably likely that the person receiving such information could use such information for purposes of evaluating or developing an acquisition proposal;

  •
  grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover law, or otherwise knowingly facilitate any effort or attempt by any person to make an acquisition proposal;

  •
  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that conflicts with or is inconsistent with the Merger Agreement or requires the Company to abandon the Merger Agreement or the Merger; or

  •
  resolve, propose, agree or publicly announce an intention to do any of the above actions.

        The Company will immediately cease and cause to be terminated all discussions with any persons that may be ongoing as of the date of the Merger Agreement regarding an acquisition proposal.

        At any time prior to the receipt of the Shareholder Approval, if the Company has received an unsolicited, bona fide written acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Special Committee may directly or indirectly through the Company, its subsidiaries and its and their representatives (i) contact such person to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or could reasonably be expected to result in a superior proposal, and/or (ii) if the Board (upon the recommendation of the Special Committee) has determined in good faith, based on the information then available and after consultation by the Special Committee with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal, (x) pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreements, which excludes any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under the Merger Agreement, between the Company and the Rollover Securityholders (a copy of which shall be promptly (in all events within 48 hours) provided to Parent), provide information to the person who has made such proposal, provided that the Company will concurrently make available to Parent any non-public information provided to such person that was not previously made available to Parent and (y) engage or participate through the Special Committee in any discussions or negotiations with such person who has made such proposal.

        Prior to obtaining the Shareholder Approval, if the Company has received a written bona fide acquisition proposal that did not arise or result from a breach of the Company's "no solicitation" obligations described above that is not withdrawn and that the Board determines, upon the recommendation of the Special Committee and in its good faith judgment, that (i) such acquisition proposal constitutes a superior proposal, and (ii) the failure to change its recommendation to the Company's shareholders would or likely would violate its fiduciary duties to the Company and its shareholders under applicable law (after by the Special Committee with consultation with its financial advisor and outside legal counsel), the Board may change its recommendation and/or authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal. However, prior to taking any such action, the Board must give Parent at least five business days' prior written notice of its resolution to take such action and a description of the material terms and conditions of such proposal and identifying the person making such proposal and provide Parent copies of all relevant documents relating to such superior proposal. Further, the Company must, and must have caused its or the Special Committee's financial and legal advisors, to provide to Parent, Merger Sub and each of their respective representatives ("Parent Representatives") any confidential information disclosed to the person making the superior proposal but not previously disclosed to Parent and Parent Representatives, negotiate in good faith with Parent and Parent Representatives during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the Merger Agreement, so that the proposal would cease to constitute a superior proposal, and permit Parent and Parent Representatives to make a presentation of the Merger Agreement and any amendments to the Board and the Special Committee (to the extent Parent wishes to make such presentation).

Directors' and Officers' Indemnification and Insurance

        Pursuant to the Merger Agreement, it has been agreed, among other provisions, that:

  •
  From and after the Effective Time, the Surviving Company and its subsidiaries will (and Parent shall cause the Surviving Company and its subsidiaries to) comply with all of its obligations under the memorandum and articles of association (or comparable organizational documents) or any indemnification agreements of any Group Company to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such officers or directors at request of the Group Company.

  •
  The memorandum and articles of association of the Surviving Company and its subsidiaries will contain provisions no less favorable with respect to any indemnification, advancement of expenses and exculpation provisions than are set forth in the memorandum and articles of association (and other similar organizational documents) of the Company and its subsidiaries as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

  •
  Prior to the Effective Time, the Company will, and, if the Company is unable to, Parent will cause the Surviving Company, as of the Effective Time to, obtain and maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company's existing policy, provided that neither Parent or the Surviving Company will be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company.

Financing

        As of the date of the Merger Agreement, Parent has delivered to the Company a copy of the Equity Commitment Letter, pursuant to which Beijing SPV will contribute financing to Holdco in an aggregate amount set forth in such Equity Commitment Letter which funds will be used to finance the consummation of the Merger. The Equity Commitment Letter is referred to as "financing commitments".

        Parent and Merger Sub will use their reasonable best efforts to (a) obtain the financing for the Merger on the terms and conditions described in the financing commitments, (b) maintain in effect the financing commitments until the transactions contemplated under the Merger Agreement (including the Merger) are consummated, (c) satisfy or cause to be satisfied all conditions in the financing commitments on a timely basis applicable to Parent and/or Merger Sub that are within its control, (d) consummate the financing at or prior to the Effective Time, and (e) enforce the funding obligation under the financing commitments. However, Parent and/or Merger Sub may amend the financing commitments so long as the aggregate proceeds of financing as amended are sufficient to fund the Merger under the Merger Agreement, and such amendment will not prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the transactions contemplated under the Merger Agreement or the Company's rights contemplated under the financing commitments.

        Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any material provision of the financing commitments or termination of the financing commitments by any party to the financing commitments or (ii) upon the receipt of any written notice from any party to the financing commitments with respect to any threatened breach of any material provision of the financing commitments or threatened termination of the financing commitments by such party.

        If any portion of the financing becomes unavailable, (a) Parent must promptly notify the Company and use its reasonable best efforts to obtain replacement debt or equity financing as promptly as practicable following the occurrence of such event, and (b) the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its and their representatives to, provide cooperation as reasonably requested by Parent and Merger Sub in connection with obtaining financing from alternative sources. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred by the Company or any of its subsidiaries in connection with such cooperation.

Other Covenants

        The Merger Agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

  •
  the filing of this Proxy Statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement), as soon as practicable after the date of the Merger Agreement (and in any event no later than thirty (30) days following the date of the Merger Agreement; provided, however, that failure to so file this Proxy Statement in such time period shall not constitute a breach of the Merger Agreement and shall not give Parent and Merger Sub a right to terminate the Merger Agreement or rely upon any closing condition as a reason not close when otherwise required to do so by the Merger Agreement);

  •
  reasonable access by Parent, Merger Sub and each of their authorized representatives to the offices, properties, books and records of the Group Companies from the date of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement;

  •
  reasonable best efforts of each party to consummate the transactions contemplated by this Merger Agreement;

  •
  ensure the compliance of Merger Sub with its obligations under the Merger Agreement;

  •
  coordination of press releases and other public announcements or filings relating to the Merger;

  •
  notification of certain events;

  •
  participation in litigation relating to the Merger or the Merger Agreement;

  •
  at the Closing, except as otherwise may be agreed by Parent, resignations of the directors of the Company, which resignations shall be effective at the Effective Time;

  •
  matters relating to takeover statutes;

  •
  delisting and deregistration of the Shares;

  •
  the prohibition of Parent, Merger Sub and their respective affiliates to enter into or seek to enter into arrangements that are effective prior to the Closing with any member of the Company's management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an acquisition proposal; and

  •
  exculpation for actions or inactions taken at the direction of any officer or director of Parent, including Mr. Qi or Mr. Yu, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Conditions to the Merger

        The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

  •
  the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement being approved by a special resolution by holders of Shares constituting the Shareholder Approval at the shareholders' meeting;

  •
  no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has the effect of enjoining, restraining, prohibiting or making the Merger illegal; and

  •
  all PRC Required Approvals in relation to the transaction contemplated by the Merger Agreement having been obtained.

        For purposes of the Merger Agreement, "PRC Required Approvals" mean the filings with and/or approvals of the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC and/or the Sate Administration of Foreign Exchange of the PRC or the designated banks, and other procedures required by other competent regulatory authorities (where applicable) to the extent required with respect to the transactions contemplated by the Merger Agreement and the other agreements entered into in connection with the Merger Agreement, other than the consents, approvals, authorizations or permits of, or filings with or notifications to, the governmental entities with authority over the enforcement of applicable antitrust or competition laws in any jurisdiction that is material to the business of the Company or Parent or Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

  •
  (i) other than those regarding capitalization, Company Share Awards, corporate authority and fairness, the absence of any Company Material Adverse Effect or brokers' fee, the representations and warranties of the Company contained in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case they need only be true and correct in all respects as of such specified date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect, except to the extent such failures to be true and correct would not have a Company Material Adverse Effect; (ii) the representations and warranties regarding the inapplicability of anti-corruption laws being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case they need only be true and correct in all respects as of such specified date); (iii) the representations and warranties regarding corporate authority and fairness and the absence of any Company Material Adverse Effect being true and correct in all respects as of the date of the Merger Agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case they need only be true and correct in all respects as of such specified date); and (iv) the representations and warranties regarding capitalization, Company Share Awards and brokers' fee being true and correct in all respects (except for de minimus inaccuracies) as of the date of the Merger Agreement and as of the Closing, as though made on such date;

  •
  the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

  •
  since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect;

  •
  the Company having delivered to Parent a certificate signed by an executive officer of the Company confirming the above conditions have been satisfied.

        The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver at the Closing of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case they need only be true and correct in all material respects as of such specified date), except to the extent such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the Merger Agreement;

  •
  Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Closing; and

  •
  the Company having received a certificate signed by an executive officer of Parent confirming the above conditions have been satisfied.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written consent of Parent and the Company;

  •
  by either Parent or the Company (provided that, in the case of the Company it has not breached its non-solicitation obligations under the Merger Agreement), provided that this termination right is not available to a party if the failure to consummate the Merger by such date was primarily caused by such party's breach of the Merger Agreement, if:

  •
  the Merger is not consummated by 11:59 p.m., Hong Kong time, on the End Date, provided that if the PRC Required Approvals have not been obtained, satisfied or waived by the End Date, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the Company or Parent may extend the End Date to (i) June 30, 2021 by giving written notice of such extension to the other parties to the Merger Agreement for the purpose of satisfying any such condition, or (ii) such other date mutually agreed by the Company and Parent if further extension beyond June 30, 2021 is required

  •
  any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the Merger Agreement, which shall have become final and non-appealable, or there is any law that makes the consummation of the Merger illegal or prohibited; or

  •
  the Merger Agreement is not approved by Shareholder Approval at the extraordinary general meeting or any adjournment thereof.

  •
  by the Company, if:

  •
  Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured (i) within 30 calendar days following receipt of written notice by Parent or Merger Sub of such breach from the Company or (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and 11:59 p.m., Hong Kong time, on the End Date, provided that, the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the Merger Agreement that would result in the failure to satisfy the corresponding condition to Closing (a "Parent and Merger Sub Breach Termination Event");

  •
  prior to obtaining the Shareholder Approval, (i) the Board determines (in its good faith judgment upon the recommendation of the Special Committee), that failure to enter into a definitive agreement relating to a superior proposal would violate its fiduciary duties under applicable law, and authorizes the Company to enter into such definitive agreement, (ii) such superior proposal did not result from any breach by the Company's non-solicitation obligations under the Merger Agreement, (iii) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the Merger Agreement, and (iv) the Company pays in full a termination fee to Parent concurrently with such termination (a "Superior Proposal Termination Event");

  •
  (i) all of the conditions to the Merger regarding obtaining Shareholder Approval and no governmental injunction and all of the conditions to be performed by the Company, including the PRC Required Approvals having been obtained, are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger

      Sub fail to complete the Closing within 14 business days after the delivery of such notice (a "Parent and Merger Sub Failure to Close Termination Event"); or

    •
    if the Board or the Special Committee has effected a company adverse recommendation change and Parent has not timely exercised the shareholder vote option under the Merger Agreement.

  •
  by Parent, if:

  •
  the Company has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured: (i) (x) within 5 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to the "no solicitation" obligations, or (y) within 30 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to any other representation, warranty or covenant, or (ii) any shorter period of time that remains between the date Parent or Merger Sub provides written notice of such breach and 11:59 p.m., Hong Kong time, on the End Date, provided that, Parent will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the Merger Agreement that would result in the failure to satisfy the corresponding condition to Closing (a "Company Breach Termination Event"); or

  •
  (i) the Board has changed its recommendation to the shareholders of the Company relating to the approval of the Merger in a manner adverse to Parent or Merger Sub, or (ii) the Board has approved any alternative acquisition proposal, provided that, Parent's termination rights will expire upon the earlier of (x) the conclusion of the time period in which Parent may exercise its shareholder vote option pursuant to the Merger Agreement or (y) the opening polls of the extraordinary general meeting of its shareholders (a "Change in the Company Recommendation Termination Event").

Termination Fee

        The Company will pay to Parent or its designees a termination fee of $0.3 million, if the Merger Agreement is terminated:

  •
  by Parent where (i) the Company has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period, or (ii) the Board (a) has changed its recommendation to the shareholders of the Company relating to the approval of the Merger in a manner adverse to Parent or Merger Sub, or (b) has approved any alternative acquisition proposal;

  •
  by the Company where, prior to obtaining the Shareholder Approval, (i) the Board has determined (in its good faith judgment upon the recommendation of the Special Committee), that failure to enter into a definitive agreement relating to a superior proposal would violate its fiduciary duties under applicable law, and authorized the Company to enter into such definitive agreement, (ii) such superior proposal did not result from any breach by the Company's non-solicitation obligations under the Merger Agreement, and (iii) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the Merger Agreement; or

  •
  by the Company or Parent where (i) the Merger is not consummated by 11:59 p.m., Hong Kong time, on the End Date, (ii) a governmental injunction is imposed, or (iii) the Shareholder Approval is not obtained, and where at or prior to the time of such termination, the Company has received a bona fide acquisition proposal from a third party that is not withdrawn and enters into a definitive agreement with respect to such acquisition proposal within 12 months following such termination.

        Parent will pay to the Company a termination fee of $0.3 million, if the Merger Agreement is terminated:

  •
  by the Company or by Parent where (i) the Merger is not consummated by 11:59 p.m., Hong Kong time, on the End Date, (ii) the Company has not breached in any material respect any of its covenants or other agreements under the Merger Agreement such that the closing condition of obtaining PRC Required Approvals could not be satisfied, and (iii) all conditions to closing (other than the condition of obtaining PRC Required Approvals and other than those that by their terms are to be satisfied at closing) have been satisfied or waived; and

        Parent will pay to the Company a termination fee of $0.6 million, if the Merger Agreement is terminated:

  •
  by the Company where (i) all of the conditions to the Merger regarding obtaining Shareholder Approval, no governmental injunction and obtaining the PRC Required Approvals and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or waiver by the party having the benefit thereof), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within 14 business days after the delivery of such notice.

Remedies

        The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent's and Merger Sub's obligation to cause the equity financing for the Merger to be funded at the Effective Time, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent's and Merger Sub's obligations to consummate the Merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the equity financing is funded, then the Closing will occur, (iii) the equity financing has not been funded and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement, and (iv) the Company has sought to terminate the Merger Agreement and collect the Parent termination fee, but has not received the payment of the parent termination fee of $0.6 million in accordance with the Merger Agreement.

        Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent termination fee of $0.6 million and the Company termination fee of $0.3 million, respectively.

Amendment

        The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time, provided that, after the receipt of the Shareholder Approval, no amendment may be made without such shareholders' approval having been obtained. The Merger Agreement may only be amended by an instrument in writing signed by the Company and Parent.

 PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

 DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the fair value of their Shares ("dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights.

Requirements for Exercising Dissenters' Rights

        A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The valid exercise of your dissenters' rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters' rights, the following procedures must be followed:

  •
  You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

  •
  Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection.

  •
  Within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

  •
  Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

  •
  If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

  •
  If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters' rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters' rights attached to such Shares.

        You must be a registered holder of Shares in order to exercise your dissenters' rights. A holder of ADSs who wishes to dissent must cancel his, her or its ADSs to the ADS Depositary and pay the ADS Depositary fee associated with such cancellation (US$0.05 per ADS cancelled) to withdraw his, her or its Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters' rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters' rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary's office at 388 Greenwich Street, New York, New York, 10013.

        If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China, Attention: Ravi Sarathy.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$2.00 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

 FINANCIAL INFORMATION

        Substantially all of the Company's operations are conducted in China, and substantially all of the Company's revenues are denominated in RMB. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the readers. The conversion from RMB to U.S. dollars in financial information for the year ended and as of December 31, 2019 is based on a rate of RMB6.9618 to US$1.00, as set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2019. The conversion from RMB to U.S. dollars in financial information for the six months ended and as of June 30, 2020 is based on a rate of RMB7.0651 to US$1.00, as set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

Selected Historical Financial Information

        The following tables sets forth our selected historical consolidated financial information. The selected consolidated statement of operations data for the two years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, which are included in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2019, beginning on page F-1. The selected consolidated statement of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 have been derived from the unaudited financial statements of the Company, which are included in the Company's current report on Form 6-K dated December 7, 2020. As a result, the financial data for the six months ended June 30, 2019 and 2020, respectively, are not presented herein on the same basis as those for the years ended December 31, 2018 and 2019. The Company's historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, (a) the Company's audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2019, which are incorporated into this proxy statement by reference, and (b) the unaudited consolidated financial statements, related notes and other financial information for the six months ended June 30, 2019 and 2020 included in the Company's current report on Form 6-K dated December 7, 2020, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such reports.

				Six Months Ended June 30,
	Year Ended December 31,
				2019 (unaudited)
	2018	2019			2020 (unaudited)
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share and per ADS data)
Consolidated Statements of Operations Data
Net revenues	431,247	326,552	46,906	128,401	129,381	18,313
Cost of revenues	(100,867)	(77,361)	(11,112)	(37,792)	(44,572)	(6,309)

Gross profit	330,380	249,191	35,794	90,609	84,809	12,004

Operating expenses:
Sales and marketing expenses	(166,176)	(144,401)	(20,742)	(74,953)	(48,315)	(6,839)
Research and development expenses	(533,586)	(320,402)	(46,022)	(183,088)	(94,098)	(13,319)
General and administrative expenses	(182,289)	(319,653)	(45,915)	(116,764)	(89,986)	(12,737)

Total operating expenses	(882,051)	(784,456)	(112,679)	(374,805)	(232,399)	(32,894)

				Six Months Ended June 30,
	Year Ended December 31,
				2019 (unaudited)
	2018	2019			2020 (unaudited)
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share and per ADS data)
Loss from operations	(551,671)	(535,265)	(76,885)	(284,196)	(147,590)	(20,890)

Other income/(expense):
Foreign currency exchange loss	(9,719)	(729)	(105)	(751)	18	3
Interest expense, net	(9,878)	(14,028)	(2,015)	(4,809)	(41,859)	(5,925)
Other income/(expense), net	1,005	(788)	(113)	1,017	4,634	656
Amortization of debt discount	(25,337)	(40,918)	(5,878)	(19,931)	(7,388)	(1,046)
Gain on change in fair value of derivative liabilities	57,890	27,829	3,997	10,328	—	—

Loss before income tax	(537,710)	(563,899)	(80,999)	(298,342)	(192,185)	(27,202)
Income tax benefit	15,165	27,010	3,880	12,817	11,439	1,619

Net loss	(522,545)	(536,889)	(77,119)	(285,525)	(180,746)	(25,583)
Less: Net (loss)/income attributable to non-controlling interests	(1,220)	1,040	150	(609)	—	—

Net loss attributable to Gridsum Holding Inc.	(521,325)	(537,929)	(77,269)	(284,916)	(180,746)	(25,583)
Net loss	(522,545)	(536,889)	(77,119)	(285,525)	(180,746)	(25,583)
Foreign currency translation adjustment, net of tax	(4,957)	(2,362)	(340)	10,032	1,336	189

Comprehensive loss	(527,502)	(539,251)	(77,459)	(275,493)	(179,410)	(25,394)

Less: Comprehensive (loss)/income attributable to non-controlling interests	(1,220)	1,040	150	(609)	—	—
Comprehensive loss attributable to Gridsum Holding Inc.	(526,282)	(540,291)	(77,609)	(274,884)	(179,410)	(25,394)

Net loss per ordinary share:
Basic and diluted	(16.91)	(15.91)	(2.29)	(8.30)	(5.22)	(0.74)
Net loss per ADS:
Basic and diluted	(16.91)	(15.91)	(2.29)	(8.30)	(5.22)	(0.74)
Weighted average number of ordinary shares used in per share calculations:
Basic and diluted	30,827,600	33,810,862	33,810,862	34,315,488	34,622,313	34,622,313

	As of December 31,			As of June 30,
	2018	2019		2020 (unaudited)
	RMB	RMB	US$	RMB	US$
	(in thousands, except for share, per share and per ADS data)
Consolidated Balance Sheet Data
Current Assets	786,891	338,916	48,682	253,641	35,901
Non-Current Assets	128,499	258,056	37,067	235,877	33,386
Current Liabilities	860,368	749,246	107,622	821,175	116,230
Non-current Liabilities	212	205,436	29,509	193,703	27,417
Total Gridsum's shareholders' equity/(deficiency)	46,459	(367,101)	(52,731)	(525,360)	(74,360)
Non-controlling interests	8,351	9,391	1,349	—	—
Total shareholders' equity/(deficiency)	54,810	(357,710)	(51,382)	(525,360)	(74,360)
Total liabilities and shareholders' equity/(deficiency)	915,390	596,972	85,749	489,518	69,287

Net Book Value per Share of Our Shares

        The net book value per Share as of June 30, 2020 was US$ (2.15) based on 34,658,013 issued and outstanding Shares as of that date.

 TRANSACTIONS IN SHARES AND ADSS

Purchases by the Company

        The Company has not repurchased any Shares or ADSs at any time within past two years.

Transaction within the Buyer Group

        On June 26, 2019, the 25,000 Company Options with exercise price at $10.11 held by Mr. Qi and 475,000 Company Options with exercise price at $10.11 held by Generation Gospel Limited were converted into 370,370 Company RSUs.

        On September 22, 2020, Generation Gospel Limited exercised 339,505 vested Company RSUs in exchange for 339,505 ADSs.

        Except as described above, no member of the Buyer Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.

Prior Public Offerings

        The Company completed its initial public offering of ADSs in September 2016, in which the Company issued and sold an aggregate of 7,705,000 ADSs at the initial offering price of US$13.00 per ADS. The net proceeds to the Company from the initial public offering, after deducting the underwriting discounts and commissions and offering expenses payable by the Company, were approximately US$87.1 million. The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

        Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Support Agreement and the Equity Commitment Letter, and any exercise of Company Options or conversion of Company RSUs by the Company's officers and directors, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company's officers or directors, any member of the Buyer Group, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of the Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

        As of the date of this proxy statement, we have 35,298,674 Shares issued and outstanding, comprising 4,543,461 Class A Ordinary Shares and 30,755,213 Class B Ordinary Shares (excluding 38,394 Class B Ordinary Shares issued to the ADS Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company Incentive Plans). Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers:
Guosheng Qi(3)	9,414,832	26.6
Guofa Yu(4)	1,393,038	3.9
Herman Fong	481,770	1.3
Yanchun Bai	*	*
Xudong Gao	*	*
Dannis Cheuk Yin Lee	—	—
Feng Lu	—	—
Ravi Sarathy	430,554	1.2
John Jiyang Liu	*	*
Michael Yang Xu(5)	515,000	1.5
Xijian Liu	*	*
All Directors and Executive Officers as a Group	12,259,720	33.3
Principal Shareholders:
Hammer Capital entities(6)(7)	6,864,434	17.6
FutureX Innovation SPC(8)	6,766,975	16.1
Generation Gospel Limited(9)	5,804,456	16.4
Fairy Spirit Limited(10)	3,563,501	10.1
Light Street Capital Management, LLC(11)	2,869,765	8.1
Entities affiliated with Goldman Sachs(12)	2,652,765	7.5
Moon Capital Management LP(13)	2,360,375	6.7
Steamboat Ventures Asia, L.P.(14)	2,167,439	6.1

*
Less than 1% of our total outstanding shares.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(2)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of outstanding ordinary shares as of the date of this proxy statement and the number of ordinary shares underlying share incentive awards held by such person or group that are exercisable within 60 days after the date of this proxy statement.

(3)
Represents (i) 4,543,461 class A ordinary shares held by Generation Gospel Limited, as described in footnote (9) below; (ii) 46,875 Class B Ordinary Shares directly held by Mr. Qi; (iii) 1,230,130 Class B Ordinary Shares held by Generation Gospel Limited, as described in footnote (9) below; (iv) 3,563,501 Class B Ordinary Shares held by Fairy Spirit Limited, as described in footnote (10) below; and (v) 30,865 Class B Ordinary Shares that Generation Gospel Limited is entitled to acquire upon settlement of RSUs held by it under our Equity Incentive Plan, as described in footnote (9) below.

(4)
Represents 1,393,038 Class B Ordinary Shares held by Garden Enterprises Ltd., a British Virgin Islands company wholly owned by Guofa Yu. The registered address of Garden Enterprises Ltd. is Geneva Place, Waterfront Drive, PO Box 3469, Road Town, Tortola, British Virgin Islands.

(5)
Represents 515,000 Class B Ordinary Shares beneficially owned by Mr. Xu through Fairy Spirit Limited, as described in footnote (10) below.

(6)
Represents (i) 3,125,000 Class B Ordinary Shares held by Hammer Capital Private Investments Limited, and (ii) 3,739,434 Class B Ordinary shares that Hammer Capital China Limited is entitled to acquire upon exercise of the warrant to purchase ordinary shares issued by us to Hammer Capital China Limited on May 30, 2019. This number does not include 567,463 Class B Ordinary Shares underlying the warrant that are not issuable due to a "beneficial ownership limitation" included in the warrant, which provides that the warrant is only exercisable to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder's affiliates, would not beneficially own more than 19.9% of our outstanding Class B Ordinary shares after giving effect to such exercise. The "beneficial ownership limitation" may be waived at the holder's option upon not less than 61 days' prior notice. This number also does not include the automatic increase in the number of Class B Ordinary Shares underlying the warrant in the event that we do not repay the RMB120 million (US$17.0 million) loan we borrowed from an affiliate of the holder within the time periods specified in the warrant.

(7)
According to the Schedule 13D/A jointly filed on June 22, 2020 by Hammer Capital China Limited and Cheung Siu Fai, and the Schedule 13G/A jointly filed on February 14, 2020 by Hammer Capital Private Investments Limited and Tsang Ling Kay Rodney, each of Cheung Siu Fai and Tsang Ling Kay Rodney owns 50% of the outstanding voting shares of Hammer Capital Private Investments Limited, and shares the power to vote and dispose of the Class B Ordinary Shares held by Hammer Capital Private Investments Limited. Mr. Cheung is the sole director and ultimately the sole controlling shareholder of Hammer Capital China Limited, and is deemed to have sole voting and dispositive power with respect to the Class B Ordinary Shares that Hammer Capital China Limited is entitled to acquire. The principal business address of Hammer Capital Private Investments Limited is Mandar House, 3rd Floor, Johnson's Ghut, Tortola, British Virgin Islands. The principal business address of Hammer Capital China Limited is Room 1005, 10/F, Tower Two Lippo Centre, No. 89 Queensway, Hong Kong.

(8)
Represents 6,766,975 Class B Ordinary Shares issuable upon conversion of the convertible note issued by us to FutureX Innovation SPC (on behalf of and for the account of New Technology Fund II SP as one of its segregated portfolios), as reported in the Schedule 13D/A jointly filed on March 5, 2020 by FutureX Innovation SPC (on behalf of and for the account of New Technology Fund II SP as one of its segregated portfolios), FutureX Capital Limited, FutureX Asset Management Limited and ZHANG Qian. According to the Schedule 13D/A filing, FutureX Capital Limited is the sole management shareholder of FutureX Innovation SPC and the sole shareholder of FutureX Asset Management Limited. FutureX Asset Management Limited acts as the investment manager of FutureX Innovation SPC. ZHANG Qian is a director of FutureX Asset Management Limited, and a director and the sole shareholder of FutureX Capital Limited. The principal business address of FutureX Innovation SPC and FutureX Asset Management Limited is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. The principal business address of FutureX Capital Limited is P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

(9)
Represents (i) 4,543,461 class A ordinary shares, (ii) 1,230,130 Class B Ordinary Shares, and (iii) 30,865 Class B Ordinary Shares that Generation Gospel Limited is entitled to acquire upon settlement of RSUs held by it under our Equity Incentive Plan. Generation Gospel Limited, a British Virgin Islands company, is wholly owned by Guosheng Qi, our chief executive officer and chairman. The registered address of Generation Gospel Limited is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands.

(10)
Represents 3,563,501 Class B Ordinary Shares held by Fairy Spirit Limited, a British Virgin Islands company owned by certain key employees of our company, including Michael Yang Xu, and controlled by Guosheng Qi, our chief executive officer and chairman. The registered address of Fairy Spirit Limited is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands.

(11)
Represents (i) 324,201 Class B Ordinary Shares held for the account of Light Street Mercury Master Fund, L.P., or Mercury, (ii) 2,459,481 Class B Ordinary Shares held in the form of ADSs for the account of Mercury, (iii) 12,701 Class B Ordinary Shares held for the account of Light Street Tungsten Master Fund, L.P., or Tungsten; and (iv) 73,382 Class B Ordinary Shares held in the form of ADSs for the account of Tungsten, as reported in the Schedule 13G/A jointly filed on February 14, 2020 by Light Street Capital Management, LLC, or LSCM, Glen Thomas Kacher and Mercury. LSCM serves as investment adviser and general partner to each of Mercury and Tungsten, and, in such capacity, exercises voting and investment power over the Class B Ordinary Shares held in the accounts for each of Mercury and Tungsten. Glen Thomas Kacher is the chief investment officer of LSCM. The business address for these entities and persons is 525 University Avenue, Suite 300, Palo Alto, CA 94301.

(12)
Includes (i) 1,657,444 Class B Ordinary Shares owned by Broad Street Principal Investments, L.L.C., (ii) 258,332 Class B Ordinary Shares owned by Bridge Street 2015, L.P., (iii) 96,231 Class B Ordinary Shares owned by Bridge Street 2015 Offshore, L.P., (iv) 66,539 Class B Ordinary Shares owned by MBD 2015, L.P., (v) 23,933 Class B Ordinary Shares owned by MBD 2015 Offshore, L.P., (vi) 75,377 Class B Ordinary Shares owned by Stone Street 2015, L.P., (vii) 32,069 Class B Ordinary Shares owned by Stone Street 2015 Offshore L.P., and (viii) 441,986 Class B Ordinary Shares owned by certain other investment entities of which Goldman, Sachs & Co. acts as the investment manager, as reported in the Schedule 13G/A jointly filed on February 12, 2020 by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. LLC and certain other entities. The Goldman Sachs Group, Inc. is the parent holding company of the entities in abovementioned item (i) to (vii). The business address of these entities is 200 West Street, New York, NY 10282.

(13)
Represents (i) 2,342,672 Class B Ordinary Shares owned by Moon Capital Partners Master Fund Ltd., or the Partners Fund, and (ii) 17,703 Class B Ordinary Shares owned by Moon Capital Performance Plus Master Fund Ltd., or the Performance Plus Fund, as reported in the Schedule 13G/A jointly filed on February 14, 2019 by Moon Capital Management LP, JWM Capital LLC, John W. Moon, the Partnership Fund and the Performance Plus Fund. According to the Schedule 13G/A filing, Moon Capital Management LP serves as the investment manager of the Partners Fund and the Performance Plus Fund with respect to the Class B Ordinary Shares directly owned by them. JWM Capital LLC serves as the general partner to Moon Capital Management LP with respect to such Class B Ordinary Shares. John W. Moon serves as the managing member of JWM Capital LLC with respect to such Class B Ordinary Shares. The business address for these entities and persons is 499 Park Avenue, 8th Floor, New York, NY 10022.

(14)
Represents 2,167,439 Class B Ordinary Shares owned by Steamboat Ventures Asia, L.P., as reported in the Schedule 13G/A jointly filed on February 10, 2020 by Steamboat Ventures Asia, L.P., Steamboat Ventures Asia Manager, L.P., Steamboat Ventures Asia GP, Ltd., John R. Ball and Liping Fan. According to the Schedule 13G/A filing, the general partner of Steamboat Ventures Asia, L.P. is Steamboat Ventures Asia Managers, L.P. The general partner of Steamboat Ventures Asia Managers, L.P. is Steamboat Ventures Asia GP, Ltd. John R. Ball and Liping Fan are directors of Steamboat Ventures Asia GP, Ltd., and may be deemed to have shared power to vote and dispose of these shares. The business address of these entities and persons is Steamboat Ventures Asia, c/o Campbell's Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

 FUTURE SHAREHOLDER PROPOSALS

        If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in 2021.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by the Company's shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

  •
  the cash position of the Company and its subsidiaries at the Effective Time;

  •
  the substantial doubt about our ability to continue as a going concern;

  •
  duration and impact of the COVID-19 pandemically;

  •
  general economic conditions in China;

  •
  equity financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

  •
  availability of additional capital when needed, uncertainties associated with our repayment of indebtedness and our ability to maintain listing for trading on the NASDAQ;

  •
  the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

  •
  the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  loss of our senior management;

  •
  the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

  •
  our failure to comply with regulations and changes in regulations;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3D. Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2019. See "Where You Can Find More Information" beginning on page 117 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at https://ir.gridsum.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on June 2, 2020 is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since June 2, 2020, including the reports on Form 6-K filed with the SEC on June 2, 2020, June 10, 2020, October 1, 2020, October 5, 2020, October 23, 2020 and December 7, 2020 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to Mr. Eric Yuan, at +86-10-5900-1548 or by email at Eyuan@christensenir.com, or contact Mr. Tip Fleming, at +1 917 412 3333 or by email at tfleming@christensenir.com.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED JANUARY 22, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and between

GRIDSUM CORPORATION

GRIDSUM GROWTH INC.

and

GRIDSUM HOLDING INC.

dated as of

September 30, 2020

A-i

A-ii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this "Agreement"), dated as of September 30, 2020 by and among Gridsum Corporation, an exempted company incorporated with limited liability under the Laws of the Cayman Islands ("Parent"), Gridsum Growth Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands ("Merger Sub"), and Gridsum Holding Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the "Company"). Each of Parent, Merger Sub and the Company are referred to herein as a "Party" and together as "Parties".

        WHEREAS, it is proposed that Merger Sub will merge with and into the Company in accordance with the Companies Law (2020 Revision), as amended, of the Cayman Islands (the "Cayman Companies Law") and the terms and conditions of this Agreement (the "Merger"), with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a special committee of the Company Board consisting of independent directors (the "Special Committee"), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Securityholders), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Merger, in each case in accordance with the Cayman Companies Law;

        WHEREAS, the respective sole director of Parent and Merger Sub has each (i) determined that it is in the best interests for Parent and Merger Sub (as the case may be) to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved this Agreement, the Plan of Merger and the Merger, in each case in accordance with the Cayman Companies Law;

        WHEREAS, as an inducement to Parent's and Merger Sub's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Generation Gospel Limited, Guosheng Qi, Fairy Spirit Limited, Guofa Yu and Garden Enterprises Ltd. (each a "Rollover Securityholder") and Parent have executed a support agreement, dated as of the date hereof (the "Support Agreement"), providing that, among other things, the Rollover Securityholders will (i) vote all of the Company Shares held by them as of the date hereof, together with any other Company Shares acquired (whether beneficially or of record) by such Rollover Securityholders after the date hereof and prior to the earlier of the Effective Time and the termination of such Rollover Securityholders' obligations thereunder, including any Company Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Option or any Company RSU or the conversion of any convertible securities or otherwise, in favor of the authorization and approval of this Agreement, the Plan of Merger and the other transactions contemplated herein and (ii) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of all Company Shares (including Company Shares represented by ADSs), Company RSUs and/or Company Options held by each of them (the "Rollover Securities") in accordance with this Agreement; and

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

        Section 1.1    Certain Definitions.    For purposes of this Agreement, the term:

          (a)   "Acceptable Confidentiality Agreement" means an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the NDA, which does not include any provision calling for any exclusive right to negotiate or having the effect of restricting the Company from satisfying its obligations under this Agreement.

          (b)   "Acquisition Proposal" shall mean any proposal or offer with respect to any transaction or a series of related transactions relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value) by any Person, (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person acquiring assets or business of the Company (including share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Person, directly or indirectly, of any Equity Interest in any entity that would result in such Person holding assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Company Shares (by vote or by value) and any other voting securities of the Company, or (v) any combination of the foregoing, in each case other than the Merger.

          (c)   "ADSs" shall mean the Company's American depositary shares, each representing one Class B Ordinary Share.

          (d)   "Affiliate" of a Person shall mean any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or as trustee or executor, by Contract or otherwise.

          (e)   "Alternative Acquisition Agreement" means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement.

          (f)    "Business Day" shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of New York, Cayman Islands, Hong Kong or PRC or is a day on which banking institutions located in New York, Cayman Islands, Hong Kong or PRC are authorized or required by Law or other action of any Governmental Entity to close.

          (g)   "Class A Ordinary Share" means the shares of the Company that are designated as "Class A ordinary shares" with a par value of $0.001 per share.

          (h)   "Class B Ordinary Share" means the shares of the Company that are designated as "Class B ordinary shares" with a par value of $0.001 per share.

          (i)    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          (j)    "Company Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," "materiality" or "Company Material Adverse Effect" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

          (k)   "Company IP Rights" means (a) any and all Intellectual Property used in or necessary to the conduct of the business of the Company or any Company Subsidiary as currently conducted, and (b) any and all other Company-Owned IP Rights.

          (l)    "Company IT Systems" shall mean all computer and information technology systems, platforms and networks owned by the Company or any Company Subsidiary or used or held for use in the conduct of any business of the Company or any Company Subsidiary, as currently conducted and as currently proposed to be conducted, including Company Software, Software, hardware, data processing, data, information, record keeping, communications, telecommunications, networks, network equipment, information technology, mobile and other platforms, peripherals computer systems, and computerized, automated, or other similar systems, platforms, and networks, in each case, whether outsourced or not, as well as data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

          (m)  "Company Material Adverse Effect" shall mean any fact, event, circumstance, development, condition, change, occurrence or effect (any such item, an "Effect") that has or would reasonably be expected to have, individually or in the aggregate with all other Effect a material adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to perform prior to the End Date (as the same may be extended in accordance with this Agreement) its obligations hereunder and consummate the transactions contemplated by this Agreement in accordance with its terms; provided that no Effect arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred: (A) changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings; (B) changes in GAAP, any interpretation thereof, regulatory accounting requirements or changes in Laws that are applicable to the Company or any Company Subsidiary, in each case after the date hereof; (C) changes that are the result of factors generally affecting the principal industries or markets in which the Company and the Company Subsidiaries operate; (D) the negotiation, execution or announcement of this Agreement and the transactions contemplated hereby (including the Merger), including any Transaction Litigation arising therefrom and any adverse change in relationships with any customer, employee (including employee departures), supplier, financing source or joint venture partner, including as a result of the identity of Parent or the Rollover Securityholders; (E) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change in share price or trading volume may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God, natural disasters, epidemics, pandemics (including COVID-19); (G) the failure by the Company or any Company Subsidiary to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (H) any change resulting or arising from the identity of, or any facts, events, circumstances, developments, conditions, changes, occurrences or effects relating to, Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries); (I) actions or omissions of the Company or any of its Subsidiaries taken (x) as required by this Agreement, (y) with the written consent or request of Parent, Merger Sub, or Rollover Securityholders; or (J) any breach of this Agreement by Parent or Merger Sub; provided that Effects set forth in clauses (A), (B), (C) and (F) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

          (n)   "Company Memorandum and Articles" shall mean the Fifth Amended and Restated Memorandum of Association and Articles of Association of the Company adopted by special resolution passed on February 2, 2016 which became effective upon completion of the Company's initial public offering of Class B Ordinary Shares represented by ADSs.

          (o)   "Company Option" shall mean an option to purchase Class B Ordinary Shares (including Class B Ordinary Shares represented by ADSs) granted under the Company Share Plans whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

          (p)   "Company-Owned IP Rights" means Intellectual Property that is owned by the Company or any of its Subsidiaries.

          (q)   "Company RSU" shall mean a restricted share unit granted under the Company Share Plans on or prior to the Closing Date whether or not such restricted share unit has become vested on or prior to the Closing Date in accordance with the terms thereof.

          (r)   "Company Share Award" shall mean any Company Option and Company RSU granted in accordance with the Company Share Plans.

          (s)   "Company Share Plans" shall mean, collectively, the Stock Option Plan and the Equity Incentive Plan of the Company, each as amended and restated from time to time.

          (t)    "Company Shares" shall mean collectively, the Class A Ordinary Shares and Class B Ordinary Shares.

          (u)   "Company Software" shall mean the Software and related services, whether complete or under development, that have been, are or currently proposed to be developed, manufactured, marketed, sold, offered for sale, licensed, distributed, made available, imported, exported, hosted, implemented, provided as a service, provided via a network as a service or application, used by the Company or any Company Subsidiary to provide any services to any Person, maintained, supported, or otherwise commercialized by the Company or any Company Subsidiary, in each case together with any versions (including Chinese, English and foreign language versions), supplements, modifications, updates, upgrades, corrections and enhancements to any of the foregoing, and any documentation relating to the foregoing.

          (v)   "Company Termination Fee" shall mean an amount in cash equal to $300,000.

          (w)  "Contract" shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, deed of trust, agreement, arrangement, plan or other instrument, right or obligation.

          (x)   "Deposit Agreement" shall mean the deposit agreement dated September 28, 2016 among the Company, the Depositary and all holders and beneficiary owners from time to time of ADSs issued thereunder, or, if amended or supplemented as provided therein, as so amended or supplemented.

          (y)   "Depositary" shall mean CITIBANK, N.A., as depositary for the ADSs.

          (z)   "Environmental Laws" shall mean, whenever in effect, any Law and all Contracts or other obligations relating to pollution, the protection of the environment, public health and safety, occupational health and safety or fire safety.

          (aa) "Equity Interest" shall mean any share, share capital, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

          (bb) "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (cc) "Excluded Shares" shall mean (i) Company Shares (including Company Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any) and any Company Shares (including Company Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (ii) Dissenting Shares (if any), and (iii) Rollover Securities.

          (dd) "Exercise Price" shall mean, with respect to any Company Option, the applicable exercise price per Class B Ordinary Share underlying such Company Option.

          (ee) "GAAP" shall mean generally accepted accounting principles as applied in the United States.

          (ff)  "Governmental Entity" shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC governmental, administrative, judicial or regulatory Person or any instrumentality thereof, authority, agency, department, bureau, commission, body, court, self-regulatory organization, or other legislative or judicial governmental entity or arbitrator.

          (gg) "Indebtedness" shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for, or in exchange of, indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or under any swap, cap, future or other derivative financial instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligation in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any guarantee (including guarantees in the form of an agreement to repurchase or reimburse) of any indebtedness, including such obligations described in clauses (i) through (vii) of this definition.

          (hh) "Intellectual Property" shall mean, collectively, all intellectual property and proprietary rights in any jurisdiction throughout the world and tangible embodiments thereof, including all (i) patents, patent applications (including provisional applications), patent disclosures, invention disclosures, utility models, design patents, certificates of invention, supplementary protection certificates, and industrial designs, and applications for any of the foregoing, including continuations, continuations-in-part, divisionals, substitutions, re-examinations, re-issues, additions, renewals, extensions, patent term extensions, confirmations, registrations, requests for continued examinations, and foreign counterparts, (ii) trademarks, service marks, certification marks, trade dress, trade styles, logos, designs, slogans, taglines, brands, product names, trade names, corporate names, domain names, websites, uniform resource locators, web addresses, other names and locators associated with the Internet, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications for registration for each of the foregoing, including renewals, and any translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill of any business symbolized by any of the foregoing, (iii) copyrights, copyrightable works, works of authorship, content, website content, moral rights, data and database rights, and mask works, and registrations and applications for registration for each of the foregoing, including renewals, (iv) trade secrets and confidential or proprietary information (including ideas, discoveries, improvements, recipes, specifications, concepts, methods, processes, techniques, instructions, formulae, compositions, inventions (whether or not patentable or reduced to practice), know-how, technology, research and development information, Personal Data, data, databases, records, notebooks, drawings, blueprints, flowcharts, diagrams, sketches, specifications, designs, models, methodologies, documentation, plans, proposals, technical and non-technical data, test results, pricing, sales, marketing and cost data and information, financial and marketing plans, and customer and supplier lists and information), (v) Software, (vi) privacy rights and data protection rights, and rights of publicity, (vii) other registrations and applications for any of the foregoing, and (viii) other intellectual property and proprietary rights.

          (ii)   "Knowledge" shall mean (i) in the case of the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule after reasonable inquiry, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of each director thereof after reasonable inquiry.

          (jj)   "Law" shall mean any Order or any PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

          (kk) "Lien" shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, license, covenant not to sue, option, right of first refusal, right of first offer, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) in respect of such asset, and, with respect to an Equity Interest, any right of first refusal, right of first offer, transfer restriction or call option in respect of such Equity Interest.

          (ll)   "MOFCOM" shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

          (mm)  "NASDAQ" shall mean the NASDAQ Stock Market.

          (nn) "NDA" shall mean that certain confidential agreements disclosed in the Parent Disclosure Schedule.

          (oo) "NDRC" shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

          (pp) "Order" shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

          (qq) "Parent Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed in any other section of the Parent Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (ii) the disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms "material," "materially," or "materiality" or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a material adverse effect).

          (rr)  "Permits" shall mean all permits, licenses, franchises, approvals, registrations, filings, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities.

          (ss)  "Permitted Encumbrances" shall mean: (i) Liens for Taxes, assessments and other levies, fees or charges imposed by any Governmental Entity which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice(vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (vii) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (vii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Filings filed or furnished prior to the date hereof; and (ix) any other Liens that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect.

          (tt)  "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

          (uu) "Personal Data" shall mean any information or data that can be used, directly or indirectly, alone or in combination with other information, to identify an individual and any other information or data pertaining to any individual, including an individual's name, address, credit or payment card information, bank account number, financial data, email address, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information.

          (vv) "PRC" shall mean the People's Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

          (ww)  "PRC Required Approvals" shall mean the filings with and/or approvals of MOFCOM, NDRC and/or SAFE or the designated banks, and other procedures required by other competent regulatory authorities (where applicable) to the extent required with respect to the transactions contemplated by this Agreement and the other agreements entered into in connection with this Agreement, other than the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Entities with authority over the enforcement of applicable antitrust or competition Laws in any jurisdiction that is material to the business of the Company or Parent or Merger Sub.

          (xx) "PRC Subsidiaries" shall mean all Company Subsidiaries organized under the Laws of the PRC.

          (yy) "Processed" or "Processing" shall mean processing, collection, acquisition, recording, organization, storage, maintenance, adaptation, alteration, retrieval, access, use, disclosure, transfer (including relating to any cross-border transfer), transmission, sharing, combination, blockage, disposition, erasure, or destruction.

          (zz) "Representatives" shall mean, with respect to any Person, such Person's Affiliates and such Person and its Affiliates' respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

          (aaa)  "RMB" shall mean renminbi, the legal currency of the PRC.

          (bbb)  "SAFE" shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

          (ccc)  "SAFE Circular 37" shall mean the Notice of Certain Matters Regarding the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies , dated July 4, 2014 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

          (ddd)  "SAFE Circular 7" shall mean the Notice of Certain Matters Regarding the Foreign Exchange Administration for Domestic Individuals Participating in the Share Incentive Plan of An Overseas-Listed Company , dated February 15, 2012 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

          (eee)  "Sarbanes-Oxley Act" shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

          (fff) "SEC" shall mean the United States Securities and Exchange Commission.

          (ggg)  "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (hhh)  "Shareholder Approval" shall mean the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) by a special resolution (as defined under the Cayman Companies Law) by the affirmative vote of shareholders representing two-thirds (2/3) or more (by voting power) of the Company Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting or an adjournment thereof in accordance with the Cayman Companies Law and the Company Memorandum and Articles.

          (iii)  "Software" shall mean (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, whether in Source Code or object code form; (ii) data, collections of data, databases and compilations, whether machine readable or otherwise; and (iii) documentation related to any of the foregoing, including descriptions, schematics, flow-charts, notes, and work product used to design, plan, organize, and develop any of the foregoing, and programmer and user documentation, manuals, and support and training materials; together with intellectual property and proprietary rights in and to any of the foregoing.

          (jjj)  "Source Code" shall mean one or more statements in human readable form relating to Software and other source code, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures, and other information that describe the foregoing.

          (kkk)  "Subsidiary" or "Subsidiaries" of any Person shall mean (i) any corporation of which a majority of the Equity Interest entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general or managing partner or the managing member and (iii) any corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with GAAP.

          (lll)  "Superior Proposal" shall mean a bona fide unsolicited written Acquisition Proposal made by a Person which the Company Board (upon recommendation of the Special Committee) determines in good faith that, if consummated in accordance with its terms, would result in a transaction more favorable to the shareholders of the Company from a financial point of view than the transactions provided for in this Agreement after (i) consultation by the Special Committee with its independent nationally recognized financial advisor and outside legal counsel and (ii) taking into consideration, among other things, all of the terms, conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the Person or group making the Acquisition Proposal, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances); provided that for the purposes of the definition of "Superior Proposal", references to "twenty percent (20%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%)"; provided further that no offer or proposal shall be deemed to be a "Superior Proposal" if (A) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company's recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company's recourse in such an event hereunder, or (B) the consummation of the transactions contemplated by such offer or proposal is conditioned upon obtaining any consent or approval of a Governmental Entity or other third party that is not required pursuant to this Agreement as a condition to the Closing.

          (mmm)  "Tax" or "Taxes" shall mean any and all means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), estimated, unclaimed property, environmental, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          (nnn)  "Tax Incentive" shall mean any Tax exemptions, Tax holidays, Tax deferrals, Tax incentives, Tax credits (including Tax refunds and rebates), or other preferential Tax treatments or Tax rebates (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Entity or other taxation authority.

          (ooo)  "Tax Returns" shall mean any application, report, filing, claim for return, election or return (including any information return) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

          (ppp)  "Third Party" shall mean any Person or group other than the Company, the Company Subsidiaries, Parent or Parent's Affiliates or Representatives.

          (qqq)  "Third Party Components" shall mean any Software or other Intellectual Property that (i) is not solely and exclusively owned by the Company or any Company Subsidiary and (ii) has been or is used in connection with the development, compilation or test of, or has been or is a component of, or incorporated into, embedded in, combined with, linked with, used in, used with, distributed with, provided as a service, provided via a network as a service or application, otherwise provided or made available with, as part of, or in connection with any Company Software, including any Software that is referenced or required to be present or available (including via another machine connected directly or through a network) in connection with any Company Software for any Company Software to properly function in accordance with its specifications.

          (rrr) "Third-Party Intellectual Property Rights" means any Intellectual Property owned by a Person other than the Company and its Subsidiaries.

          (sss) "Unvested Company Option" shall mean any Company Option that is not a Vested Company Option.

          (ttt) "Unvested Company RSU" shall mean any Company RSU that is not a Vested Company RSU.

          (uuu)  "Vested Company Option" shall mean any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

          (vvv)  "Vested Company RSU" shall mean any Company RSU that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company RSU.

          (www)  "VIE" shall mean a variable interest entity of the Company, including Gridsum Holding (Beijing) Co, Ltd., Beijing Moment Everlasting Ad Co., Ltd., Guoxinjunhe (Beijing) Technology Co., Ltd., Beijing Yunyang Ad Co., Ltd., Beijing Guoxinwangyan Technology Co., Ltd., Beijing Gridsum Yizhun Technology Co., Ltd., Beijing Zhixunyilong Software Co., Ltd., Beijing Gridsum Wang'an Technology Co., Ltd. and Beijing Gridsum Hulian Technology Co., Ltd..

          (xxx)  "WFOE" shall mean Dissector (Beijing) Technology Co., Ltd..

        Section 1.2    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Action	Section 4.12
Agreement	Preamble
Anti-Corruption Laws	Section 4.5(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Cashed-Out Company Share Award	Section 3.1(f)(iv)
Cashed-Out Option	Section 3.1(f)(ii)
Cashed-Out Unvested RSU	Section 3.1(f)(iv)
Cashed-Out Vested RSU	Section 3.1(f)(iv)
Cayman Companies Law	Preamble
Certificates	Section 3.2(c)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(i)
Company Board	Preamble
Company Financial Advisor	Section 4.3(b)
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(e)(i)
Company Intellectual Property	Section 4.14(b)
Company Material Contract	Section 4.11(b)
Company Plan(s)	Section 4.9(a)
Company Recommendation	Section 4.3(b)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Shareholders Meeting	Section 6.2(e)(i)
Company Subsidiary	Section 4.1
Company Workers	Section 4.14(e)
D&O Insurance	Section 6.12(c)
Dissenter Rights	Section 3.1(e)
Dissenting Shareholders	Section 3.1(e)

Defined Term	Section
Dissenting Shares	Section 3.1(e)
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Equity Commitment Letter	Section 5.6(a)
Equity Financing	Section 5.6(a)
Equity Financing Commitment	Section 5.6(a)
Exchange Fund	Section 3.2(b)
HKIAC	Section 9.7(c)
Indemnified Parties	Section 6.12(a)
Investments	Section 4.2(d)
Leased Real Property	Section 4.17(b)
Merger	Preamble
Merger Sub	Preamble
Notice Period	Section 6.4(d)(i)
Option Consideration	Section 3.1(f)(ii)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Group	Section 8.2(e)(i)
Parent Representatives	Section 6.3(a)
Parent Termination Fee	Section 8.2(c)
Party	Preamble
Paying Agent	Section 3.2(a)
Per ADS Merger Consideration	Section 3.1(b)
Per Share Merger Consideration	Section 3.1(b)
Plan of Merger	Section 2.3
PRC VIEs	Section 4.21(c)
Proxy Statement	Section 6.2(a)
Registrar of Companies	Section 2.3
Rollover Securities	Preamble
Rollover Securityholder	Preamble
SAFE Rules and Regulations	Section 4.5(c)
Schedule 13E-3	Section 4.4(b)
Services Provider	Section 4.14(f)
Shareholder Vote Option	Section 6.2(f)
Special Committee	Preamble
Support Agreement	Preamble
Surviving Company	Section 2.1
Transaction Litigation	Section 6.8
VIE Contracts	Section 4.21(b)
Uncertificated Shares	Section 3.2(c)(i)

        Section 1.3    Interpretation.    In this Agreement, unless otherwise specified, the following rules of interpretation apply:

          (a)   references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

          (b)   references to any Person include references to such Person's successors and permitted assigns;

          (c)   words importing the singular include the plural and vice versa;

          (d)   words importing one gender include the other gender;

          (e)   references to the word "including" do not imply any limitation;

          (f)    references to months are to calendar months;

          (g)   the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (h)   references to "$" or "dollars" refer to U.S. dollars; and

          (i)    a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the Cayman Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the surviving company of the Merger (the "Surviving Company").

        Section 2.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on a day that is a Business Day (a) at the offices of Hogan Lovells, 11th Floor, One Pacific Place 88 Queensway, Hong Kong or if the parties hereto agree otherwise in writing, remotely via the electronic exchange of documents and signatures, at 10:00 a.m., Hong Kong time, no later than the fourteenth (14th) day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the "Closing Date". For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

        Section 2.3    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit A (the "Plan of Merger") with the Registrar of Companies of the Cayman Islands (the "Registrar of Companies"), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of filing of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the "Effective Time").

        Section 2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the

Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the Cayman Companies Law.

        Section 2.5    Company Memorandum and Articles of Association.    At the Effective Time, subject to Section 6.12 hereof, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name "Gridsum Growth Inc." shall be amended to "Gridsum Holding Inc." and (ii) the share capital shall be described consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association.

        Section 2.6    Directors and Officers.

          (a)   The director(s) of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

          (b)   The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE III
EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

        Section 3.1    Share Capital.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

          (a)    Share Capital of Merger Sub.    Each ordinary share, par value $1.00 per share, in the share capital of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company.

          (b)    Company Shares and ADSs.    Each Company Share (including Company Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and cease to exist in exchange for the right to receive $2.00 in cash without interest (the "Per Share Merger Consideration"), payable in the manner provided in Section 3.2 (or in the case of a Company Share represented by a lost, stolen or destroyed certificate, payable upon delivery of an affidavit in the manner provided in Section 3.4). For the avoidance of doubt, because each ADS represents one (1) Class B Ordinary Share, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $2.00 in cash without interest (the "Per ADS Merger Consideration") subject to the terms and conditions set forth in this Agreement and in the Deposit Agreement. The register of members of the Company shall be amended accordingly.

          (c)    Cancellation of Certain Shares.    Each Excluded Share other than Dissenting Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor and the register of members of the Company shall be amended accordingly.

          (d)    Certain Adjustments.    Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall be equitably adjusted to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, change or readjustment in the ratio of Company Shares represented by each ADS or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable, shall provide to the holders of Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this Agreement prior to such action.

          (e)    Statutory Dissenters Rights.    Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Shares (each, a "Dissenting Shareholder") who has validly exercised and not withdrawn or lost its right to dissent from the Merger ("Dissenter Rights") pursuant to Section 238 of the Cayman Companies Law (collectively, the "Dissenting Shares") shall be cancelled and cease to exist at the Effective Time, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 3.1(e)), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the Cayman Companies Law) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without interest), pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders' exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights prior to the vote on the Merger at the Company Shareholders Meeting.

          (f)    Company Share Awards

            (i)    Equity Award Waivers and Termination of Company Share Plans and Company Share Awards.    Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Parent, from holders of Company Options and Company RSUs and other equity awards under the Company Share Plans and take all such other actions, without incurring any liabilities in connection therewith, as Parent may deem to be necessary to give effect to the transactions contemplated by this Section 3.1(f). As promptly as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Share Plans) shall adopt resolutions to (A) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, (B) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable, and

    (C) cancel each Company RSU that is outstanding and unexercised, whether or not vested or exercisable, each of the foregoing (A) to (C) taking effect at the Effective Time, and take such other actions as are required to give effect to the transactions contemplated by this Section 3.1(f).

            (ii)    Vested Company Options.    Upon the terms and subject to the conditions set forth in this Agreement, each Vested Company Option (other than any Vested Company Option that is a Rollover Security under the Support Agreement) outstanding and unexercised immediately prior to the Effective Time, with Exercise Price less than the Per Share Merger Consideration (each, a "Cashed-Out Option"), shall automatically and without any action on the part of the holders thereof, be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to the excess of (i) Per Share Merger Consideration over (ii) the Exercise Price of such Cashed-Out Option, multiplied by the number of Class B Ordinary Shares underlying such Cashed-Out Option (the "Option Consideration"). Each Vested Company Option outstanding and unexercised immediately prior to the Effective Time with Exercise Price greater than or equal to the Per Share Merger Consideration shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof.

            (iii)    Unvested Company Options.    Upon the terms and subject to the conditions set forth in this Agreement, each Unvested Company Option shall be cancelled as of the Effective Time, automatically and without any action on the part of the holders thereof, for no consideration.

            (iv)    Vested Company RSUs.    Upon the terms and subject to the conditions set forth in this Agreement, each Vested Company RSU (other than any Vested Company RSU that is a Rollover Security under the Support Agreement) outstanding and unexercised immediately prior to the Effective Time (each, a "Cashed-Out Vested RSU"), shall automatically and without any action on the part of the holders thereof, be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Vested Company RSU.

            (v)    Unvested Company RSUs.    Upon the terms and subject to the conditions set forth in this Agreement, each Unvested Company RSU (other than any Unvested Company RSU that is a Rollover Security under the Support Agreement) outstanding and unexercised immediately prior to the Effective Time (each, a "Cashed-Out Unvested RSU", collectively with the Cashed-out Vested RSUs and the Cashed-out Options, the "Cashed-Out Company Share Awards"), shall automatically and without any action on the part of the holders thereof, be deemed to have vested immediately prior to the Effective Time, and subsequently be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to (i) Per Share Merger Consideration, multiplied by (ii) the number of Class B Ordinary Shares underlying such Unvested Company RSU upon acceleration of vesting immediately prior to the Effective Time.

            (vi)    Vested Company Options, Vested Company RSUs and Unvested Company RSUs That Are Rollover Securities.    Notwithstanding anything to the contrary in this Agreement, each holder of any Vested Company Option, any Vested Company RSU and any Unvested Company RSU that are Rollover Securities under the Support Agreement, shall not be entitled to receive any consideration pursuant to Section 3.1(f)(ii), Section 3.1(f)(iv) or Section 3.1(f)(v) with respect to such Vested Company Options, Vested Company RSUs or Unvested Company RSUs. Each of the Vested Company Options, Vested Company RSUs and

    the Unvested Company RSUs that is a Rollover Security under the Support Agreement shall be cancelled at the Effective Time in accordance with and subject to the Support Agreement.

            (vii)    Payment of Cashed-out Company Share Awards.    As promptly as practicable following the Effective Time, the Surviving Company shall pay (or cause to be paid on its behalf) to each holder of a Cashed-Out Company Share Award the aggregate consideration (without interest) payable in respect of such Cashed-Out Company Share Awards pursuant to Section 3.1(f)(ii), Section 3.1(f)(iv) and/or Section 3.1(f)(v), as applicable. Such consideration shall be rounded up or down to the nearest cent and the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company) shall be entitled to deduct and withhold from such cash consideration all amounts required to be deducted and withheld under applicable Tax Laws. To the extent that amounts are so withheld by the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Cashed-Out Company Share Awards with respect to whom such amounts were withheld by the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company).

        Section 3.2    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the "Paying Agent") and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

          (b)    Exchange Fund.    At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)), pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Shares (including Company Shares represented by ADSs but not including Excluded Shares (other than Dissenting Shares)) become entitled under this Article III (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the "Exchange Fund"). Any interest and other income resulting from such investments shall be paid to Parent.

          (c)    Payment Procedures.

              (i)  Promptly following the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each holder of record (as of immediately prior to the Effective Time) of Company Shares, including Company Shares which immediately prior to the Effective Time were (x) represented by a certificate or certificates (the "Certificates") and (y) not represented by a certificate or certificates (the "Uncertificated Shares") which were cancelled and exchanged into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b) (and excluding, for the avoidance of doubt, the Excluded Shares), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her or its appraisal rights under the Cayman Companies Law, Parent shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions.

             (ii)  Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of the Company Shares represented by such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been canceled, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of such Uncertificated Shares multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof). The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Shares represented by the Certificates and the holders of such Uncertificated Shares on the aggregate Per Share Merger Consideration payable upon the surrender of such Certificates and cancellation of Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

            (iii)  Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (x) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (1) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares) multiplied by (2) the Per ADS Merger Consideration and (y) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (other than with respect to ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (including withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the aggregate Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the ADSs.

            (iv)  Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Company Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Company Shares or ADSs will be deemed to be untraceable if (x) such Person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, (y) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such Person either (A) has been sent to such person and has been returned undelivered or has not been cashed or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable or (z) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven (7) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

          (d)    Transfers of Ownership.    In the event that a transfer of ownership of Company Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Company Share is registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Company Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such Person's entitlement to the relevant Company Share and if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Company Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

          (e)    Required Withholding.    Each of the Paying Agent, the Depositary, Merger Sub, Parent and the Surviving Company (and any other Person that has a withholding obligation), without double counting, shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration payable pursuant to this Agreement to any holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company RSUs, or other compensation or equity related payments, such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Depositary, Parent, the Surviving Company or any other Party shall be liable to a holder of Company Shares (including Company Shares represented by ADSs), Company Options or Company RSUs for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of the Company Shares or ADSs on the date that is six (6) months after the Effective Time shall be paid to Parent or the Surviving Company upon demand, and any holders of Company Shares (other than Excluded Shares) or ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore received the Per Share Merger Consideration or Per ADS Merger Consideration payable to them in consideration for the cancellation of each of their Company Shares or ADSs representing such Company Shares pursuant to the provisions of this Section 3.2 (whether as a result of their failure to surrender their Certificates or otherwise) shall thereafter look for payment of the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, payable in respect of each of such Company Shares or ADSs solely to the Surviving Company for any claim to the applicable Per Share Merger Consideration or Per ADS Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III without interest thereon.

        Section 3.3    No Further Ownership Rights.    From and after the Effective Time, all Company Shares (including Company Shares represented by ADSs) shall no longer be outstanding, all Company Shares shall automatically be cancelled and cease to exist, and all ADSs shall be surrendered, and each holder of a Company Share or ADSs representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration payable for each of such Company Shares (other than Excluded Shares) or ADSs (other than ADSs representing Excluded Shares) upon the cancellation of each of such Company Shares or ADSs in accordance with the provisions of Section 3.2. The Per Share Merger Consideration and the Per ADS Merger Consideration paid for each Company Share or ADS in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares (including Company Shares represented by ADSs). From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares (including Company Shares represented by ADSs) that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, Uncertificated Shares or ADSs are presented to the Surviving Company for any reason, they shall be surrendered, canceled or exchanged as provided in this Article III.

        Section 3.4    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) .

        Section 3.5    Termination of Deposit Agreement.    As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

        Section 3.6    Fair Value.    Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

        Section 3.7    Necessary Further Actions.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take any such lawful and necessary action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the Company SEC Filings filed prior to the date hereof (excluding disclosures contained in the "Risk Factors" and "Forward-Looking Statements" sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement, in each case, other than any specific factual information contained therein), (ii) as set forth in the Company Disclosure Schedule or (iii) for any matters with respect to which Mr. Guosheng Qi or Mr. Guofa Yu has actual knowledge after reasonable inquiry, the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 4.1    Organization and Qualification.    The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of the Company (each, a "Company Subsidiary") has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any Company Subsidiary to be so organized, existing or in good standing has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business (and, in the case of the PRC Subsidiaries, duly fulfilled annual information disclosure obligations to the public in accordance with PRC Law), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had a Company Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Memorandum and Articles or equivalent organizational documents, each as amended to date, of each of the Company and the Company Subsidiaries. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. The Company or any Company Subsidiary is not in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        Section 4.2    Capitalization.

          (a)   The authorized share capital of the Company is US$200,000, divided into (i) 20,000,000 Class A Ordinary Shares and (ii) 180,000,000 Class B Ordinary Shares. As of the date of this Agreement, there were (i) 4,543,461 Class A Ordinary Shares and 30,469,307 Class B Ordinary Shares issued and outstanding, (ii) 1,276,379 Class B Ordinary Shares issuable upon exercise of outstanding vested Company Options and 140,000 Class B Ordinary Shares issuable upon exercise of outstanding unvested Company Options, (iii) 2,015,975 Class B Ordinary Shares issuable upon exercise of outstanding vested Company RSUs and 1,307,326 Class B Ordinary Shares issuable upon exercise of outstanding unvested Company RSUs, and (iv) no Company Shares held in treasury of the Company and no Company Shares owned by any Company Subsidiary. Section 4.2(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof: (i) the name of the recipient of such Company Share Award; (ii) the particular Company Share Plan pursuant to which such Company Share Award was granted; (iii) the number of Company Shares subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the vesting schedule; and (vii) the date on which such Company Share Award expires. All of the outstanding shares in the share capital of the Company have been duly authorized and validly issued and are fully paid, non-assessable. All Company Shares issuable upon exercise or vesting of Company Share Awards have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Share Plan, will be duly authorized, validly issued and fully paid and non-assessable. Except as otherwise provided in this Agreement, there are no commitments or agreements of any character to which the Company or any Company Subsidiary is bound obligating such Company or Company Subsidiary to accelerate or otherwise alter the vesting of any Company Share Awards as a result of any of the transactions contemplated in the Agreement.

          (b)   Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any of its share capital or other Equity Interests, or securities convertible into or exchangeable for such share capital of, or other Equity Interests in, the Company (which, for purposes of this Agreement, will be deemed to include share appreciation rights, "phantom shares" or other commitments that provide any right to receive value or benefits similar to such share capital, securities or other rights). There are no outstanding Contracts or other obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Shares may vote.

          (c)   Each outstanding share or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid (and, in the case of each PRC Subsidiary, the payment thereof has been duly verified by an independent certified public accountant and has been duly filed or registered with competent PRC Governmental Entity), non-assessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens, and subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any Company Subsidiary. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase, exchange, cancellation or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

          (d)   Section 4.2(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Company Subsidiary, and (ii) the name, jurisdiction of organization and the Company's (or the Company Subsidiary's) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) as of the date hereof (collectively, the "Investments"). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the share capital and other Equity Interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any share capital or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

          (e)   Neither the Company nor any of the Company Subsidiaries has entered into any Contract, commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the transfer, voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto.

          (f)    The Company does not have any secured creditors holding a fixed or floating security interest. As of the date of this Agreement, neither the Company nor any Company Subsidiary has incurred any Indebtedness since December 31, 2019 other than in the ordinary course of business.

        Section 4.3    Corporate Authority; Approval and Fairness.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the Shareholder Approval. No other corporate authorizations on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   On or prior to the date of this Agreement, (i) the Special Committee has received from Houlihan Lokey (China) Limited (the "Company Financial Advisor"), its written opinion, to the effect that, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares) and the Per ADS Merger Consideration to be received by the holders of the ADSs (other than ADSs representing Excluded Shares) is fair, from a financial point of view, to such holders and (ii) the Company Board (acting upon the unanimous recommendation of the Special Committee) has determined that this Agreement and the transactions provided for herein, including the Plan of Merger and the Merger, are fair to and in the best interest of the Company and its shareholders (other than the Rollover Securityholders), and validly adopted resolutions by a vote approving this Agreement, directing that this Agreement, the Plan of Merger and the Merger be submitted to the holders of Company Shares for their authorization and approval, and recommending to the shareholders of the Company that they authorize and approve this Agreement, the Plan of Merger and the Merger in accordance with the Cayman Companies Law (the "Company Recommendation"), which resolutions, subject to Section 6.4(d), have not been subsequently withdrawn or modified in a manner adverse to Parent.

        Section 4.4    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, will not, (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company Memorandum and Articles or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time, all filings and notifications described in Section 4.4(b) will have been made and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time and the Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws or the rules and regulations of NASDAQ, including the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the "Schedule 13E-3") and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger as required by the Cayman Companies Law, (iii) for the PRC Required Approvals, or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (x) prevent or materially delay the consummation of the Merger or (y) otherwise have a Company Material Adverse Effect.

        Section 4.5    Compliance with Laws; Permits.

          (a)   (i) Each of the businesses of the Company or any Company Subsidiary is, and since January 1, 2019 has been, conducted in compliance in all respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound; (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ; (iii) each of the Company and the Company Subsidiaries holds all material Permits necessary for the lawful conduct of its business substantially as conducted as of the date hereof and the ownership, use, occupancy and operation of its assets and properties; and (iv) each of the Company and the Company Subsidiaries is in compliance in all respects with the terms of such Permits, except, in the case of clauses (i) and (iv), where non-compliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (b)   To the Knowledge of the Company, since January 1, 2019, neither the Company, any Company Subsidiary nor any director or officer, nor any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, any of them (i) violated any provision of (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder), (B) the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, (C) the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 or (D) any other applicable anti-corruption Law ((A), (B), (C) and (D) collectively, "Anti-Corruption Laws"); or (ii) made or gave any bribe, rebate, payoff, influence payment, kickback or other payment to any officer, director, employee or official of or any other person acting in an official capacity for any Governmental Entity that would be unlawful under any applicable Law, including under an Anti-Corruption Law or (iii) undertaken any act or failed to undertake any act that directly or indirectly caused or contributed to the Company or any Company Subsidiary to be in violation of any Anti-Corruption Law. To the Knowledge of the Company, since January 1, 2019, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, any Anti-Corruption Law which has not been resolved. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws by the Company or any Company Subsidiary will be prevented, detected and deterred.

          (c)   To the Knowledge of the Company, each holder or beneficial owner of Company Shares, Company Options and/or Company RSUs who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 7, SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the "SAFE Rules and Regulations"), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

        Section 4.6    SEC Filings; Financial Statements.

          (a)    Company SEC Filings.    The Company has timely filed or furnished, as applicable, all forms, reports and other documents required to be filed or furnished by it with the SEC, as the case may be, since January 1, 2019 (collectively, the "Company SEC Filings"). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of outstanding SEC investigation or ongoing SEC review. The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          (b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the "Company Financial Statements") was prepared, or, in the case of Company Financial Statements filed after the date hereof, will be prepared, in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, or, in the case of Company Financial Statements filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows and statements of shareholders equity of the Company and the Company Subsidiaries for the respective periods indicated therein are, or, in the case of Company Financial Statements filed after the date hereof, will be, correct and complete in all material respects and are, or, in the case of Company Financial Statements filed after the date hereof, will be, consistent in all material respects with the books and records of the Company and the Company Subsidiaries (subject, in the case of unaudited statements, to normal period-end adjustments which have not and would not have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (c)    Internal Controls.

              (i)  The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements of the Company and any Company Subsidiary for external purposes in accordance with GAAP.

             (ii)  The Company and each Company Subsidiary have established and maintain disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that all material information concerning the Company and any Company Subsidiary required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and related forms, and that such information is accumulated and communicated to the Company's chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Since January 1, 2019, neither the Company nor, to the Company's Knowledge, its independent registered public accounting firm has identified or been made aware of any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the Company's Knowledge, since January 1, 2019, there has been, no fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the date of the Company's most recently filed annual report under the Exchange Act, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected or are reasonably likely to materially affect, the Company's internal control over financial reporting. As used in this Section 4.6(c)(ii), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        Section 4.7    No Undisclosed Liabilities.    None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, including any outstanding Indebtedness or any commitments therefor) of the type that would be required to be reflected on or reserved against it in a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for liabilities or obligations (i) which have not had a Company Material Adverse Effect, (ii) that were incurred after December 31, 2019, in the ordinary course of business consistent with past practice, (iii) that were set forth in the Company's consolidated balance sheet as of December 31, 2019 included in the Company Financial Statements prior to the date hereof, or (iv) that were required to be incurred pursuant to the transactions contemplated by this Agreement.

        Section 4.8    Absence of Certain Changes or Events.    Since December 31, 2019, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (excluding any actions taken or not taken due to COVID-19) and (ii) there has not been any Company Material Adverse Effect.

        Section 4.9    Company Plans; Employees and Employment Practices.

          (a)   All benefit and compensation plans (including the Company Share Plans) covering current or former employees of the Company and the Company Subsidiaries, other than (i) any employment Contract or compensatory agreement with any current or former employee, and (ii) any such plans mandated by applicable Laws to which the sole liability of the Company and the Company Subsidiaries is to make contributions required by Law (including plans or programs mandated or maintained by a Governmental Entity requiring the payment of social insurance or contributions to a fund of a Governmental Entity with respect to wages of any employee) (the "Company Plans") are listed in Section 4.9 of the Company Disclosure Schedule. True and complete copies of each Company Plan, including all amendments thereto, have been provided or made available to Parent. Since December 31, 2019 there has been no material change, amendment, modification to, or adoption of, any Company Plan.

          (b)   Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries under any of the Company Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

          (c)   There is no outstanding Order against the Company Plans that would have a Company Material Adverse Effect.

        Section 4.10    Labor and Employment Matters.    Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, nor is an such agreement presently being negotiated by the Company or any Company Subsidiary, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent (including organizational campaigns, petitions or other unionization activities) any employee of the Company or any Company Subsidiary. Except for matters that have not had a Company Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any Company Subsidiary, and (b) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any Company Subsidiaries. The Company and the Company Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, social security, workers' compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining, except where non-compliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.11    Contracts.

          (a)   Except for (x) this Agreement, (y) Contracts filed as exhibits to the Company SEC Filings that are made available to Parent prior to the date hereof or (z) set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any Contract which:

              (i)  as of the date hereof, is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

             (ii)  would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

            (iii)  relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, Person or joint venture or relates to business cooperation or otherwise that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

            (iv)  relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) in excess of $15,000,000 (or an equivalent amount in RMB);

             (v)  prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

            (vi)  relates to any acquisition by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any material continuing indemnification, "earn-out" or other contingent payment or guarantee obligations;

           (vii)  contains any covenant that (A) limits the ability of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Company, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (B) could require the disposition of any material assets (including the assignment or transfer of, or licensing or grant of any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, any Company Intellectual Property) or line of business of the Company or any Company Subsidiary (or, after the Effective Time, Parent, the Surviving Company, or their respective Subsidiaries), or (C) prohibits or limits the right of the Company or any Company Subsidiary to make, sell or distribute any products or services;

          (viii)  contains any covenant granting "most favored nation" status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Company and/or their respective Subsidiaries or Affiliates;

            (ix)  provides for indemnification by the Company or any Company Subsidiary of any Person, except for any such Contract that is (A) not material to the Company or any Company Subsidiary and (B) entered into in the ordinary course of business;

             (x)  contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $15,000,000 (or an equivalent amount in RMB);

            (xi)  involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate, commodity price, equity value or foreign currency protection Contract; or

           (xii)  relates to (A) the assignment or transfer of, or licensing or grant of any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, any Intellectual Property material to the business of the Company and the Company Subsidiaries taken as a whole by the Company or any Company Subsidiary to another Person or from another Person to the Company or any Company Subsidiary, other than the non-exclusive licenses granted in the ordinary course of business consistent with past practices, or (B) any prohibition, restriction or limitation on the Company's or any Company Subsidiary's ability to assign, transfer, license, grant any other rights under, use, disclose, patent, register, or enforce any such Intellectual Property or any indemnification relating to any such Intellectual Property, including trademark co-existence agreements, consents, standstill agreements, Orders, settlement agreements, Source Code, escrow agreements, development agreements, co-development agreements, website agreements, technical assistance agreements, outsourcing agreements, and agreements relating to Third Party Components.

          (b)   Each Contract of the type described in Section 4.11(a) to which the Company or any Company Subsidiary is a party or set forth on Section 4.9 or Section 4.17(b) of the Company Disclosure Schedule is referred to herein as a "Company Material Contract." Except to the extent that there has not been a Company Material Adverse Effect: (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company's Knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of default under any Company Material Contract, (v) to the Company's Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such other party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

        Section 4.12    Litigation.    (i) There is no material legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (whether sounding in contract, tort, equity or otherwise) (each, an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary which if adversely adjudicated or determined against the Company or any Company Subsidiary would have a Company Material Adverse Effect and (ii) none of the Company or any of the Company Subsidiaries or any property or asset of the Company or any Company Subsidiary is subject to or bound by any outstanding Order which if not complied with would have a Company Material Adverse Effect.

        Section 4.13    Environmental Matters.    Except as would not have a Company Material Adverse Effect, since January 1, 2019, the Company and each Company Subsidiary have complied and are in compliance in all material respects with all Environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect.

        Section 4.14    Intellectual Property.

          (a)   Each of the Company and the Company Subsidiaries has complied with all of their respective obligations to the respective patent, trademark, and copyright offices, including the duty of candor and disclosure to the United States Patent and Trademark Office, and all applicable Laws, with respect to the Intellectual Property to the business of the Company and the Company Subsidiaries taken as a whole, except where non-compliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (b)   The Company or one of the Company Subsidiaries solely and exclusively owns all right, title and interest in and to all the Company-Owned IP Rights material to the business of the Company and the Company Subsidiaries taken as a whole, free and clear of all Liens, except for Permitted Encumbrances. The right, license and interest of the Company and each of the Company Subsidiaries in and to Third-Party Intellectual Property Rights which are licensed by such Person from a third party and are material to the business of the Company and the Company Subsidiaries taken as a whole, are free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such Third Parties and Permitted Encumbrances). Each of the Company and the Company Subsidiaries solely and exclusively owns all right, title and interest in and to, or has valid and enforceable rights to use all Company IP Rights material to the business of the Company and the Company Subsidiaries taken as a whole and used in, held for use in, or necessary to conduct, the businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, except for Permitted Encumbrances. No Company IP Rights material to the business of the Company and the Company Subsidiaries taken as a whole are jointly owned by the Company or any Company Subsidiary and any other Person. There is no outstanding Order relating to any Company IP Rights that are material to the business of the Company and the Company Subsidiaries.

          (c)   Except as has not had a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice or is or has been subject to any Action, nor is there or has there been any actual or, to the Knowledge of the Company, threatened notice or Action against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary, or the business previously or currently conducted by the Company or any Company Subsidiary (including the development, marketing, licensing, sale, offer for sale, distribution, import, export, hosting, implementation, and use of, any Company Software, and the provision of services relating to any Company Software), is infringing, diluting, misappropriating, or otherwise violating, or has infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property right of any Person, including any solicited or unsolicited offer, demand, or request to license any Intellectual Property. To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any business previously or currently conducted by the Company or any Company Subsidiary (including the development, marketing, licensing, sale, offer for sale, distribution, import, export, hosting, implementation, and use of any Company Software, and the provision of services relating to any Company Software) infringes, dilutes, misappropriates, or otherwise violates or has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary.

          (d)   To the Knowledge of the Company, all of the material Company Intellectual Property is valid and enforceable. Except as has not had a Company Material Adverse Effect, all of the Company Intellectual Property is subsisting and in full force and effect, and none of the Company Intellectual Property has been misused. Except as has not had a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice or is or has been subject to any Action, nor is there or has there been any actual or, to the Knowledge of the Company, threatened notice or Action against the Company or any Company Subsidiary, including any opposition, cancellation, reissue, re-examination, inter partes, interference, nullity, revocation, or other proceedings by any Person challenging the validity, enforceability, patentability, registrability, inventorship, or scope of, or the Company's or any Company Subsidiary's use or ownership of, any of the Company Intellectual Property

          (e)   Each of the Company and the Company Subsidiaries owns all right, title and interest in and to all Intellectual Property material to the business of the Company and the Company Subsidiaries taken as a whole which are created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary. All current and former employees, consultants, and contractors (collectively, "Company Workers") who have participated in the creation or development of any such Intellectual Property, have executed and delivered to the Company or such Company Subsidiary a valid and enforceable agreement (i) providing for the obligations of such current or former employee, consultant, or contractor to maintain and protect the confidential information of the Company or any Company Subsidiary, and (ii) providing for the present assignment by each such Company Worker to the Company or such Company Subsidiary of all right, title, and interest in and to any Intellectual Property arising out of such Company Worker's employment by, engagement by or contract with the Company or such Company Subsidiary. To the Knowledge of the Company, no Company Worker has materially breached or is in material breach of any such agreement.

          (f)    Except as has not had a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Intellectual Property, including maintaining and protecting in confidence all confidential information of the Company or any Company Subsidiary and all Personal Data in the possession, custody, or control of, or Processed by or for, the Company or any Company Subsidiary (including establishing and maintaining appropriate physical, electronic, and other security policies, programs, and procedures). To the Knowledge of the Company, except as has not had a Company Material Adverse Effect, each service provider of the Company or any Company Subsidiary and each other Person that may Process any Personal Data for the Company or any Company Subsidiary or has access to any Personal Data in the possession, custody, or control of, or Processed by or for, the Company or any Company Subsidiary, or confidential information of the Company or any Company Subsidiary (each, a "Services Provider") has taken all actions reasonably necessary to maintain and protect in confidence such Personal Data and confidential information (including establishing and maintaining appropriate physical, electronic, and other security policies, programs, and procedures).

          (g)   To the Knowledge of the Company, each Person that has had or has access to confidential information of the Company or any Company Subsidiary (including any Source Code) is subject to appropriate confidentiality obligations regarding the non-disclosure and protection of such confidential information, and, to the Company's Knowledge, no such Person has materially breached or is in material breach of any such obligations. To the Knowledge of the Company, except as has not had a Company Material Adverse Effect, no Contract provides for, and no event has occurred, and no circumstance or condition exists, that, with or without the passage of time or giving of notice, requires: (i) the deposit of any Source Code for any Company Software or included in the Company Intellectual Property with an escrow agent or escrow service; (ii) the disclosure of any such Source Code to any Person; or (iii) a grant to any Person a license or right under any such Source Code. To the Knowledge of the Company, no Source Code for any Company Software or included in the Company Intellectual Property has been disclosed to any Person who is not an employee or consultant of the Company or any Company Subsidiary who is subject to appropriate confidentiality obligations regarding the Source Code.

          (h)   To the Knowledge of the Company, except as has not had a Company Material Adverse Effect, no funding, facilities, personnel, or resources of a university, college, other educational or academic institution or research center or a Governmental Entity has been used by the Company or any Company Subsidiary in the development of any Company Intellectual Property, and no university, college, other educational or academic institution or research center or Governmental Entity has any claim or right in or to any such Intellectual Property.

          (i)    To the Knowledge of the Company, the Company IT Systems are and will be sufficient for the immediate and currently anticipated future needs of the Company and the Company Subsidiaries and their intended function, operation, and purposes, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. To the Knowledge of the Company, except as has not had a Company Material Adverse Effect, the Company and each Company Subsidiary own or have valid and enforceable rights to use the material Company IT Systems.

          (j)    To the Knowledge of the Company, except as has not had a Company Material Adverse Effect, the Company and each Company Subsidiary have taken all steps reasonably necessary to maintain and protect, and the Company and each Company Subsidiary has contractually required all Services Providers to maintain and protect, the security, confidentiality, integrity, and continuity of the Company IT Systems (including the data and information stored or contained therein or transmitted thereby), and to prevent and guard against any unauthorized use, access, interruption, or modification of any of the Company IT Systems (including such data or information), including maintaining compliance with generally accepted industry security standards and storing on-site and off-site back-up copies of material data and information.

          (k)   The Company's representations and warranties set forth in this Section 4.14 constitute the sole and exclusive representations and warranties of the Company related to Intellectual Property matters, Personal Data, data privacy, data security and Company IT Systems.

        Section 4.15    Taxes.

          (a)   All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file) in all material respects.

          (b)   All material Taxes (whether or not shown on a Tax Return) of the Company and each Company Subsidiary due and payable have been timely paid.

          (c)   To the Knowledge of the Company, no deficiencies for material Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received, to the Knowledge of the Company, any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for material Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any material Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Taxes.

          (d)   Each of the Company and the Company Subsidiaries has duly and timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing, including in respect of Company Share Awards to any employee, independent contractor, creditor, stockholder, or other third party and timely and accurately filed all associated forms and Tax Returns.

          (e)   There are no material Liens or other security interests upon any property or assets of the Company or any Company Subsidiary for material Taxes, except for Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP.

          (f)    To the Knowledge of the Company, the Company was not, for the taxable year ended December 31, 2019, treated as a "passive foreign investment company" within the meaning of Section 1297 of the Code.

          (g)   Neither the Company nor any Company Subsidiary takes the position for Tax purposes that it is a "resident enterprise" of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. Each Company Subsidiary located in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Entities.

          (h)   None of the Company Subsidiaries located in the PRC has received any written notice with respect to suspension, repeal, reduction, revocation, cancellation or any other changes (including retroactive changes) of any material Tax Incentive enjoyed by it. No submissions made by or on behalf of the Company or any Company Subsidiary to any Governmental Entity in connection with obtaining any Tax Incentive contained any material misstatement or omission that would have affected the granting of such Tax Incentive.

        Section 4.16    Insurance.    Except as has not had a Company Material Adverse Effect: (a) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and the Company Subsidiaries are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (b) as of the date of this Agreement, the Company has no reason to believe that it or any Company Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

        Section 4.17    Real Estate.

          (a)   Section 4.17(a) of the Company Disclosure Schedule lists the location of each parcel of real property in which the Company or any of the Company Subsidiaries holds any title ownership or land use rights where title ownership is not available to private parties in the jurisdiction in which such real property is located which is material to business of the Company and Company Subsidiaries taken as a whole ("Owned Real Property"). Except as would not have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds good and valid title to, or valid land use rights with respect to, each parcel of Owned Real Property free and clear of all Liens and encumbrances, except Permitted Encumbrances and (ii) each of the Company and the Company Subsidiaries has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights.

          (b)   Section 4.17(b) of the Company Disclosure Schedule lists the location of each parcel of real property leased by the Company or a Company Subsidiary which is material to business of the Company and Company Subsidiaries taken as a whole ("Leased Real Property") and a true and complete list of all leases for each such Leased Real Property. Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens and encumbrances, except Permitted Encumbrances.

          (c)   Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any and all Liens and encumbrances, except Permitted Encumbrances. Such personal property and Owned Real Property and Leased Real Property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not have a Company Material Adverse Effect.

        Section 4.18    Affiliate Transactions.    No officer or director of the Company or any Company Subsidiary is presently a party to any transaction with the Company or any Company Subsidiary that would be required to be reported under Item 7.B. of Form 20-F under the Exchange Act (other than for services as officers, directors and employees of the Company or any Company Subsidiary), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Options and Company RSUs, in each case, in the ordinary course of business and consistent with past practice.

        Section 4.19    Brokers.    Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor and such engagement letter has not been amended or modified.

        Section 4.20    Anti-Takeover Provisions.    The Company is not a party to a shareholder rights agreement or "poison pill" or similar agreement or plan. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (save for the Cayman Companies Law) or any similar anti-takeover provision in the Company Memorandum and Articles that is applicable to the Company, the Company Shares, the Merger or any other transactions contemplated hereby.

        Section 4.21    PRC Subsidiaries.    Except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect:

          (a)   All filings and registrations with competent PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations, including the registrations with MOFCOM, the State Administration for Market Regulation or its competent local counterparts, SAFE, tax bureau and customs authorities, have been duly completed in accordance with applicable PRC Laws.

          (b)   The Company controls its PRC VIEs through a series of contractual arrangements (the underlying Contracts for such arrangements, collectively, the "VIE Contracts") and each of the VIE Contracts constitutes the valid, binding and enforceable obligations of the relevant parties thereto under the prevailing interpretation of applicable PRC Laws as of the date hereof and enable the Company to consolidate the financial statements of the PRC VIEs in accordance with GAAP, and to the Knowledge of the Company, there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements. Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of the VIE Contracts.

          (c)   The ownership structures of the PRC VIEs and the PRC VIEs' shareholders as described in the Company SEC Filings do not violate any applicable PRC Laws as such applicable PRC Laws are being interpreted and enforced as of the date hereof. The registered capital of each PRC Subsidiary (including each of the VIEs that were incorporated under the PRC Laws (the "PRC VIEs") and each of its Subsidiaries) is fully contributed in accordance with applicable PRC Laws.

          (d)   No approvals, other than those already obtained, are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the VIE Contracts, except (i) if the WFOE (or any other Person designated by the WFOE) decides to exercise the option granted under the applicable VIE Contract to purchase the Equity Interests in a PRC VIE and, as a result of such purchase, relevant PRC VIE will be operating its business in a restricted industry under PRC Laws, such purchase shall be subject to prior approval by MOFCOM and be further subject to registrations with the relevant PRC Government Entities, and (ii) if there is any change to the shareholding percentage or registered capital of any PRC

  VIE, the pledges under the applicable VIE Contract shall be subject to re-registration with the State Administration for Market Regulation or its local counterparts.

          (e)   Other than any violation, conflict or breach fully cured prior to the date hereof, the execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, Order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

          (f)    There have been no disputes or any Legal Proceedings of any nature, raised by any Governmental Entity or any other party in writing, pending or, to the Knowledge of the Company, threatened against any of the Company, any WFOE or any VIE or its respective shareholders that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as a whole, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the Company SEC Filings, (iii) claim any ownership, share, equity or interest in any VIE, or claim any compensation for not being granted any ownership, share, equity or interest in any VIE, in each case in the preceding clauses (i) through (iii), where such dispute, disagreement, claim, legal proceeding or Action has a materially disproportionate adverse effect on the Company, the WFOE, any PRC VIE or its respective shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar "variable interest entity" structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the equity interests of the second entity. Except as reflected or otherwise reserved against on the Financial Statements, neither the Company nor any of its Subsidiaries are subject to any liabilities or obligations in connection with any liquidation, dissolution, deregistration or similar corporate event involving any PRC Subsidiary.

        Section 4.22    No Additional Representations.    Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of Company Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with this Agreement and the transactions contemplated hereby or by the Support Agreement or the Equity Commitment Letter, and each of Parent and Merger Sub acknowledges and agrees with the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of their Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 5.1    Organization and Qualification.    Parent is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and Merger Sub is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association as in effect as of the date hereof of Parent and Merger Sub, respectively.

        Section 5.2    Capitalization.

          (a)   As of the date of this Agreement, the authorized share capital of Parent consists solely of 50,000 ordinary shares, par value $1.00 per share, of which one ordinary share of Parent is issued and outstanding. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other transactions (including any financing transactions in connection herewith) contemplated hereby.

          (b)   As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value $1.00 per share, of which one ordinary share is issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Lien. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other transactions (including any financing transactions in connection herewith) contemplated hereby.

        Section 5.3    Authority.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent's or Merger Sub's shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 5.4    No Conflict; Required Filings and Consents

          (a)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate any provision of the memorandum and articles of association of Parent or Merger Sub,

  (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

          (b)   The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under by the Exchange Act, the Securities Act or any other federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing of the Plan of Merger as required by the Cayman Companies Law, (iii) the PRC Required Approvals or (iv) any actions or filings the absence of which would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        Section 5.5    Litigation.    As of the date hereof, to the Knowledge of Parent, there is no material Action pending or threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

        Section 5.6    Financing.

          (a)   Parent has delivered to the Company a true and complete copy of the equity commitment letter (the "Equity Commitment Letter"), dated as of the date of this Agreement, from Kang Bo Si Nan (Beijing) Technology Co., Ltd. (the "Equity Financing Commitment"), regarding the proposed equity investments set forth therein (the "Equity Financing").

          (b)   The Equity Commitment Letter is in full force and effect as of the date hereof and constitutes the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Assuming (A) the Equity Financing Commitment is funded in accordance with the Equity Commitment Letter, (B) the cancellation of the Rollover Securities and issuance of new shares of Parent as contemplated by the Support Agreement are made in accordance with the terms of the Support Agreement, (C) the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2 or the waiver of such conditions, Parent and Merger Sub will have at and after the

  Closing funds sufficient to pay the aggregate Per Share Merger Consideration, the aggregate Per ADS Merger Consideration and all fees and expenses payable by them in connection with the consummation of the Merger and the other transactions contemplated hereby. The obligations of the financing source to fund the commitment under the Equity Financing Commitment is not subject to any contractual conditions other than as set forth in the Equity Commitment Letter. As of the date of this Agreement, (i) the Equity Financing Commitment has not been amended or modified, and the commitment contained in the Equity Financing Commitment has not been withdrawn or rescinded, (ii) the Equity Commitment Letter is in full force and effect, and (iii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Financing Commitment by Parent. The Equity Commitment Letter provides that the Company is a third party beneficiary thereof. There are no side letters or other oral or written Contracts related to the funding of the full amount of the Equity Financing to which Parent or any of its Subsidiaries is a party.

        Section 5.7    Brokers.    No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

        Section 5.8    Solvency.    Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waive of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the Equity Financing, the payment of the Per ADS Merger Consideration, the payment of the Per Share Merger Consideration, and the aggregate amount of consideration payable in respect of Cashed-Out Company Share Awards in accordance with Section 3.1, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the payment of all related expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time as such term is used under the Laws of the Cayman Islands.

        Section 5.9    Ownership of Shares.    Other than the Rollover Securities, neither Parent nor Merger Sub owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Equity Interests in the Company.

        Section 5.10    Buyer Group Contracts.    As of the date hereof, other than the Support Agreement, the Equity Commitment Letter, and any other agreements or arrangements disclosed in the Schedule 13D initially filed with the SEC by the Rollover Securityholders on July 15, 2019 and subsequently amended through the date hereof, there are (i) no side letters or other Contracts (whether oral or written) relating to the transactions between two or more of the following persons: each of the Rollover Securityholders, Parent, Merger Sub or any of their respective Affiliates, and (ii) no Contracts (whether oral or written) (A) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, on the other hand, that relate in any way to the transactions contemplated by this Agreement, including the Merger, (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per ADS Merger Consideration or the Per Share Merger Consideration, (C) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (D) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Merger.

        Section 5.11    Non-Reliance.    The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto. Each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, in connection with the Merger or the other transactions contemplated hereby or by the Support Agreement or the Equity Commitment, Parent and Merger Sub are not relying on any representation or warranty made by the Company, any Company Subsidiary, any Company Representative or any other Person, except for those expressly set forth in Article IV of this Agreement.

        Section 5.12    No additional Representations.    Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Agreement, the transactions contemplated hereunder or by the Support Agreement or the Equity Commitment Letter, and the Company hereby acknowledges the foregoing.

ARTICLE VI
COVENANTS

        Section 6.1    Conduct of Business by the Company Pending the Closing

          (a)   The Company agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (i) conduct its business in the ordinary course consistent with past practice, and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly permitted by this Agreement, as required by applicable Law, as deemed necessary by the Company in good faith (after prior consultation with Parent) to preserve the viability of the business directly in response to pandemic conditions related to the coronavirus disease (COVID-19) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any

  Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions:

              (i)  amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents of the Company Subsidiaries;

             (ii)  issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its share capital or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its share capital or other Equity Interests (other than pursuant to the exercise or vesting of the Company Share Awards existing on the date hereof on the terms in effect on the date hereof);

            (iii)  declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its share capital (other than dividends paid by a Company Subsidiary to the Company or to any other Company Subsidiary wholly-owned by Company), or enter into any agreement with respect to the voting of its share capital;

            (iv)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its share capital or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its share capital or other Equity Interests, except pursuant to the exercise or settlement of employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

             (v)  acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $15,000,000 (or an equivalent amount in RMB) individually and $15,000,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and the Company Subsidiaries;

            (vi)  redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, except for (A) Indebtedness incurred under the Company's or any Company Subsidiary's existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (B) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $15,000,000 (or an equivalent amount in RMB) for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate and (C) Indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided that any Indebtedness incurred or otherwise acquired, or modified, or assumed under this Section 6.1(a)(vi) shall be subject to prepayment without penalty at any time.

           (vii)  grant any Lien on any of its assets, other than Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi);

          (viii)  sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the

    Company or any Company Subsidiary having a current value in excess of $15,000,000 (or an equivalent amount in RMB) in the aggregate;

            (ix)  sell, transfer, assign, license, grant any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse, permit to be subject to any Lien, or fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), any Company Intellectual Property, or disclose to any Person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality agreements, and non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice);

             (x)  authorize, or make any commitment with respect to, any single capital expenditure in excess of $15,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the Company Subsidiaries in excess of $15,000,000 (or an equivalent amount in RMB) in the aggregate;

            (xi)  enter into any new line of business outside of its existing business segments;

           (xii)  (A) grant or announce any stock option, equity, equity-linked or incentive awards or change the vesting dates of any Company Share Awards from the vesting date for the Company Share Awards set forth in Section 4.2(a) of the Company Disclosure Schedule, (B) subject to Section 6.12(c), grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary having a total annual base salary and incentive compensation opportunity in excess of $15,000,000 (or an equivalent amount in RMB), (C) hire (or enter into any employment agreements with) any employees having a total annual base salary and incentive compensation opportunity in excess of $15,000,000 (or an equivalent amount in RMB), (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, or (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement;

          (xiii)  communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

          (xiv)  except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

           (xv)  change any method of Tax accounting, make or change any material Tax election, adopt or change any accounting method, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund, fail to pay any material Taxes as they become due and payable, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

          (xvi)  settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $15,000,000 (or an equivalent amount in RMB) in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company or any Company Subsidiary in excess of such amount, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

         (xvii)  (A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any Company Material Contract, VIE Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or Company Subsidiary or liability or obligation owing to the Company or Company Subsidiary under any Company Material Contract or VIE Contract;

        (xviii)  fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

          (xix)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

           (xx)  take any action which would result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger prior to the End Date; or

          (xxi)  knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

          (b)   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries' respective operations.

        Section 6.2    Proxy Statement; Schedule 13E-3; Company Shareholders Meeting

          (a)    Proxy Statement.    As promptly as practicable after the date hereof, the Company shall prepare a proxy statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger (such proxy statement, as amended or supplemented, the "Proxy Statement"). The Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable after the date hereof, and in any event no later than thirty (30) days following the date hereof; provided, however, that failure to so file the Proxy Statement in such time period shall not constitute a breach of this Agreement and shall not give Parent and Merger Sub a right to terminate this Agreement or rely upon any closing condition as a reason not close when otherwise required to do so by this Agreement. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with the preparation of the Proxy Statement. Subject to and without limiting the rights of the Special

  Committee and the Company Board pursuant to Section 6.4(d), the Proxy Statement shall include the Company Recommendation.

          (b)    Schedule 13E-3.    Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. The Company and Parent shall cooperate and consult with each other in preparation of the Schedule 13E-3, including furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3.

          (c)    SEC Comments.    The Company, after consultation with Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. The Company shall not (i) file or mail the Proxy Statement, including any amendments or supplements thereto, (ii) file the Schedule 13E-3, including any amendments or supplements thereto, (iii) respond to any comments by the SEC, or (iv) file any other required filings, including any amendments or supplements thereto, unless (x) Parent and its counsel have had a reasonable opportunity to review and propose comments on such document or response and (y) the Company has incorporated those comments reasonably proposed by Parent and its counsel into such document or response. As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3, the Company shall mail the Proxy Statement and all other proxy materials to the holders of Company Shares and, if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

          (d)    Information Supplied.    Each of Parent, Merger Sub and the Company agrees, as to it and its respective Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Company Shares and at the time of the Company Shareholders Meeting or any adjournment thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

          (e)    Shareholders Meeting.

              (i)  As promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (x) take, in accordance with the Cayman Companies Law and the Company Memorandum and Articles, all action reasonably necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the "Company Shareholders Meeting"), which shall not be held later than forty-five (45) days after the date on which the Proxy Statement is mailed to the holders of Company Shares for the purpose of obtaining the Shareholder Approval, and (y) mail or cause to be mailed a letter to the holders of Company Shares, notice of the Company Shareholders Meeting and form of proxy card accompanying the Proxy Statement that will be provided to the holders of Company Shares in connection with the solicitation of proxies for use at the Company Shareholders Meeting.

             (ii)  Notwithstanding any other provision of this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting for up to ten (10) Business Days (but in any event no later than five (5) Business Days prior to the End Date), (w) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) voting in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, to obtain the Shareholder Approval, (x) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of any party hereto, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Shareholders Meeting, in which event the Company shall, in each case, cause the Company Shareholders Meeting to be adjourned or postponed in accordance with Parent's request, (y) to the extent required by Law or any court of competent jurisdiction, or (z) if the Company has provided a written notice to Parent pursuant to Section 6.4(d) that the Company Board intends to make a Company Adverse Recommendation Change or the Company intends to enter into any Alternative Acquisition Agreement relating to an Acquisition Proposal in accordance with Section 6.4(d) and in either case the notice period contemplated by Section 6.4(d) has not yet expired.

            (iii)  Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent, unless permitted by this Agreement or required to do so by applicable Law; provided that, in the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date.

            (iv)  At the Company Shareholders Meeting, the Company shall, through the Company Board (upon recommendation of the Special Committee), make the Company Recommendation and, unless there has been a Company Adverse Recommendation Change, the Company shall (A) take all reasonable lawful action to solicit the Shareholder Approval, and (B) publicly reaffirm the Company Recommendation within two (2) Business Days after any request by Parent. Notwithstanding any Company Adverse Recommendation Change,

    unless this Agreement is validly terminated pursuant to and in accordance with Article VIII, this Agreement shall be submitted to the holders of Company Shares for the purpose of obtaining the Shareholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the Company Shareholders Meeting or any adjournment thereof.

          (f)    Company Obligations.    Subject to the Company's right to terminate this Agreement pursuant to Section 8.1(c)(iii), the Company's obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal. If, pursuant to Section 6.4(d), a Company Adverse Recommendation Change is effected, Parent shall have the option (the "Shareholder Vote Option"), exercisable by providing written notice within twenty (20) Business Days of such Company Adverse Recommendation Change to the Company of Parent's election to exercise such option, to cause the Company to convene the Company Shareholders Meeting and submit this Agreement to its shareholders as contemplated by this Section 6.2 notwithstanding such Company Adverse Recommendation Change.

        Section 6.3    Access to Information; Confidentiality

          (a)    Access to Information.    Subject to Section 6.3(b), from the date of this Agreement to the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall instruct each of the Company Subsidiaries and each of its and their respective Representatives (collectively, the "Company Representatives") to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, the "Parent Representatives") access at reasonable times during normal business hours, upon reasonable prior notice, to the officers, employees, agents, properties, suppliers, customers, offices, other facilities and books and records (including Tax Returns and Tax work papers) of the Company or such Company Subsidiary, and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company's or any Company Subsidiary's operation of its business or (C) provide access to or furnish any information if doing so would violate any applicable Law, or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company's or any Company Subsidiary's privilege with respect thereto.

          (b)    Confidentiality and Restrictions.    With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar confidentiality agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3. Each of the NDA and such confidentiality agreements shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of such agreement according to its terms.

        Section 6.4    No Solicitation of Transactions

          (a)   Except as expressly permitted by this Section 6.4, the Company and its officers and directors shall, and the Company shall instruct and cause the Company Subsidiaries and the Company Representatives to:

              (i)  immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, effective on and from the date hereof; and

             (ii)  from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not:

              (A)  initiate, solicit, propose, knowingly encourage (including by providing non-public information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

              (B)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving such information could use such information for purposes of evaluating or developing an Acquisition Proposal;

              (C)  grant any waiver, amendment or release under any standstill or confidentiality agreement or any anti-takeover Law, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal;

              (D)  approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or that conflicts with or is inconsistent with this Agreement or requires the Company to abandon this Agreement or the Merger; or

              (E)  resolve, propose, agree or publicly announce an intention to do any of the foregoing.

          (b)   Subject to compliance with the other provisions of this Section 6.4, at any time prior to the receipt of the Shareholder Approval, the Special Committee may directly or indirectly through the Company, the Company Subsidiaries and the Company Representatives, following the receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.4:

              (i)  contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

             (ii)  provide information (including any non-public information or data concerning the Company or any of the Company Subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within 48 hours) provided to Parent); provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and the Company Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

            (iii)  engage or participate through the Special Committee in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

  provided that prior to taking any action described in Section 6.4(b)(ii) or Section 6.4(b)(iii) above, the Company Board (upon the recommendation of the Special Committee) shall have determined in good faith, based on the information then available and after consultation by the Special Committee with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

          (c)   Except as expressly provided by Section 6.4(d), neither the Company Board nor any committee thereof shall:

              (i)  (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) authorize, approve or recommend, or propose to authorize, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Company Recommendation, in each case within two (2) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Company Recommendation in the Proxy Statement, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal or (G) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (G), a "Company Adverse Recommendation Change"); or

             (ii)  cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Acquisition Proposal.

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Shareholder Approval, the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, the Company Board (upon recommendation of the Special Committee) may (i) effect a Company Adverse Recommendation Change with respect to such Superior Proposal and/or (ii) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

              (i)  the Company Board (upon recommendation of the Special Committee) determines in good faith, after consultation by the Special Committee with its independent nationally recognized financial advisor and outside legal counsel, that failure to do so would or likely would violate its fiduciary duties under applicable Laws;

             (ii)  the Company shall have complied with its obligations under this Section 6.4; and

            (iii)  prior to effecting a Company Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, each in accordance with this Section 6.4(d), (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the "Notice Period"), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to this Section 6.4(d), which notice shall specify the basis for such Company Adverse Recommendation Change or termination of this Agreement, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal, and (B) the Company shall, and shall have caused its or the Special Committee's financial and legal advisors to, during the Notice Period, (1) provide to Parent and the Parent Representatives any confidential information that has been disclosed to the party making the Superior Proposal and has not been disclosed to Parent or the Parent Representatives, (2) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (3) permit Parent and the Parent Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 6.4 (including Section 6.4(d)) with respect to such new written notice.

          (e)   None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company's ability to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change in light of a Superior Proposal.

          (f)    Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board from complying with its disclosure obligations under U.S. federal Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation within two (2) Business Days following any request by Parent.

          (g)   The Company shall promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (upon the recommendation of the Special Committee) or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (at least every Business Day), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.

          (h)   In the event any Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 6.4, then the Company shall be deemed to be in breach of this Section 6.4.

          (i)    Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of the holders of Company Shares any Acquisition Proposal or propose to do so.

        Section 6.5    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, including Section 6.4, Parent, Merger Sub and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, and the Company shall cause the Company Subsidiaries to use reasonable best efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders, including the PRC Required Approvals, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that all obligations of the Company, Parent and Merger Sub relating to the Equity Financing shall be governed exclusively by Section 6.6, and not this Section 6.5

          (b)   Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (c)   Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including (i) the obtaining of the PRC Required Approvals and (ii) promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings related to the transactions contemplated by this Agreement, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

          (d)   In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a) through Section 6.5(c), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violation of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to vigorously contest, resist and otherwise resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) neither Parent nor any of its Affiliates (including, after the Effective Time, the Surviving Company) shall be required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets and (ii) in no event shall the Company or any of its Affiliates be required to pay any material amount to obtain any consents, approvals, registrations, authorizations, waivers, Permits and Orders (including the payment of filing fees and fees of counsel), unless expressly consented to in writing by Parent.

        Section 6.6    Financing.

          (a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to (i) obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, (ii) maintain in effect the Equity Commitment Letter until the transactions contemplated hereby (including the Merger) are consummated, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Equity Commitment Letter applicable to Parent and/or Merger Sub that are within its control, (iv) consummate the Equity Financing at or prior to the Effective Time and (v) enforce the parties' funding obligations and the rights of Parent and Merger Sub under the Equity Commitment Letter to the extent necessary to fund the consideration for the Merger; provided that Parent and/or Merger Sub may amend or modify the Equity Commitment Letter so long as (A) the aggregate proceeds of the Equity Financing (as amended or modified) will be sufficient for Parent and the Surviving Company to pay (1) the consideration for the Merger and (2) any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including the Merger) upon the terms and conditions contemplated hereby and (B) such amendment or modification would not prevent, materially delay or materially impede or impair (1) the ability of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger) or (2) the rights and benefits of the Company under the Equity Commitment Letter. Parent shall deliver to the Company true and complete copies of such amendment or modification as promptly as practicable after execution thereof. In the event any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the Equity Commitment Letter, Parent shall promptly notify the Company and use its reasonable best efforts to obtain replacement debt or equity financing as promptly as practicable following the occurrence of such event.

          (b)   Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree not to amend, modify or waive any provision of the Equity Commitment Letter, if such amendment, modification or waiver reduces the aggregate amount of the Equity Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Equity Financing in a manner that, in each case, would prevent or materially delay or otherwise materially impede or impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (including the Merger).

        Section 6.7    Financing Assistance.    Parent shall give the Company prompt notice (i) upon becoming aware of any breach of any material provision of the Equity Commitment Letter or termination of the Equity Commitment Letter by any party to the Equity Commitment Letter or (ii) upon the receipt of any written notice from any party to the Equity Commitment Letter with respect to any threatened breach of any material provision of the Equity Commitment Letter or threatened termination of the Equity Commitment Letter by such party. If any portion of the Equity Financing becomes unavailable on terms and conditions contemplated in the Equity Commitment Letter, and Parent arranges (or causes to be arranged) to obtain alternative equity or debt financing commitments from alternative sources, the Company shall, and shall cause each Company Subsidiary to, and shall use its reasonable best efforts to cause the Company Representatives to, provide such cooperation as may be reasonably requested by Parent and Merger Sub in connection with obtaining financing from alternative sources. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company's obligations under this Section 6.7, shall be deemed satisfied unless the Equity Financing (or any alternative financing) has not been obtained primarily as a result of the Company's or its Subsidiaries' breach of such cooperation obligation.

        Section 6.8    Notices of Certain Events.    From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, each of the Company and Parent shall promptly notify the other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied, (b) any Action commenced or, to any Party's Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the "Transaction Litigation"), or (c) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not constitute a failure of a conditions set forth in Article VII, except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

        Section 6.9    Transaction Litigation.    The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary nor any Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have first consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that after receipt of Shareholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent's direction.

        Section 6.10    Publicity.    Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Company Adverse Recommendation Change made or termination of this Agreement in compliance with this Agreement.

        Section 6.11    Resignation of Directors.    At the Closing, except as otherwise may be agreed by Parent, the Company shall cause to be delivered to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

        Section 6.12    Indemnification of Directors and Officers

          (a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in the Company Memorandum and Articles or comparable organizational documents of any of the Company Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the memorandum and articles of association (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Memorandum and Articles and other similar organizational documents of the Company Subsidiaries as in effect on the date hereof, and during such six year period, such provisions shall not be amended, repealed, or otherwise modified in any manner that would affect adversely the rights thereunder of the Indemnified Parties, except as required by applicable Law.

          (b)   From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Laws, the Company Memorandum and Articles and any applicable Contracts, each Indemnified Party against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party's service as a director or officer of the Company or any Company Subsidiary or services performed by such Person at the request of the Company or any Company Subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated hereby, and any actions taken by Parent with respect thereto (including any disposition of assets of the Surviving Company or any Company Subsidiary which is alleged to have rendered the Surviving Company and/or any Company Subsidiary insolvent).

          (c)   Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (the "D&O Insurance") with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company's existing policy with respect to any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Company be required to expend for such policy pursuant to this sentence an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d)   In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.12.

          (e)   The agreements and covenants contained in this Section 6.12 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or their respective officers, directors and employees.

          (f)    The provisions of this Section 6.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

        Section 6.13    Anti-takeover Law.    Parent, the Company and their respective boards of directors (or with respect to the Company, the Special Committee, if appropriate) shall (a) take all reasonable action necessary to ensure that no anti-takeover Law is or becomes applicable to this Agreement or the transactions provided for in this Agreement (including the Merger) and (b) if any anti-takeover Law becomes applicable to this Agreement or the transactions contemplated by this Agreement (including the Merger), take all reasonable action necessary to ensure that the transactions provided for in this Agreement (including the Merger) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Law on this Agreement or the transactions provided for in this Agreement (including the Merger).

        Section 6.14    Stock Exchange De-Listing.    Parent shall cause the ADSs to be de-listed from NASDAQ and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time

        Section 6.15    Management.    In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company's management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

        Section 6.16    Actions Taken At The Direction of Parent.    Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent, including Mr. Guosheng Qi or Mr. Guofa Yu, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

ARTICLE VII
CLOSING CONDITIONS

        Section 7.1    Conditions to Obligations of Each Party Under This Agreement.    The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Special Committee), at or prior to the Closing Date of the following conditions:

          (a)    Shareholder Approval.    The Shareholder Approval shall have been obtained.

          (b)    No Injunctions or Restraints.    (x) No Order (whether temporary, preliminary or permanent in nature) shall have been issued by any court of competent jurisdiction or any Governmental Entity, and (y) no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, is in effect that enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Merger.

          (c)    Additional Approvals.    All PRC Required Approvals in relation to the transaction contemplated by this Agreement shall have been completed or obtained.

        Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.8(ii) and Section 4.19, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.5(b) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), (iii) the representations and warranties set forth in Section 4.3, and Section 4.8(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), and (iv) the representations and warranties set forth in Section 4.2(a), Section 4.2(b) and Section 4.19 shall be true and correct in all respects (except for de minimus inaccuracies) as of the date hereof and as of the Closing as if made at such time.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    Officer's Certificate.    Parent shall have received a certificate from the Company, dated the Closing Date, signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(d).

          (d)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

        Section 7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one of which may be waived in writing by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate from Parent, dated the Closing Date, signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

        Section 7.4    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party's failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by (i) in the case of the Company, the Company Board (acting only upon the recommendation of the Special Committee and (ii) in the case of Parent, its board of directors or sole director (as applicable), whether before or after receipt of the Shareholder Approval (except as set forth in Section 8.1(c)(iii)):

          (a)   by mutual written consent of Parent and the Company; or

          (b)   by either Parent or the Company (provided, in the case of the Company, it has not breached Section 6.4):

              (i)  if the Merger has not been consummated by 11:59 p.m., Hong Kong time, on March 31, 2021 (such date as may be extended in accordance with this Section 8.1(b)(i), the "End Date"); provided that if the conditions set forth in Section 7.1(c) shall not have been satisfied or waived by the End Date, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the Company or Parent may extend the End Date to (x) June 30, 2021 by giving written notice of such extension to the other parties hereto for the purpose of satisfying any such condition, or (y) such other date mutually agreed by the Company and Parent if further extension beyond June 30, 2021 is required;

             (ii)  if (x) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable or (y) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that prior to termination pursuant to this Section 8.1(b)(ii), each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or Law and shall have complied in all material respects with its obligations under Section 6.5; or

            (iii)  if the Shareholder Approval is not obtained at the Company Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon;

  provided, however, that in each of clauses (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable conditions(s) being satisfied; or

          (c)   by the Company:

              (i)  if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by Parent of Merger Sub within thirty (30) calendar days after Parent or Merger Sub receives written notice of such breach from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied;

             (ii)  if (x) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied, (y) the Company has delivered to Parent an irrevocable confirmation in writing that all of the conditions set forth Section 7.3 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.3) and that the Company is ready, willing and able to consummate the Closing and (z) Parent and Merger Sub fail to complete the Closing within fourteen (14) days following the date on which the Closing should have occurred pursuant to Section 2.2;

            (iii)  prior to obtaining the Shareholder Approval, in order to enter into any Alternative Acquisition Agreement in accordance with Section 6.4(d), provided, that the Company shall have paid any amounts due pursuant to Section 8.2(b) in accordance with the terms, and at the times, specified therein; or

            (iv)  if the Company Board or the Special Committee has effected a Company Adverse Recommendation Change and Parent has not timely exercised the Shareholder Vote Option; or

          (d)   by Parent:

              (i)  if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by the Company: (A) in the case of a breach of Section 6.4, within five (5) calendar days after the Company receives written notice of such breach from Parent, and (B) in the case of any other breach by the Company, within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub, or, in each case if the End Date is less than the foregoing five (5) calendar days or thirty (30) calendar days period (as the case may be) from the date of receipt of relevant notice, by the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

             (ii)  if the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or entered into an Alternative Acquisition Proposal; provided, however, that Parent's right to terminate this Agreement due to such a Company Adverse Recommendation Change shall expire on the earlier of (x) the conclusion of the time period in which Parent may exercise the Shareholder Vote Option or (y) the opening of the polls at the Company Shareholders Meeting.

          (e)    Notice of Termination.    The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

        Section 8.2    Effect of Termination; Termination Fee.

          (a)    Effect of Termination Generally.    Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Affiliates; provided that the provisions in this Section 8.2, Article IX and the NDA shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, in no event shall any Party (or any member of the Parent Group or Company Group) be liable for punitive damages.

          (b)    Company Termination Fee.    In the event this Agreement is terminated

              (i)  by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);

             (ii)  by the Company pursuant to Section 8.1(c)(iii); or

            (iii)  by either Parent or the Company pursuant to Section 8.1(b), and (A) at or prior to the termination of this Agreement, a Third Party shall have delivered to the Company Board a bona fide Acquisition Proposal (provided that for purposes of this Section 8.2(b)(iii) , all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to references to "50%" and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement), and (B) within twelve (12) months after the termination of this Agreement, the Company enters into a definitive agreement with respect to such Acquisition Proposal, the Company shall pay the Company Termination Fee to Parent (or its designee) promptly, but in any event (x) within two (2) Business Days after the date of such termination in the case of a termination referred to in clause (i) or (y) substantially concurrently with and as a condition of the execution and delivery of such definitive agreement by the Company in the case of a termination referred to in clause (ii), by wire transfer of same day funds to one or more accounts designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

          (c)    Parent Termination Fee.    In the event that this Agreement is validly terminated (i) (A) by the Company or by Parent in accordance with Section 8.1(b)(i), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder such that the condition to Closing set forth in Section 7.1(c) would not be satisfied, and (C) all conditions to Closing (other than the condition to Closing set forth in Section 7.1(c) and other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived except for the condition set forth in Section 7.1(c), or (ii) in accordance with Section 8.1(c)(ii), then, subject to Section 8.2(e), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company (or its designees) the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). "Parent Termination Fee" means, (x) in the case of Section 8.2(c)(i), an amount equal to $300,000, and (y) in the case of Section 8.2(c)(ii), an amount equal to $600,000. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (d)    Acknowledgement.    Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) and Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and(iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement.

          (e)    Limitations on Liabilities of Parent Group.

              (i)  Notwithstanding anything to the contrary in this Agreement or the Equity Financing Commitment, in the event that Parent or Merger Sub fails to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.6, the Company's right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(c) and the provisions in the Equity Commitment Letter (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent or Merger Sub, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of Parent or Merger Sub, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) through (D), collectively, the "Parent Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Financing Commitment) other than the payment of the Parent Termination Fee pursuant to Section 8.2(c), and in no event shall any of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the "Company Group") seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Financing Commitment), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.2(c). In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to pursue both a grant of specific performance as and only to the extent expressly permitted by Section 9.6 and the payment of the Parent Termination Fee pursuant to Section 8.2(c) or any other monetary damages.

             (ii)  The Company agrees to cause any Action (whether such Action is being prosecuted by the Company or any other member of the Company Group) pending against Parent, Merger Sub or any member of the Parent Group to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby (including the Equity Financing Commitment) if Parent pays the Parent Termination Fee pursuant to Section 8.2(c). Upon payment of the Parent Termination Fee, no Person shall have any rights (whether at law, in equity, in contract, in tort or otherwise) against any member of the Parent Group and no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (including the Equity Financing Commitment). Nothing in this Section 8.2 shall in any way expand or be deemed to expand the circumstances in which Parent, Merger Sub or any other member of the Parent Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Equity Financing Commitment).

            (iii)  Notwithstanding anything to the contrary set forth in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2, payment of the Parent Termination Fee as required hereunder shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Parent or its assets, or against any employees or equityholders of Parent or any other member of the Parent Group, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

            (iv)  The provisions of this Section 8.2(e) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

          (f)    Limitations on Liabilities of Company Group.    Notwithstanding anything to the contrary in this Agreement, if the Company pays the Company Termination Fee pursuant to Section 8.2(b), then the payment of the Company Termination Fee in full by the Company shall be the sole and exclusive remedy of the Parent Group against the Company Group and none of the members of Company Group shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or the failure of the Merger to be consummated. Parent agrees to cause any Action (whether such Action is being prosecuted by Parent or any other member of the Parent Group) pending against the Company or any member of the Company Group to be dismissed with prejudice at such time as, in connection with this Agreement or any of the transactions contemplated hereby, the Company pays the Company Termination Fee pursuant to Section 8.2(b). The provisions of this Section 8.2(f) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.

        Section 8.3    Extension; Waiver.    At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Special Committee, subject to Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breach or inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after the receipt of the Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Per Share Merger Consideration or Per ADS Merger Consideration or which adversely affects the rights of the holders of Company Shares or Company Share Awards hereunder without the approval of such holders of Company Shares or Company Share Awards, as applicable. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 8.4    Amendment.    This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Special Committee; provided, further that after the receipt of the Shareholder Approval, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the holders of Company Shares may be made without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations, Warranties and Covenants.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III, and Section 6.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

        Section 9.2    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follows:

(a) if to Parent or Merger Sub, at:
Attention:	Yang Xu
Address:	c/o 5F, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China
Email:	xuyang@gridsum.com
with a copy (which shall not constitute notice) to:
Attention:	Stephanie Tang, Esq.
Address:	11th Floor, One Pacific Place, 88 Queensway, Hong Kong
Facsimile:	+852 2219 0222
(b) if to the Company, at:
Attention:
Address:
Facsimile:
with a copy (which shall not constitute notice) to:
Attention:
Address:
Facsimile:
(c) if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP 47/F Park Place 1601 Nanjing Road West Shanghai, 200040 People's Republic of China
Attention: Jie (Jeffrey) Sun, Esq.
Facsimile: +86 21 6109 7022
Email: jeffrey.sun@orrick.com

and
Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025 USA
Attention: Richard V. Smith, Esq.
Facsimile: +1-415-773-5759
Email: rsmith@orrick.com

        Section 9.3    Fees and Expenses.    The Surviving Company shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article III. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

        Section 9.4    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

        Section 9.5    Entire Agreement.    This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Equity Financing Commitment, the Support Agreement and any other documents contemplated here by and thereby and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

        Section 9.6    Specific Performance

          (a)   The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Parties in accordance with the terms hereof and that, subject to the limitations set forth in Section 9.6(b), each Party shall be entitled to specific performance of the terms and provisions hereof (including the Parties' obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity. Subject to the limitations set forth in Section 9.6(b), each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court presiding over such Action.

          (b)   Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the right of the Company, or any member of the Company Group, to obtain an injunction, specific performance or other equitable relief to prevent breaches of this Agreement shall be limited to seeking an injunction, specific performance or other equitable remedies to enforce Parent's or Merger Sub's obligation to cause the Equity Financing to be funded at the

  Effective Time, and shall be subject to the satisfaction of each of the following conditions: (A) Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.2, (B) the Company has irrevocably confirmed in writing that if the Equity Financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur, (C) the Equity Financing has not been funded and Parent and Merger Sub have not consummated the Merger, and (D) the Company has sought to terminate the Agreement and collect the Parent Termination Fee pursuant to Section 8.2(c)(ii), but has not received the payment of the Parent Termination Fee in accordance with Section 8.2(c)(ii).

        Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article II and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

          (b)   Article II of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article II of this Agreement, the negotiation, execution or performance of Article II of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

          (c)   Consent to Jurisdiction. Subject to Section 9.6, in the event any dispute arises among the Parties out of or in relation to this Agreement, including any dispute regarding its existence, interpretation, performance, breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any Party has served written notice on the other Parties requesting the commencement of such consultations, then any Party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9.7(c). The arbitration shall be conducted by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the Company and one (1) arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two (2) arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two (2) arbitrators have been selected, the HKIAC, upon the request of any Party, shall appoint a third (3rd) arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the Parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the Parties otherwise agree in writing. The

  Parties agree that all documents and evidence submitted in the arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the Parties otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The Parties agree that any arbitration award rendered in accordance with the provisions of this Section 9.7(c) shall be final and binding upon them, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

          (d)   WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        Section 9.8    No Third-Party Beneficiaries.    Except as expressly provided in Section 6.3(b) (Confidentiality and Restrictions), Section 6.12 (Indemnification of Directors and Officers), Section 8.2(b) (Company Termination Fee), Section 8.2(c) (Parent Termination Fee), Section 8.2(e) (Limitations on Liabilities of Parent Group) and Section 8.2(f) (Limitations of Liabilities of Company Group), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties acknowledge and agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The Parties acknowledge and agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as the Parties and no member of the Parent Group (other than the Equity Financing Commitment) and no member of the Company Group (other than the Company), shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

        Section 9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that Parent and/or Merger Sub may assign this Agreement (in whole but not in part) to any Affiliate of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 9.10    Obligations of Parent and of the Company.    Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

        Section 9.11    Mutual Drafting.    Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

        Section 9.12    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.13    Counterparts.    This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person.

[Signature page follows.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRIDSUM CORPORATION
By:	/s/ GUOSHENG QI
	Name:	Guosheng Qi
	Title:	Director
GRIDSUM GROWTH INC.
By:	/s/ GUOSHENG QI
	Name:	Guosheng Qi
	Title:	Director
GRIDSUM HOLDING INC.
By:	/s/ LEE CHEUK YIN DANNIS
	Name:	Lee Cheuk Yin Dannis
	Title:	Independent Director

Signature Page to Agreement and Plan of Merger

 Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on                        2021.

BETWEEN

(1)
Gridsum Growth Inc., an exempted company incorporated under the laws of the Cayman Islands on July 9, 2020, with its registered office situate at Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands ("Merger Sub"); and

(2)
Gridsum Holding Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands on July 21, 2014, with its registered office situated at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106 (the "Company" or "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of September 30, 2020 made by and among Gridsum Corporation, Merger Sub and Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.
The Constituent Companies to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.
The name of the Surviving Company shall be Gridsum Holding Inc..

REGISTERED OFFICE

3.
The Surviving Company shall have its registered office at the offices of [International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106].

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$[50,000] divided into [50,000] ordinary shares of US$1.00 par value per share, of which one ordinary share have been issued, fully paid and outstanding.

5.
Immediately prior to the Effective Time, the authorized share capital of the Company was US$200,000 divided into (i) 20,000,000 Class A ordinary shares of $0.001 par value per share, of which [    •    ] Class A ordinary shares have been issued, fully paid and outstanding; and

  (ii) 180,000,000 Class B ordinary shares of $0.001 par value per share, of which [    •    ] Class B ordinary shares have been issued, fully paid and outstanding.

6.
The authorized share capital of the Surviving Company shall be $[    •    ] divided into [    •    ] ordinary shares of $[    •    ] par value per share.

7.
At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)
Each Class A ordinary share, par value $0.001 per share, and each Class B ordinary share, par value $0.001 per share, of the Company other than any Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)
Excluded Shares (other than Dissenting Shares) shall be cancelled for no consideration.

(c)
Dissenting Shares shall be cancelled in exchange for the payment of the fair value resulting from the procedure in section 238 of the Companies Law unless any holder of Dissenting Shares withdraws or loses their rights to dissent from the Merger under section 238 of the Companies Law in which event such holder shall receive the Per Share Merger Consideration.

(d)
Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Company.

8.
At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares;

  in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.
The Merger shall take effect at [    •    ] (the "Effective Time").

PROPERTY

10.
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.
The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Guosheng Qi	[•]

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and
	(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of GRIDSUM GROWTH INC.
Guosheng Qi Director
For and on behalf of GRIDSUM HOLDING INC.
Lee Cheuk Yin Dannis Independent Director

 Appendix I

AGREEMENT AND PLAN OF MERGER

 Appendix II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

 ANNEX B: PLAN OF MERGER

THIS PLAN OF MERGER is made on                        2021.

BETWEEN

(1)
Gridsum Growth Inc., an exempted company incorporated under the laws of the Cayman Islands on July 9, 2020, with its registered office situate at Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands ("Merger Sub"); and

(2)
Gridsum Holding Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands on July 21, 2014, with its registered office situated at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106 (the "Company" or "Surviving Company" and together with Merger Sub, the "Constituent Companies").

WHEREAS

(a)
Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of September 30, 2020 made by and among Gridsum Corporation, Merger Sub and Company, a copy of which is attached as Appendix I to this Plan of Merger, and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law").

(b)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)
Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.
The Constituent Companies to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.
The name of the Surviving Company shall be Gridsum Holding Inc..

REGISTERED OFFICE

3.
The Surviving Company shall have its registered office at the offices of International Corporation Services Ltd., Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106.

AUTHORISED AND ISSUED SHARE CAPITAL

4.
Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one ordinary share have been issued, fully paid and outstanding.

5.
Immediately prior to the Effective Time, the authorized share capital of the Company was US$200,000 divided into (i) 20,000,000 Class A ordinary shares of $0.001 par value per share, of which 4,543,461 Class A ordinary shares have been issued, fully paid and outstanding; and (ii) 180,000,000 Class B ordinary shares of $0.001 par value per share, of which 30,793,607 Class B ordinary shares have been issued, fully paid and outstanding.

6.
The authorized share capital of the Surviving Company shall be US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share.

7.
At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)
Each Class A ordinary share, par value $0.001 per share, and each Class B ordinary share, par value $0.001 per share, of the Company other than any Excluded Shares (as defined in the Agreement) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

(b)
Excluded Shares (other than Dissenting Shares) shall be cancelled for no consideration.

(c)
Dissenting Shares shall be cancelled in exchange for the payment of the fair value resulting from the procedure in section 238 of the Companies Law unless any holder of Dissenting Shares withdraws or loses their rights to dissent from the Merger under section 238 of the Companies Law in which event such holder shall receive the Per Share Merger Consideration.

(d)
Each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Company.

8.
At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)
in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)
generally be entitled to enjoy all of the rights attaching to ordinary shares;

  in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.
The Merger shall take effect at [    •    ] (the "Effective Time").

PROPERTY

10.
At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.
The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.
There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.
The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Guosheng Qi	[•]

SECURED CREDITORS

14.	(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and
	(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.
This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub pursuant to section 233(3) of the Companies Law.

17.
This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and Merger Sub pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.
This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of GRIDSUM GROWTH INC.
Guosheng Qi Director
For and on behalf of GRIDSUM HOLDING INC.
Lee Check Yin Dannis Independent Director

 Appendix I

AGREEMENT AND PLAN OF MERGER

 Appendix II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

 ANNEX C: OPINION OF HOULIHAN LOKEY (CHINA) LIMITED AS FINANCIAL ADVISOR

September 30, 2020

The Special Committee of the Board of Directors of Gridsum Holding Inc.
South Wing
High Technology Building,
No. 229, North 4th Ring Road
Haidian District
Beijing, China, 100083

Dear Members of the Special Committee:

        We understand that Gridsum Corporation, an exempted company with limited liability incorporated under the Laws of the Cayman Islands ("Parent"), Gridsum Growth Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (the "Merger Sub"), and Gridsum Holding Inc. (the "Company"), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Merger Sub will be merged with and into the Company (the "Merger") and that, in connection with the Merger, (a) each outstanding class A ordinary share of the Company with a par value US$0.001 per share (the "Class A Ordinary Share") and each outstanding class B ordinary share of the Company with a par value US$0.001 per share (the "Class B Ordinary Share", collectively with Class A Ordinary Shares, the "Shares") (other than the Excluded Shares (as defined below) and Class B Ordinary Shares represented by the ADSs (as defined below)), will be cancelled in exchange for the right to receive US$2.00 in cash without interest (the "Per Share Merger Consideration"), (b) each outstanding American depositary share of the Company (the "ADS"), each of which representing one Class B Ordinary Share, together with the underlying Class B Ordinary Shares (other than any Excluded Shares represented by ADSs), may be surrendered to the depositary for the ADSs in exchange for the right to receive US$2.00 in cash without interest (the "Per ADS Merger Consideration", together with Per Share Merger Consideration, the "Consideration"), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (c) the Company will be the surviving corporation and become a direct wholly owned subsidiary of Parent. For the purpose of this opinion letter, "Excluded Shares" means, collectively, (i) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any) and any Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards (as defined in the Agreement) or by any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (as defined in the Agreement), (ii) Dissenting Shares (as defined in the Agreement), if any, and (iii) Rollover Securities (as defined in the Agreement).

        The Special Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey (China) Limited ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee as to whether, as of the date hereof, the Consideration to be received by the holders of the Shares and the ADSs of the Company (other than the holders of Excluded Shares and ADSs representing the Excluded Shares) (collectively, the "Unaffiliated Shareholders") in the Merger pursuant to the Agreement is fair to them from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the draft dated September 29, 2020 of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the "Agreement");

  2.
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2025;

  4.
  spoken with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

  5.
  compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

  6.
  reviewed the current and historical market prices and trading volume for certain of the Company's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

  7.
  reviewed certificates and/or confirmation emails addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. In addition, the management of the Company has advised us, and we have assumed, that all contracts between the Company and third party customers relating to the legal, audit and industrial internet of things segment of the Company have been negotiated and entered into on an arm's length basis, and we express no opinion with respect to such assumptions. Company management has advised us, and we have assumed, that the Company will run out of available cash without prospect for additional debt or equity financing. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. As you are aware, the credit, financial and stock markets have recently been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this

Opinion does not purport to address potential developments in any such markets. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

        This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments

(including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, or Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's, Parent's or any other party's security holders or other constituents vis- à-vis any other class or group of the Company's, Parent's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Shareholders of the Company in the Merger pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,
/s/ HOULIHAN LOKEY (CHINA) LIMITED
Houlihan Lokey (China) Limited

 ANNEX D: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED
AND REVISED)—SECTION 238

Rights of dissenters

        238.    (1)    A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of that person's shares upon dissenting from a merger or consolidation.

        (2)   A member who desires to exercise that person's entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

        (3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person's shares if the merger or consolidation is authorised by the vote.

        (4)   Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

        (5)   A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person's decision to dissent, stating—

  (a)
  his name and address;

  (b)
  the number and classes of shares in respect of which that person dissents; and

  (c)
  a demand for payment of the fair value of that person's shares.

        (6)   A member who dissents shall do so in respect of all shares that person holds in the constituent company.

        (7)   Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person's shares and the rights referred to in subsections (12) and (16).

        (8)   Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person's shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person's shares, the company shall pay to the member the amount in money forthwith.

        (9)   If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires—

  (a)
  the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

  (b)
  the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

        (10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

        (11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

        (12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

        (13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

        (14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

        (15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

        (16) The enforcement by a member of that person's entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

 ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1. Directors and Executive Officers of the Company

        The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China. The Company's telephone number is (86-10) 8261-9988. Set forth below for the name, telephone number, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, the five-year employment history of each such director and executive officer:

Directors and Executive Officers	Telephone	Business Address	Position/Title	Citizenship
Guosheng Qi	*	**	Chairman of the Board, Chief Executive Officer	PRC
Guofa Yu	*	**	Director, Chief Operating Officer	PRC
Herman Fong	*	**	Director, President	PRC
Yanchun Bai	*	**	Director	PRC
Xudong Gao	*	**	Independent Director	PRC
Feng Lu	*	**	Independent Director	PRC
Dannis Cheuk Yin Lee	*	**	Independent Director	PRC
Ravi Sarathy	*	**	Chief Financial Officer	UK
John Jiyang Liu	*	**	Chief Technology Officer	USA
Michael Yang Xu	*	**	Senior Vice President	PRC
Xijian Liu	*	**	Chief Strategy Officer	PRC

*
(86-10) 8261-9988

**
South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China

        Guosheng Qi is one of our co-founders and has served as our chief executive officer and chairman of our Board of Directors since our inception. Mr. Qi founded Beijing Gridsum in 2005 when he was a student at Tsinghua University. Mr. Qi holds a bachelor's degree in computer software from Tsinghua University.

        Guofa Yu is one of our co-founders and has served as our chief operating officer and a member of our Board of Directors since 2005. Mr. Yu served as the operation director of Dyne Junhui, an information technology company, in 2005. Prior to that, Mr. Yu served as a project director of Founder Group, an information technology company, from 2002 to 2005. From 2000 to 2002, Mr. Yu served in technology and management roles in several small technology companies. From 1998 to 2000, Mr. Yu served as a software engineer at Neusoft Group, a software company. Mr. Yu holds a bachelor's degree in management information systems from Central South University.

        Herman Fong has served as our president and a member of our Board of Directors since February 2019. From 2011 to October 2018, he was a partner and Chief Investment Officer of Public Markets Strategy at Pacific Alliance Group, or PAG, an investment management firm in Hong Kong. He was Managing Director and CIO of Asia Pacific liquid trading strategies from 2005 to 2008, and has held a variety of senior roles in trading across Asia, including at ABN AMRO Bank, Credit Agricole Indosuez, Lehman Brothers, and Salomon Brothers. Mr. Fong received a Master of Science in operations research from Stanford University and a Bachelor of Science in mechanical engineering from University of California, Berkeley.

        Yanchun Bai has served as a member of our Board of Directors since 2012. Mr. Bai has been a partner at the Commerce & Finance Law Offices, a law firm, since May 2013. Prior to that, Mr. Bai was a partner at King & Wood Mallesons, a law firm, from 1993 to May 2013. Mr. Bai currently serves as a member of the board of directors of Baoshan Iron & Steel Co. Ltd., a company listed on Shanghai Stock Exchange, NETAC Technology Co., Ltd., a company listed on Shenzhen Stock Exchange, Shijiazhuang Changshan Beiming Technology Co., Ltd., a company listed on Shenzhen Stock Exchange, and certain other private company. Mr. Bai holds a bachelor's degree in law from China University of Political Science and Law and an LLM degree from Stanford Law School.

        Xudong Gao has served as a member of our Board of Directors since 2006. Mr. Gao has served as the vice director of Tsinghua University Research Center for Technological Innovation since 2011. Mr. Gao has been a member of the Ministry of Industry and Information Technology's Expert Committee of Telecom Economy since January 2010. Mr. Gao also served as a director of the Tsinghua MBA program from 2008 to 2011. Mr. Gao is currently a professor at the School of Economics and Management and the Schwarzman College of Tsinghua University. Mr. Gao also serves as a member of the board of directors of Changhong Jiahua Holdings Limited, a company listed on the Hong Kong Stock Exchange. Mr. Gao holds a bachelor's degree in industrial engineering from Harbin Institute of Technology, a master's degree in economics from Renmin University of China and a Ph.D. degree in management from Massachusetts Institute of Technology.

        Feng Lu has served as a member of our Board of Directors since April 2019. Mr. Lu has been a professor of the School of Government at Peking University since 2003. Prior to that, Mr. Lu had been an associate professor of the School of Public Policy and Management at Tsinghua University from 1999 to 2003. Mr. Lu also served as an officer at the Research Center of the Finance and Commerce Office of Beijing Municipal Government from 1984 to 1986, as an officer at the Finance and Commerce Bureau of the PRC State Economic Commission from 1986 to 1988, and as an officer at the Consumer Market Department and Comprehensive Planning Department of the PRC State Planning Commission from 1988 to 1991. From 2008 to 2019, Mr. Lu served on the board of directors of Chery Automobile Co., Ltd., a China-based automobile manufacturer. Mr. Lu holds a bachelor's degree in philosophy from the Central Institute of Nationalities of the PRC, and a Ph.D. degree in political science from Columbia University.

        Dannis Cheuk Yin Lee has served as a member of our Board of Directors since April 2019. Mr. Lee is a managing director of DLK Advisory Limited, a company engaged in company positioning, investor communications and related advisory services, which he joined in 2010. Mr. Lee held various management positions at AMVIG Holdings Limited, a tobacco packaging business, from 2001 to 2010. Previously, Mr. Lee served senior accounting or audit roles at Arthur Andersen LLP and Philip Morris Asia Limited. Mr. Lee is an associate member of the Hong Kong Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. Mr. Lee is an independent director of Geely Automobile Holdings Limited, an automobile manufacturer listed on the Hong Kong Stock Exchange, chairman of its audit committee and member of its remuneration and nomination committees. He is also a member of the boards of directors of several companies listed on the Hong Kong Stock Exchange. Mr. Lee holds a bachelor's degree in business administration from Texas A&M University.

        Ravi Sarathy has served as our chief financial officer since September 2019, our co-chief financial officer from April 2017 to September 2019, and our chief strategy officer from October 2016 to April 2017. Prior to joining us, Mr. Sarathy served as a managing director and the head of APAC Internet and software equity research at Citigroup from 2010. Prior to that, Mr. Sarathy was the co-founder and served as president of iRealityGroup, an Asia-focused investment advisory firm since 2000. Mr. Sarathy also served as the head of global internet research and head of Asia internet, media and telecommunications research at Lehman Brothers from 1996 to 2000. Mr. Sarathy holds a bachelor's degree and a master's degree, both in economics, from Peterhouse, Cambridge University.

        John Jiyang Liu has served as our chief technology officer since December 2014. Prior to joining us, Mr. Liu was an engineer, research manager and R&D director of Microsoft Corporation, a software company, from 1998 to December 2014, and an engineer at Hewlett-Packard Company, a computer company, from 1994 to 1998. Mr. Liu served as a researcher at University of Paderborn from 1989 to 1990. Mr. Liu holds a bachelor's degree in computer science from Tsinghua University and a master's degree in computer science from University of Pittsburgh.

        Michael Yang Xu has joined us since 2008 and currently serves as our senior vice president. Prior to that, Mr. Xu served as the general manager of multiple divisions of Sinochem Tianjin Co Limited, a subsidiary of Sinochem Group, from 2005 to 2007. Mr. Xu also held various investment and management positions at Sinochem Group, a Chinese state-owned chemical enterprise, from 1994 to 1999, including serving as financial controller of Zhonghuan Jinyuan Real Estate Co Limited, a subsidiary of Sinochem Group. Mr. Xu is currently the International Ambassador of Search Engine Marketing Professional Organization, also known as SEMPO, and the chairman of SEMPO's Greater China working group. Mr. Xu holds a bachelor's degree in accounting from Renmin University of China, a master's degree in telecommunication systems from California State University, East Bay, and an MBA degree from California State University, East Bay.

        Xijian Liu has served as our chief strategy officer since August 2017. Prior to joining us, Mr. Liu served as the director of the information management department of China National Petroleum Corporation and the general manager of the information management department of PetroChina Company Limited from September 2005 to July 2017. Mr. Liu was the general manager of the technology and information management department of PetroChina Company Limited from October 1999 to August 2005. Mr. Liu holds a bachelor's degree in engineering from Daqing Petroleum Institute, and a master's degree in business administration from the School of Management of University at Buffalo.

        During the last five years, none of the Company or any of the Company's directors and executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2. Directors and Executive Officers of Beijing SPV

        Kang Bo Si Nan (Beijing) Technology Co., Ltd. is a company with limited liability incorporated under the laws of the People's Republic of China and its registered office is located at Room 206-34, 2nd Floor, Building No.3, No.81 Zi Zhu Yuan Road, Haidian District, Beijing, People's Republic of China. Mr. Guosheng Qi ("Mr. Qi") is the sole executive director of Kang Bo Si Nan (Beijing) Technology Co., Ltd.

        During the last five years, none of Kang Bo Si Nan (Beijing) Technology Co., Ltd., or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3. Directors and Executive Officers of Holdco

        Gridsum Group Limited is a private company with limited liability incorporated under the laws of Hong Kong and its registered office is located at the 9/F MW Tower, No 111 Bonham Strand, Sheung Wan, Hong Kong. Mr. Qi the sole director of Gridsum Group Limited.

        During the last five years, none of Gridsum Group Limited, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4. Directors and Executive Officers of Parent

        Gridsum Corporation is an exempted company incorporated with limited liability incorporated under the laws of the Cayman Islands and its registered office is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Mr. Qi is the sole director of Gridsum Corporation.

        During the last five years, none of Gridsum Corporation, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5. Directors and Executive Officers of Merger Sub

        Gridsum Growth Inc. is an exempted company with limited liability incorporated under the laws of the Cayman Islands and its registered office is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Mr. Qi is the sole director of Gridsum Growth Inc.

        During the last five years, none of Gridsum Growth Inc., or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6. Directors and Executive Officers of Generation Gospel

        Generation Gospel Limited is a business company with limited liability incorporated under the laws of the British Virgin Islands and its registered address is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands. Mr. Qi is the sole director of Generation Gospel Limited.

        During the last five years, none of Generation Gospel Limited, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7. Directors and Executive Officers of Fairy Spirit

        Fairy Spirit Limited is a company with limited liability incorporated under the laws of British Virgin Islands and its registered address is Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands. Mr. Qi is the sole director of Fairy Spirit Limited.

        During the last five years, none of Fairy Spirit Limited, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8. Directors and Executive Officers of Garden Enterprises

        Garden Enterprises Ltd. is a business company with limited liability incorporated under the laws of the British Virgin Islands and its registered address is Geneva Place, Waterfront Drive, PO Box 3469, Road Town, Tortola, British Virgin Islands. Mr. Guofa Yu is the sole director of Garden Enterprises Ltd.

        During the last five years, none of Garden Enterprises Ltd., or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9. Directors and Executive Officers of Zhixinggewu

        Zhangjiagang Zhixinggewu Enterprise Management Center (Limited Partnership) ("Zhixinggewu") is a limited liability partnership organized under the laws of the People's Republic of China. Its principal business address is Room 101, No. 259 Nanjing West Road, Tangqiao Town, Zhangjiagang City, Jiangsu Province, People's Republic of China. Mr. Qi is the general partner of Zhixinggewu.

        During the last five years, none of Zhixinggewu, or any of its directors and executive officers, where applicable, or Mr. Qi, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. Directors and Executive Officers of Wuxi Zhihe

        Wuxi Zhihe Enterprise Consulting Partnership (Limited Partnership) ("Wuxi Zhihe") is a limited liability partnership organized under the laws of the People's Republic of China. Its principal business address is Room 1601-40, No.8 Financial 2nd Street, Binhu District, Wuxi, Jiangsu Province, People's Republic of China. Mr. Qi is the general partner of Wuxi Zhihe.

        During the last five years, none of Wuxi Zhihe, or any of its directors and executive officers, where applicable, or Mr. Qi, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F: FORM OF PROXY CARD – SHAREHOLDERS ONLY

Extraordinary General Meeting

The proxy card must be signed, completed and received at the Company's offices (to the attention of: Ravi Sarathy at Gridsun, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China no later than 10:00 a.m. (Beijing Time), on February 20, 2021 for action to be taken.

2021 PROXY CARD | **CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES**

Gridsum Holding Inc. (the "Company")

Share Record Date:	February 8, 2021.
Meeting Specifics:	Extraordinary General Meeting to be held on February 22, 2021 at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, the People's Republic of China (the "Meeting").
Meeting Agenda:	Please refer to the Company's Notice of Meeting and other relevant documents on the Company's website: http://ir.gridsum.com/investor-overview.

The undersigned shareholder, as of the Share Record Date, of the Shares issued by the Company, hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Shares represented by the ADSs in the manner indicated on the reverse side hereof.

The information with respect to the Meeting and the proxy card contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website http://ir.gridsum.com/investor-overview. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the proxy card as it is not expected that any additional information will be distributed to you via mail or email.

Please indicate on the reverse side hereof how your Shares are to be voted.

The proxy card must be marked, signed and returned on time in order to be counted.

By signing on the proxy card, the undersigned represents to the Company that the undersigned is duly authorized to give the voting instructions contained therein.

I/We (*note (1)*) ______________________________

of ______________________________

being the registered holder(s) of (*note (2)*) ______________________________

shares of US$0.0001 each in the capital

of the Company ("Share(s)"), hereby appoint (*note (3)*) the chairman of the Meeting or of ______________________________

to act as my/our proxy for the Meeting to be held on February 22, 2021 at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, the People's Republic of China and at any adjournment thereof and to vote on my/our behalf as directed below.

Please indicate with a "X" in the spaces provided how you wish the proxy to vote on your behalf.

Resolutions

Please sign your name to the Proxy Card exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Proxy Cards executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)
______________________	______________________	______/______/______
Name:	Name:	
For and on behalf of:	For and on behalf of:	

Notes:

(1) ***Full name(s) and address(es) to be inserted in BLOCK CAPITAL LETTERS.***

(2) ***Please insert the number of shares registered in your name(s) in each class; if no number is inserted, this form of proxy will be deemed to relate to all the Shares registered in your name(s).***

(3) ***A proxy need not be a member of the Company. If a proxy other than the chairman of the Meeting is appointed, the appointor must delete the words "the chairman of the Meeting or" and insert the name and address of the proxy desired in the space provided.***

(4) In the case of joint registered holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder(s). For this purpose, seniority shall be determined by the order in which the names stated in the Register of Members of the Company in respect of such joint holding.

(5) This form of proxy must be signed by the appointor, or his attorney duly authorised, in writing, or if such appointor is a corporation, either under its common seal, or under the hand of an officer or attorney so authorised.

(6) If this form is returned duly signed but without a specific direction, the proxy will vote or abstain at his discretion. The proxy will also be entitled to vote at his discretion on any resolution properly put to the Meeting other than those referred to in the notice convening the Meeting.

(7) In order to be valid, this form of proxy together with a power of attorney or other authority, if any, under which it is signed, or a certified copy of such power or authority must be delivered to the Company's offices (to the attention of: Ravi Sarathy at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, People's Republic of China no later than February 20, 2021 at 10:00a.m. (Beijing Time).

ANNEX G: FORM OF DEPOSITARY'S NOTICE

Depositary's Notice of Extraordinary General Meeting of Gridsum Holding Inc.

ADSs:	American Depositary Shares ("ADSs").
ADS CUSIP No.:	398132100.
ADS Record Date:	January 27, 2021.
Meeting Specifics:	Extraordinary General Meeting to be held on February 22, 2021 at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, the People's Republic of China (the "Meeting").
Meeting Agenda:	Please refer to the Company's Notice of Meeting and other relevant documents on the Company's website: http://ir.gridsum.com/investor-overview.
ADS Voting Instructions Deadline:	On or before 10:00A.M. (New York City time) on February 16, 2021.
Deposited Securities:	Class B ordinary shares, par value US$0.001 per share (the "Shares") of Gridsum Holding Inc., a company organized and existing under the laws of the Cayman Islands (the "Company").
Share-to-ADS Ratio:	1 Share to 1 ADS.
Depositary:	Citibank, N.A.
Custodian of Deposited Securities:	Citibank, N.A. - Hong Kong Branch.
Deposit Agreement:	Deposit Agreement, dated as of September 28, 2016, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder.

To be counted, your Voting Instructions need to be received by the Depositary prior to **10:00 A.M.** (New York City time) on **February 16, 2021.**

Note that if you do not timely return the Voting Instructions to the Depositary, the Deposited Securities represented by your ADSs may nevertheless be voted upon the terms set forth in the Deposit Agreement.

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The Company has announced that the Meeting will be held at the date, time and location identified above. **A copy of the Notice of Meeting and other relevant can be retrieved from the Company's website: http://ir.gridsum.com/investor-overview. The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website http://ir.gridsum.com/investor-overview. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.**

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated in the Deposit Agreement. Notwithstanding anything else contained in the Deposit Agreement, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligation of Holders and Beneficial Owners of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. - ADR Shareholder Services at +1-877-248-4237.

Citibank, N.A., as Depositary

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ANNEX H: FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting

The Voting Instructions must be signed, completed and received at the indicated address prior to 10:00 A.M. (New York City time) on February 16, 2021 for action to be taken.

2021 VOTING INSTRUCTIONS **AMERICAN DEPOSITARY SHARES**

Gridsum Holding Inc. (the "Company")

ADS CUSIP No.:	398132100.
ADS Record Date:	January 27, 2021.
Meeting Specifics:	Extraordinary General Meeting to be held on February 22, 2021 at 10:00 a.m. (Beijing Time) at Gridsum, South Wing, High Technology Building, No. 229 North 4th Ring Road, Haidian District, Beijing 100083, the People's Republic of China (the "Meeting").
Meeting Agenda:	Please refer to the Company's Notice of Meeting and other relevant documents on the Company's website: http://ir.gridsum.com/investor-overview.
Depositary:	Citibank, N.A.
Deposit Agreement:	Deposit Agreement, dated as of September 28, 2016, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder.
Deposited Securities:	Class B ordinary shares, par value US$0.001 per share, of the Company ("Shares").
Custodian:	Citibank, N.A. - Hong Kong Branch.
Share-to-ADS Ratio:	1 Share to 1 ADS.

The undersigned holder, as of the ADS Record Date, of the American Depositary Shares issued under the Deposit Agreement and identified above (such American Depositary Shares, the "ADSs"), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Shares represented by the ADSs in the manner indicated on the reverse side hereof. **The information with respect to the Meeting and the ADS Voting Instructions contained herein and in any related materials may change after the date hereof as a result of a change in circumstances (e.g. an adjournment or cancellation of the Meeting, a change in location and/or manner of holding the Meeting). The Company intends to announce any changes and updates only on its website http://ir.gridsum.com/investor-overview. We encourage you to check the referenced Company website for any updates to the information with respect to the Meeting and the ADS Voting Instructions as it is not expected that any additional information will be distributed to you via mail or email.**

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated in the Deposit Agreement. Notwithstanding anything else contained in the Deposit Agreement, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

By signing on the reverse side hereof, the undersigned represents to the Depositary and the Company that the undersigned is duly authorized to give the voting instructions contained therein.

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Resolutions

as special resolutions:

   if necessary, as an ordinary resolution:

A Issues **Gridsum Holding Inc.**

Special Resolutions

	For	Against	Abstain
Resolution 1.	☐	☐	☐
Resolution 2.	☐	☐	☐

Ordinary Resolution

	For	Against	Abstain
Resolution 3.	☐	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give Voting Instructions "FOR" the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an "ABSTAIN" Voting Instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)
____________________	____________________	____/____/________

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